Exhibit 3

EDENOR S.A.

ANNUAL REPORT, FINANCIAL STATEMENTS,
INFORMATIVE SUMMARY AND INFORMATION REQUIRED BY
SECTION 68 OF THE BUENOS AIRES STOCK EXCHANGE REGULATIONS
AS OF DECEMBER 31, 2011
TOGETHER WITH THE AUDITOR’S REPORT
AND THE REPORT OF THE SUPERVISORY COMMITTEE

Shareholders and public in general who are interested in learning more about the report related to the Financial Statements as of December 31, 2011, to be published in the electronic database of the Securities and Exchange Commission (SEC), please visit Edenor website at www.edenor.com

EMPRESA DISTRIBUIDORA Y COMERCIALIZADORA NORTE S.A. (EDENOR S.A.)

Legal address: 6363 Del Libertador Ave. – City of Buenos Aires

FISCAL YEAR No. 20 BEGINNING ON JANUARY 1, 2011

FINANCIAL STATEMENTS AS OF DECEMBER 31, 2011

Main business: Distribution and sale of electricity in the area and under the terms of the concession agreement by which this public service is regulated (Note 1 to the basic financial statements).

Date of registration with the Public Registry of Commerce:

of the Articles of Incorporation: August 3, 1992

of the last amendment to the By-laws: May 28, 2007

Term of the Corporation: Through August 3, 2087

Registration number with the “Inspección General de Justicia” (the Argentine governmental regulatory agency of corporations): 1,559,940

CAPITAL STRUCTURE

AS OF DECEMBER 31, 2011
(Note 17.a to the basic financial statements)

(amounts stated in pesos)

Class of shares	Subscribed and paid-in

Common, book-entry shares, face value 1 and 1 vote per share

Class A	462,292,111
Class B (1)	442,210,385
Class C	1,952,604
906,455,100

(1) Includes 9,412,500 treasury shares as of December 31, 2011 and 2010 (Notes 3.s and 17.a to the basic financial statements).

EMPRESA DISTRIBUIDORA Y COMERCIALIZADORA NORTE S.A. (EDENOR S.A.)

CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2011 AND 2010

(stated in thousands of pesos)
	2011	2010		2011	2010
CURRENT ASSETS			CURRENT LIABILITIES
Cash and banks (Note 22)	23,445	8,611	Trade accounts payable (Note 3.c)	658,328	378,505
Investments (Note 22 - Exhibit D)	109,546	668,232	Loans (Note 3.d)	59,025	54,108
Trade receivables (Note 3.a)	534,732	421,193	Salaries and social security taxes (Note 3.e)	287,115	180,432
Other receivables (Note 3.b)	244,903	43,361	Taxes (Note 3.f)	168,993	111,080
Supplies	22,863	12,407	Other liabilities (Note 3.g)	144,777	4,542
Other assets available for sale (Exhibit C)	216,531	0	Accrued litigation (Exhibit E)	10,344	57,832
Total Current Assets	1,152,020	1,153,804	Total Current Liabilities	1,328,582	786,499

			NON-CURRENT LIABILITIES
			Trade accounts payable (Note 3.c)	54,344	50,984
			Loans (Note 3.d)	1,189,882	1,035,113
NON-CURRENT ASSETS			Salaries and social security taxes (Note 3.e)	69,527	50,633
Trade receivables (Note 3.a)	45,725	45,531	Taxes (Note 3.f)	290,879	262,806
Other receivables (Note 3.b)	70,704	14,803	Other liabilities (Note 3.g)	1,373,687	984,518
Investments in other companies (Exhibit C)	419	415	Accrued litigation (Exhibit E)	66,144	6,816
Supplies	26,862	23,249	Total Non-Current Liabilities	3,044,463	2,390,870
Property, plant and equipment (Exhibit A)	4,738,259	3,689,482	Total Liabilities	4,373,045	3,177,369
Goodwill	(289,557)	0
Total Non-Current Assets	4,592,412	3,773,480	MINORITY INTEREST	56,869	0

			SHAREHOLDERS’ EQUITY (as per related statements)	1,314,518	1,749,915

Total Assets	5,744,432	4,927,284	Total Liabilities, Minority Interest and Shareholders’ Equity	5,744,432	4,927,284

The accompanying notes and supplemental exhibits are an integral part of these consolidated financial statements

EMPRESA DISTRIBUIDORA Y COMERCIALIZADORA NORTE S.A. (EDENOR S.A.)

CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

(stated in thousands of pesos)
	2011	2010
Net sales (Note 3.h)	3,565,048	2,173,644
Electric power purchases	(1,593,937)	(1,069,747)
Gross margin	1,971,111	1,103,897

Transmission and distribution expenses (Exhibit H)	(1,188,725)	(636,289)
Selling expenses (Exhibit H)	(429,930)	(194,236)
Administrative expenses (Exhibit H)	(323,438)	(178,897)
Subtotal	29,018	94,475

Gain from permanent investments	4	7
Amortization of goodwill	12,340	0
Loss from valuation of other assets available for sale at net realizable value (Note 25.b to the basic financial statements)	(75,029)	0
Subtotal	(33,667)	94,482

Other (Expense) Income, net (Note 3.i)	(25,256)	(9,810)

Financial income (expense) and holding gains (losses)
Generated by assets
Interest	24,417	28,372
Taxes and sundry expenses	(30,067)	(16,048)
Exchange differences	17,957	7,412
Holding loss	(1,169)	(14,687)
Other	(2,421)	0
Generated by liabilities
Interest	(189,728)	(91,335)
Financial expenses	(25,677)	(12,484)
Taxes and sundry expenses	(24,724)	(21,120)
Exchange differences	(108,101)	(40,278)
Loss from debt restructuring	(2,722)	0
Other	(2,218)	0

Adjustment to present value of the retroactive tariff increase arising from the application of the new electricity rate schedule and other trade receivables	1,170	11,581
Adjustment to present value of notes	0	(4,198)
Gain (Loss) from the purchase of notes	6,546	(7,054)

Gain from investments in related companies	924	0

Loss before taxes	(394,709)	(75,167)

Income tax (Note 4)	(22,448)	26,114
Minority interest	(18,240)	0

Net loss for the year	(435,397)	(49,053)

Losses per common share	(0.485)	(0.055)

The accompanying notes and supplemental exhibits are an integral part of these consolidated financial statements

EMPRESA DISTRIBUIDORA Y COMERCIALIZADORA NORTE S.A. (EDENOR S.A.)

 CONSOLIDATED STATEMENTS OF CASH FLOWS
 FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

(stated in thousands of pesos)
	2011	2010
Changes in cash and cash equivalents
Cash and cash equivalents at beginning of year (Note 22)	676,843	228,372
Cash and cash equivalents at end of year (Note 22)	132,991	676,843
Net (decrease) increase in cash and cash equivalents	(543,852)	448,471

Cash flows from operating activities
Net loss for the year	(435,397)	(49,053)

Adjustments to reconcile net loss to net cash flows provided by operating activities
Depreciation of property, plant and equipment (Exhibit A)	252,233	178,380
Residual value of retirements of property, plant and equipment (Exhibit A)	22,042	1,125
Gain from the sale of real property (Note 12 to the basic financial statements)	0	(5,266)
Gain from investments in subsidiary and related companies	(928)	(7)
Amortization of goodwill	(12,340)	0
Gain from investments	(44,810)	(55,650)
(Gain) Loss from the purchase of notes	(6,546)	7,054
Loss from financial debt restructuring	2,722	0
Adjustment to present value of notes	0	4,198
Exchange difference and interest on loans	306,801	49,512
Income tax (Note 4)	22,448	(26,114)
Allowance for doubtful accounts (Exhibit E)	37,923	16,313
Loss from valuation of other assets available for sale at net realizable value	75,029	0
Allowance for other doubtful accounts (Exhibit E)	1,495	4,891
Minority interest loss	18,240	0
Adjustment to present value of the retroactive tariff increase arising from the application of the new electricity rate schedule and other trade receivables	(1,170)	(11,581)

Changes in assets and liabilities:
Net (increase) decrease in trade receivables	(157,199)	245
Net increase in other receivables	(258,938)	(275)
Increase in supplies	(15,151)	(2,218)
Increase in other assets available for sale	(291,560)	0
Increase in trade accounts payable	283,183	34,853
Increase in salaries and social security taxes	125,577	69,015
Net increase (decrease) in taxes	63,538	(45,842)
Increase in other liabilities	167,797	74,495
Increase for funds deriving from the Program for the rational use of electric power (PUREE)	399,557	295,778
Net increase (decrease) in accrued litigation	11,840	(8,249)

Financial interest paid (net of interest capitalized)	(106,158)	(64,908)
Financial and commercial interest collected	51,523	60,232

Net cash flows provided by operating activities	511,751	526,928

Cash flows from investing activities
Additions of property, plant and equipment (Exhibit A)	(653,360)	(388,770)
Acquisition of permanent investments	(567,600)	0
Incorporation of cash from acquisition of permanent investments (Note 25 to the basic financial statements)	119,043	0
Collection of other investments sold	126,701	7,435
Net cash flows used in investing activities	(975,216)	(381,335)

Cash flows from financing activities
Net (decrease) increase in loans	(81,066)	302,878
Increase in minority interest	38,629	0
Payment of dividends	(37,950)	0
Net cash flows (used in) provided by financing activities	(80,387)	302,878

Net (decrease) increase in cash and cash equivalents	(543,852)	448,471

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2011 and 2010

(Amounts stated in thousands of Argentine pesos)

1.  FINANCIAL STATEMENTS CONSOLIDATION

In accordance with the provisions of Resolution No. 368/01 of the National Securities Commission (“CNV”), the publication of the consolidated financial statements must precede that of the basic financial statements of the issuer. This resolution implies a change in the presentation order of the consolidated information. However, the information contained in the basic financial statements and in the consolidated financial statements continues to be regarded as the main and complementary information, respectively, as established by the Argentine Business Organizations Law and the generally accepted accounting principles. Therefore, and for a correct interpretation thereof, the consolidated financial statements must be read together with the basic financial statements that follow them.

Consolidation bases

The consolidated financial statements of Empresa Distribuidora y Comercializadora Norte S.A. (hereinafter the “Company”) include the investments (Note 25.a to the basic financial statements) in Empresa Distribuidora Eléctrica Regional S.A. (“EMDERSA”), Aeseba S.A. (“AESEBA”) and Empresa Distribuidora Eléctrica Regional Holding S.A. (“EMDERSA HOLDING”).

The investment in AESEBA has been included in the Company’s consolidated financial statements on a line-by-line basis in accordance with the general consolidation method established by Technical Resolution No. 21 of the Argentine Federation of Professional Councils in Economic Sciences (“FACPCE”).

In the framework of that which has been described in Note 27 to the basic financial statements, the Company’s Management has decided to disinvest from the companies comprising EMDERSA and EMDERSA HOLDING, and has begun to take the necessary steps for the sale thereof.  Therefore, these investments have been classified as other assets available for sale, discontinuing their consolidation as of December 31, 2011.

Accordingly, the investments in EMDERSA and EMDERSA HOLDING have been included in the consolidated balance sheet as Other assets available for sale under Current Assets. The corresponding amounts charged to the results of operations have been included, on a line-by-line basis, in the Company’s Consolidated Statement of Income. The assets, liabilities, results of operations and cash flows relating to these companies have been detailed in Note 21.

The data showing the Company’s consolidated controlling interest as of December 31, 2011 are as follow:

Directly controlled companies	Percentage interest held in capital stock and possible votes	Controlled / Indirectly and jointly controlled companies	Percentage interest held in capital stock and possible votes
	12.31.11		12.31.11
AESEBA	99.99	Empresa Distribuidora de Energía Norte S.A. (EDEN S.A.)	90.00

2. VALUATION CRITERIA

The information about the valuation criteria applied by Edenor has been included in Note 3 to the basic financial statements. The financial statements of the subsidiary companies have been prepared on the basis of criteria similar to those applied by Edenor S.A.

3. BREAKDOWN OF MAIN CONSOLIDATED ACCOUNTS

Consolidated Balance Sheets as of December 31, 2011 and 2010

a)   Trade receivables

The breakdown of trade receivables as of December 31, 2011 and 2010 is as follows:

	2011	2010
Current:
Receivables from sales of electricity:

Sales of electricity - Billed	344,116	216,749
Total billed	344,116	216,749

Sales of electricity - Unbilled	196,598	149,046
Retroactive tariff increase arising from the application of the new electricity rate schedule	0	21,442
Adjustment to present value of the retroactive tariff increase arising from the application of the new electricity rate schedule	0	(1,170)
Framework Agreement	54,272	33,047
National Fund of Electricity	3,353	3,437
Bonds for the cancellation of debts of the Province of Bs. As.	0	8,743
Specific fee payable for the expansion of the network, transportation and others	6,512	4,477
Total unbilled	260,735	219,022

In litigation	16,109	14,681
Less:
Allowance for doubtful accounts (Exhibit E)	(86,228)	(29,259)
Total Current	534,732	421,193

Non-Current:
Receivables from sales of electricity:
Cost Monitoring Mechanism and other receivables	45,725	45,531
Total Non-Current	45,725	45,531

b)   Other receivables

The breakdown of other receivables as of December 31, 2011 and 2010 is as follows:

	2011	2010
Current:
Prepaid expenses	2,986	4,625
Advances to suppliers	39,163	4,014
Advances to personnel	4,627	6,276
Related parties	175,125	4,169
Receivables from activities other than the main activity	20,405	23,321
Allowance for other doubtful accounts (Exhibit E)	(12,253)	(12,799)
Tax on financial transactions	829	3,693
Note receivable from EDESUR S.A.	2,846	0
Derivative financial instruments	1,316	0
Other	9,859	10,062
Total Current	244,903	43,361

Non-Current:
Prepaid expenses	1,140	1,199
Tax on minimum presumed income	52,013	12,283
Tax credits	885	0
Receivables from EDEN S.A. Class “C” shareholders	15,417	0
Other	1,249	1,321
Total Non-Current	70,704	14,803

c)   Trade accounts payable

The breakdown of trade accounts payable as of December 31, 2011 and 2010 is as follows:

	2011	2010
Current:
Payables for purchase of electricity and other purchases	427,723	221,626
Accrual for unbilled electric power purchases	115,125	111,860
Customer contributions	79,292	33,965
Other	36,188	11,054
Total Current	658,328	378,505

Non-Current:
Customer deposits	53,477	49,129
Other	867	1,855
Total Non-Current	54,344	50,984

d)   Loans

The breakdown of loans as of December 31, 2011 and 2010 is as follows:

	2011	2010
Current:
Financial loans	6,785	0
Interest	28,978	0
Corporate Notes	23,262	47,027
Derivative financial instruments	0	7,253
Adjustment to present value of Corporate Notes	0	(172)
Total Current	59,025	54,108

Non-Current:
Financial loans	6,891	0
Corporate Notes	1,182,991	1,052,686
Adjustment to present value of Corporate Notes	0	(17,573)
Total Non-Current	1,189,882	1,035,113

e)   Salaries and social security taxes

The breakdown of salaries and social security taxes as of December 31, 2011 and 2010 is as follows:

	2011	2010
Current:
Salaries payable and accruals	260,007	160,616
Social Security (ANSES)	10,536	13,651
Early retirements payable	5,246	6,165
Pension plans payable	11,326	0
Total Current	287,115	180,432

Non-Current:
Early retirements payable	5,526	6,845
Seniority-based bonus	18,065	12,432
Personnel benefits plans	45,936	31,356
Total Non-Current	69,527	50,633

f)   Taxes

The breakdown of taxes as of December 31, 2011 and 2010 is as follows:

	2011	2010
Current:
Provincial, municipal and federal contributions and taxes, VAT and turnover tax payable	58,326	62,925
Income tax and tax on minimum presumed income (net of advances and payments on account) (Note 4)	40,266	0
Withholdings	20,455	9,798
Municipal taxes	36,855	27,159
Tax regularization plan Law No. 26476	1,466	1,364
Other	11,625	9,834
Total Current	168,993	111,080

Non-Current:
Net deferred tax liabilities (Note 4)	279,767	253,817
Tax regularization plan Law No. 26476	7,161	8,989
Other	3,951	0
Total Non-Current	290,879	262,806

g)   Other liabilities

The breakdown of other liabilities as of December 31, 2011 and 2010 is as follows:

	2011	2010
Current:
Program for the rational use of electric power (PUREE)	61,566	0
Dividends payable	1,211	0
Penalties and discounts	35,636	0
Advance payments received for EDELAR’s sale agreement	6,455	0
Related parties (1)	14,288	0
Advances for works to be performed	17,459	0
Other	8,162	4,542
Total Current	144,777	4,542

Non-Current:
Program for the rational use of electric power (PUREE)	867,089	529,097
Penalties and discounts	506,598	455,421
Total Non-Current	1,373,687	984,518

(1) Related to advance payment received for EGSSA’s sale agreement and dividends payable to Pampa Inversiones S.A.

Consolidated Statements of Income as of December 31, 2011 and 2010

h)   Net sales

The breakdown of net sales for the years ended December 31, 2011 and 2010 is as follows:

	2011	2010

Sales of electricity (1)	3,443,714	2,125,390
Late payment charges	31,269	22,197
Right of use on poles	79,128	18,114
Connection charges	8,581	5,550
Reconnection charges	2,356	2,393
Total	3,565,048	2,173,644

(1) Net of ENRE discounts and penalties for 81,058 and 80,006 for the years ended December 31, 2011 and 2010, respectively (Note 18.a to the basic financial statements).

i)   Other (Expense) Income, net

The breakdown of other (expense) income, net for the years ended December 31, 2011 and 2010 is as follows:

	2011	2010

Non-operating income (expense)	7,789	985
Commissions on municipal taxes collection	5,387	4,905
Net expense from technical services	(5,148)	(4,114)
Voluntary Retirements - Bonuses	(10,897)	(10,103)
Severance paid	(9,152)	(4,658)
Accrued litigation (Exhibit E)	(17,169)	(1,213)
Residual value retirements of property, plant and equipment (Exhibit A)	(4,913)	(1,125)
Income from the sale of real property	0	5,266
Other related party income (expense), net	377	210
Other	8,470	37
Total	(25,256)	(9,810)

4. INCOME TAX AND DEFERRED TAX

Consolidated deferred tax assets and liabilities as of December 31, 2011 and 2010 are as follow:

	2011	2010
Loss for the year before taxes	(394,709)	(75,167)
Applicable tax rate	35%	35%
Loss for the year at the applicable tax rate	(138,148)	(26,308)
Permanent differences at the applicable tax rate:
Amortization of goodwill	4,319	0
Expired tax loss carryforward	(262)	0
Minimum presumed income tax charged to the results of operations	(54)	0
Accruals and other	7,582	194
Total income tax charge for the year before allowance for impairment of net deferred assets	(126,563)	(26,114)
Increase in the allowance for impairment of net deferred assets (Exhibit E)	149,011	0
Total income tax charge for the year	22,448	(26,114)
Variation between deferred assets (liabilities) charged to the results of operations	16,376	42,349
Difference between accrual and tax return	1,442	0
Income tax for the year (Note 3.f)	40,266	16,235

The amounts of deferred tax assets and liabilities considered as of December 31, 2011 and 2010 are as follow:

	2011	2010
Non-current deferred tax assets
Tax loss carryforward	169,477	11,586
Trade receivables and other receivables	32,011	0
Accruals and other debts	166,169	175,143
Intangible assets	40,650	0
Other	6,390	442
Non-current deferred tax assets	414,697	187,171

	2011	2010
Non-current deferred tax liabilities
Property, plant and equipment and other	(518,461)	(440,988)
Non-current deferred tax liabilities	(518,461)	(440,988)

Net deferred tax liabilities before allowance for impairment of net deferred assets	(103,764)	(253,817)

	2011	2010
Allowance for impairment of net deferred assets	(176,003)	0
Net deferred tax liabilities (Note 3.f)	(279,767)	(253,817)

Tax losses carryforward in effect as of December 31, 2011 are as follow:

Tax loss carryforward	Amount	Rate 35%	Year of expiration
Generated in fiscal year 2007	53,324	18,663	2012
Generated in fiscal year 2008	70	24	2013
Generated in fiscal year 2009	46	16	2014
Generated in fiscal year 2010	37,313	13,060	2015
Generated in fiscal year 2011	393,468	137,714	2016
Total tax loss carryforward as of December 31, 2011	484,221	169,477

5. CONSOLIDATED SEGMENT INFORMATION

The Company carries on its business activities in the electricity sector, acting in the distribution and generation of electricity through different legal entities in which it holds an interest. Furthermore, the Company’s Management performs the analysis, follow-up and control of the Company’s business activities based on the following segments:

EMDERSA, comprised of EDESA, EDELAR, EDESAL, EGSSA, EMDERSA and EMDERSA HOLDING.

AESEBA, comprised of AESEBA and EDEN.

EDENOR, comprised of Edenor S.A.

The information on each operating segment identified by the Company for the year ended December 31, 2011 is as follow:

Consolidated results as of December 31, 2011	Emdersa	Aeseba	Edenor	Eliminations	Consolidated
Net sales	764,277	519,905	2,280,866	-	3,565,048
Cost of sales	(264,511)	(198,536)	(1,130,890)	-	(1,593,937)
Gross margin	499,766	321,369	1,149,976	-	1,971,111
Administrative expenses	(99,122)	(29,111)	(195,205)	-	(323,438)
Transmission and distribution expenses	(168,653)	(131,288)	(888,784)		(1,188,725)
Selling expenses	(97,313)	(49,916)	(282,701)	-	(429,930)
Operating income (loss)	134,678	111,054	(216,714)	-	29,018
Gain from permanent investments	-	-	80,805	(80,801)	4
Amortization of goodwill	572	3,281	13,332	(4,845)	12,340
Loss from valuation of assets available for sale at net realizable value	-	-	(75,029)		(75,029)
Subtotal	135,250	114,335	(197,606)	(85,646)	(33,667)
Financial income (expense) and holding gains (losses):
Generated by assets	(12,330)	(495)	53,928	(32,386)	8,717
Generated by liabilities	(61,150)	(21,082)	(303,293)	32,382	(353,143)
Gain from investments in related companies	924	-	-	-	924
Other (expense) income, net	(2,546)	3,084	(25,794)	-	(25,256)
Adjustment to present value of the retroactive tariff increase arising from the application of the new electricity rate schedule and other trade receivables	-	-	1,170	-	1,170
Gain from the purchase of notes	-	-	6,546	-	6,546
Income (Loss) before income tax and minority interest	60,148	95,842	(465,049)	(85,650)	(394,709)
Income tax	(17,455)	(34,645)	29,652	-	(22,448)
Minority interest	(6,851)	(6,269)	-	(5,120)	(18,240)
Income (Loss) for the year	35,842	54,928	(435,397)	(90,770)	(435,397)

Consolidated balance sheet information as of December 31, 2011
Total Assets	1295,993	900,902	5,366,949	(1,819,411)	5,744,432
Total Liabilities	535,825	424,966	4,052,431	(640,177)	4,373,045
Shareholders’ equity and minority interest	760,167	475,936	1,314,518	(1,179,235)	1,371,387

Additional consolidated information as of December 31, 2011
Additions of property, plant and equipment	162,970	59,753	430,637	-	653,360

As of December 31, 2011, the Company decided to discontinue EMDERSA operating segment (Note 21).

6. REGULATORY FRAMEWORK

The information about the regulatory framework applicable to Edenor has been included in Note 18 to the basic financial statements. The relevant information on the regulatory framework applicable to the subsidiary companies is summarized below.

The regulatory framework of the electricity market currently in effect is provided for by Law No. 24065, which created the National Regulatory Authority for the Distribution of Electricity (Ente Nacional Regulador de la Electricidad), hereinafter “ENRE”, as the regulatory and control authority. EMDERSA, through the Operating Companies, is also subject to compliance with the provincial laws and regulations issued by the provincial control authorities.

The corresponding provincial regulatory authorities are: (i) the Provincial Electric Power Regulatory Commission (Comisión Reguladora Provincial de Energía Eléctrica), hereinafter “CRPEE”, in the province of San Luis; (ii) the Privatizations Control Authority (Ente Único de Control de Privatizaciones), hereinafter “EUCOP”, in the province of La Rioja, (iii) the Public Services Regulatory Agency (Ente Regulador de los Servicios Públicos), hereinafter “ENRESP”, in the province of Salta, and (iv) the Electric Power Control Authority (Organismo de Control de la Energía Eléctrica), hereinafter “OCEBA”, in the province of Buenos Aires.

The regulatory authorities are responsible for the approval and control of electricity rates and for verifying that the electric power public service be provided in accordance with the quality levels agreed upon in the corresponding concession agreements.

Concession agreements

In accordance with the concession agreements, the Distribution Companies are required, among other things, (i) to provide the electric power service in conformity with the quality levels established in the concession agreement, and (ii) to make the necessary investments to properly maintain the provision of the service. Failure to comply with these requirements may make the Distribution Companies liable to penalties.

The concession agreements provide for the tariff structure, and include the initial electricity rate schedule as well as the procedure to be followed for the adjustment of the electricity rate schedule effective for a term of five years beginning as from the commencement date of the concession. Under these agreements, the electricity rates would be subject to periodical adjustments in order to reflect the variations recorded in electric power acquisition, transmission and distribution costs.

At the end of the term of the concession, all the assets owned by the Distribution Company, that are directly or indirectly used in the provision of the public service, will be transferred to the Provincial Government. The holders of the majority shareholding in Distribution Companies San Luis and La Rioja will receive, as payment for such transfer, the amount to be obtained from the sale of the totality of the shares to a new company to be organized by the respective Provincial Government, which will become the holder of the concession, after deducting any amounts receivable which the Provincial Government may have with the Distribution Company.

Distribuidora San Luis

The main features of the regulatory framework applicable to Distribuidora San Luis are described below.

The concession agreement for the provision of the public service of electricity distribution to be rendered on an exclusive basis in the Province of San Luis was entered into on March 2, 1993 for a period of 95 years that may be extended for a maximum period of ten years. The term of the concession is divided into nine management periods, a first period of 15 years, and eight subsequent periods of 10 years each. At the end of each management period, the Province of San Luis will organize an international public bid for the sale of the majority shareholding in Distribuidora San Luis, whose conditions will be similar to those pursuant to which EMDERSA acquired its interest. EMDERSA will be entitled to participate in the bid.

The person or group who makes the highest bid will acquire the majority shareholding and pay the bid price to EMDERSA. If EMDERSA were the best bidder or if EMDERSA’s bid were equal to the highest bid, it will continue to hold the majority shareholding in Distribuidora San Luis, in which case no further payments to the Province of San Luis will be necessary nor any other obligations with respect to the bidding will be imposed on EMDERSA. There are no restrictions on the amount of EMDERSA’s bid. If EMDERSA did not make a bid or its bid were lower than the best bid made, the majority shareholding will be transferred to the bidder who made the highest bid and the price paid by the buyer will be delivered to EMDERSA, after deducting any amounts receivable which the Provincial Government may have with Distribuidora San Luis.

At the end of each management period, the Government of the Province of San Luis may revoke the exclusivity clause for the provision of the service or modify the area within which such exclusivity applies.

Distribuidora San Luis has duly submitted a presentation to the regulatory authorities concerning the Company’s economic and financial situation and has requested an emergency tariff adjustment, necessary to alleviate the effects of the aforementioned circumstances. In this framework, on January 4, 2006, the Economy Ministry of the Province issued Resolution No. 03 - MC2006, which established a temporary electricity rate adjustment. Subsequently, by Resolution No. 757 dated June 24, 2008, a new Electricity Rate Schedule, applicable as from June 1, 2008, was established.

The Resolution also establishes that the Company shall submit to the Provincial Electric Power Regulatory Commission (CRPEE) for its analysis, approval and subsequent audit, an Investment Plan in the sub-transmission and distribution network for an amount in excess of 20,000, to be executed within a maximum period of two years. The CRPEE, after having verified the technical specifications of the works plan and total invested amount,  through note No. 1146/2010 dated December 30, 2010, considered that the investment plan submitted by Distribuidora San Luis under file 0000-2008-051032 000 had been complied with.

Subsequently, on June 15, 2011, the Ministry of Public Works and Infrastructure issued Resolution No. 597-MOPeI-2011, whereby it approved an Electricity Rate Schedule, which resulted in an average increase of approximately 9% applicable as from June 1, 2011, and an investment plan to be carried out.

By note No. 8752/11, the Energy Secretariat established that any rate increase from the rate values corresponding to November 2011 applicable to final users of distribution agents and/or suppliers of the public service of electric power distribution, is to be regarded as a component of the wholesale purchase cost of the distribution agent and/or supplier of the public service of electric power distribution.

As of the date of these financial statements, Distribuidora San Luis continues renegotiating certain terms and conditions of the concession agreement with the regulatory authorities. Although it is not possible to anticipate the final wording of said terms and conditions, the Board of Directors of Distribuidora San Luis believes that they will not have a negative impact on the business.

Distribuidora La Rioja

The main features of the regulatory framework applicable to Distribuidora La Rioja are described below.

The concession agreement for the provision of the public service of electricity distribution and sale to be rendered on an exclusive basis in the Province of La Rioja was entered into on June 1, 1995 for a period of 95 years that may be extended for an additional period of ten years. The term of the concession is divided into nine management periods, a first period of 15 years, and eight subsequent periods of 10 years each. At the end of each management period, the Regulatory Authority will call for bids for the sale of the majority shareholding in Distribuidora La Rioja.

EMDERSA will be entitled to present its bid simultaneously with the other bidders and in accordance with the terms and conditions of the bid. If EMDERSA’s bid were higher than or equal to the best economic offer, it will continue to hold the majority shareholding and no further disbursements will be required.

On December 1, 2008, Distribuidora La Rioja and the Commission for the Renegotiation of Contracts, comprised of the Economy Minister, the Infrastructure Minister and the General and Legal Secretary of the Provincial Government, entered into a Memorandum of Understanding, which approved amendments to the Concession Agreement for the Public Service of Electricity Distribution and Sale, in accordance with the guidelines established in the Public Hearing for the Revision of Rates held in October 2008. The Memorandum of Understanding approves a new Electricity Rate Schedule for the Concession Agreement as well as a Customer Application Schedule, effective for consumption recorded as from November 1, 2008, with an authorized 16% average increase.

Furthermore, it was agreed that the debt owed by the Government to the Distribution Company for government grants corresponding to the period 2007/2008 and for other concepts, would be settled with the assignment of electric infrastructure works carried out and to be carried out by the Government. In addition, a cost monitoring mechanism, which will allow Distribuidora La Rioja (should the conditions stipulated in the Memorandum of Understanding concerning increases in costs and expenses be met) to request that the EUCOP begin a procedure for the analysis and review of rates, was also implemented

In the 2010 fiscal year, the increases recorded in the Distribution Company’s costs exceeded the conditions stipulated in the Memorandum of Understanding for the Readjustment of the Agreement for the Provision of the Public Service of Electricity Distribution signed with the Government of the Province of La Rioja and ratified by the Governor through Decree FEP No. 2318/08. Therefore, in February 2011, the Distribution Company submitted Note GPRR No. 0110/11 with the supporting documentation of the greater costs borne by EDELAR S.A.

By Note No. 236 of the EUCOP dated March 28, 2011, the Board of the Control Authority rejected the distribution company’s request. On April 11, 2011, by Note GPRR No. 0258/2011 addressed to the EUCOP, the Distribution Company requested that such decision be reconsidered.

On August 19, 2011, by Resolution No. 1 Record 66, the EUCOP, in accordance with the provisions of section 3, authorized a 4.5% increase to be applied as from the August-September-October 2011 quarter. For this purpose, Distribuidora La Rioja is required to submit, for the EUCOP’s approval, an investment plan for distribution works.

By Resolution No. 1 Record 81 dated October 20, 2011, the EUCOP, in accordance with the provisions of section 3, authorized the application of the rate schedule for the period August, September and October 2011, approving the investment plan duly submitted by the Company.

By note No. 8752/11, the Energy Secretariat established that any rate increase from the rate values corresponding to November 2011 applicable to final users of distribution agents and/or suppliers of the public service of electric power distribution, is to be regarded as a component of the wholesale purchase cost of the distribution agent and/or supplier of the public service of electric power distribution.

Distribuidora Salta and ESED

The main features of the regulatory framework applicable to Distribuidora Salta and ESED are described below.

The concession agreement for the provision of the public service of electricity distribution -which is divided into two different markets: the concentrated (urban) market and the isolated (isolated generation with non-conventional methods) market- to be rendered on an exclusive basis in the Province of Salta was entered into on August 12, 1996 for a period of 50 years that may be extended for a maximum period of ten years.

The term of the concession is divided into three management periods, a first period of 20 years, and two subsequent periods of 15 years each. At the end of each management period, the ENRESP will organize a public bid for the sale of the majority shareholding in Distribuidora Salta. The investment company must present its own bid simultaneously with the other bidders and in accordance with the terms and conditions of the bid. If the investment company’s bid were higher than or equal to the best economic offer, it will continue to hold the majority shareholding and no further disbursements will be required.

Empresa Distribuidora de Energía Norte S.A.

With regard to the adjustment for the increases recorded in costs, the Distribution Company continued to submit the information on the updated values of the Operative Costs Sample as well as on the valuation of the assets available for the rendering of service, as stipulated in caption 4.4 of Section 4 of the Protocol of Understanding. The last presentation was made in June 2010, which has been ratified by the Provincial Energy Administration.

In addition, Ministerial Resolution No. 415/11, published on June 8, 2011, established a 9% average increase in rates. The Electricity Rate Schedules approved by this resolution are applicable as from June 1, 2011 and contemplate for the June-September period, the suspension of the application of the Seasonal Prices set forth by Resolution No. 1169/08 of the Energy Secretariat for residential customers whose consumption exceeds 1,000 kWh bimonthly as defined by Resolution No. 202/11 of that Secretariat.

Furthermore, the Infrastructure Ministry of the Province of Buenos Aires issued Resolution No. 463/11 pursuant to which the System for the Expansion of Networks of the Concession Agreement and the complementary regulations was supplemented and/or modified. With the issuance of such resolution, it is the Government’s intention to implement the Reimbursable Contributions System currently in place at the national level. At present, the necessary activities aimed at regulating such resolution and assessing its impact on EDEN S.A.’ regulatory economy are being carried out.

7. CORPORATE NOTES AND LOANS

The information about Edenor’s financing structure has been included in Note 15 to the basic financial statements. The relevant information on the subsidiary companies’ financing structure is summarized below.

EMDERSA

a)   Loans

In July 2010, Banco Itaú Argentina S.A. and Standard Bank Argentina S.A. granted loans to Distribuidora Salta, Distribuidora San Luis and Distribuidora La Rioja, with the aim of facilitating the implementation of the syndication process of a medium-term credit facility in pesos, whose main purpose were the early repayment of the debt under the corporate notes.

The amount disbursed under these loans totaled 163,850. The aforementioned facility became part of a medium-term syndicated loan that is part of the debt refinancing of Distribuidora Salta, Distribuidora San Luis and Distribuidora La Rioja, and whose main terms and conditions were: final maturity in July 2013 and repayment of principal in quarterly payments as from January 2012, in accordance with the following amortization schedule:

Amortization of principal
Date	%	Date	%

January 2012	11	January 2013	11
April 2012	11	April 2013	15
July 2012	11	July 2013	30
October 2012	11

The medium-term facility, which amounted to 208,500, was finally agreed and fully disbursed on July 15, 2010. The banks comprising the group of lenders were: Standard Bank Argentina S.A., Banco Hipotecario S.A., Banco de Galicia y Buenos Aires S.A., Banco Ciudad de Buenos Aires and Banco Itaú Argentina S.A. The syndicated loans stipulate certain conditions, restrictions and covenants which are to be assumed and complied with by the company.

The funds granted to Distribuidora La Rioja for an amount equivalent to 21,200 have been allocated to three time deposits in charge of the agent of the syndicated loan (Standard Bank Argentina S.A.).

During the term of this financing, EMDERSA as well as Distribuidora Salta, Distribuidora La Rioja and Distribuidora San Luis are required to comply, in each case and among other covenants, with the following ratios in accordance with their respective financial statements:

■   The ratio of Consolidated Financial Debt-to-Consolidated EBIDTA must be lower than or equal to:

-   EMDERSA: 2.25
-   Distribuidora Salta: 3.25
-   Distribuidora La Rioja: 2.40
-   Distribuidora San Luis: 1.50

■   The ratio of Consolidated EBIDTA-to-Consolidated Financial Expense must be higher than or equal to:

-   EMDERSA: 3.00
-   Distribuidora Salta: 1.80
-   Distribuidora La Rioja: 2.00
-   Distribuidora San Luis: 3.00

On March 4, 2011, date on which Empresa Distribuidora y Comercializadora Norte S.A. (EDENOR) acquired the majority shareholding in EMDERSA, EDENOR disbursed a loan for 200,000 falling due on April 30, 2011 and accruing interest at an annual rate of 16%, which was applied, among other things, to the early repayment of 119,888 under the syndicated loan, plus interest accrued and applicable taxes as of that date for 5,913, with the remaining balance being applied to the repayment of a short-term bank debt.

On April 29, 2011, the Company refinanced the loans granted to EMDERSA’s subsidiary distribution companies for 31,178 in the case of Distribuidora La Rioja, 131,319 in the case of Distribuidora Salta and 37,502 in the case of Distribuidora San Luis, at an annual rate of 16% on each of them, with interest falling due semi-annually on October 31, 2011 and April 30, 2012 and principal falling due in its entirety on the latter date.

The financing conditions are in accordance with those usually obtained in the market for this type of transactions.

On October 25, 2011, by virtue of the corporate reorganization, Distribuidora San Luis repaid the debt with the Company for an amount of 37,503, which comprised principal, compensatory interest, commissions, expenses and other concepts applicable thereto (Note 25.a to the basic financial statements).

With regard to the proposal made to the banks concerning the early repayment of the syndicated loan, it was proposed that the allocation of funds as stipulated in the original proposal be modified, and that the early repaid principal amounts be applied to the first principal due dates instead of applying them to the final maturities of the loan. Accordingly, the remaining maturities of this debt are, at present, the following:

Date	Amount

April 15, 2013	26,062
July 15, 2013	62,550

Between October 17 and October 25, 2011, an amount of 4,842 corresponding to the fifth period of interest on the syndicated loan was paid, which makes a total of 26,766 during the current year.

Furthermore, on October 25, 2011 Distribuidora San Luis made an early repayment of the outstanding balance of the syndicated loan received on July 15, 2010, for an amount of 20,400 plus interest accrued and applicable taxes as of that date.

Both early repayments were made with funds disbursed under a new four-year-term syndicated loan for 60,000 granted to Distribuidora San Luis on October 25, 2011. Interest will be paid quarterly and principal will be amortized in semi-annual and consecutive installments of 7,500 each, with the first installment falling due on April 25, 2012 and the last one on October 25, 2015. The banks comprising the group of lenders are Banco Itaú Argentina S.A., Standard Bank Argentina S.A. and Banco Ciudad de Buenos Aires.

During the term of this financing, Distribuidora San Luis is required to comply, among other covenants, with the following ratios in accordance with its financial statements:

■   The financial debt-to-EBITDA ratio must be lower than or equal to 1.50
■   The EBITDA-to-financial expense ratio must be higher than or equal to 3.00

b)   Class IV and Class V Corporate Notes

The Boards of Directors of Distribuidora Salta and Distribuidora La Rioja, at their meetings of September 17, 2010, authorized in each case, the issuance of a new class of Corporate Notes for a principal amount of up to 20,000 (the “Class IV and Class V Corporate Notes”, respectively) for each of them. This placement is subject to compliance with the Public Offering Program for the Issuance of Medium-Term Debt Guaranteed by EMDERSA, authorized by Resolution No. 15,433, issued by the CNV on July 27, 2006.

On October 29, 2010, the CNV authorized both for Distribuidora Salta and Distribuidora La Rioja, the placement of the Class IV Corporate Notes for an amount of 15,000, which could be increased to 20,000.

The term for the placement of those instruments came to an end on November 5, 2010. Due to the result obtained, it was resolved that the issuance of Class IV and Class V Corporate Notes be made for a Nominal Value of 15,200, in each case, and that the issuance and payment date be November 10, 2010. The principal will be amortized quarterly, in four equal and consecutive payments as from August 10, 2011.

In accordance with the terms and conditions of the Class IV and Class V Corporate Notes, those companies paid (i) interest accrued in the period commenced August 10, 2011 and ended November 9, 2011 for an amount of 1,059, at an annual interest rate of 18%, which makes a total of 4,576 during the current fiscal year, and (ii) two principal amortization coupons corresponding to 50% thereof, for an amount of 15,200.

Furthermore, on October 18, 2011 and December 1, 2011, the Shareholders’ Meetings of Distribuidora Salta and Distribuidora La Rioja approved a Global Program for the issuance of Corporate Notes for an amount of up to USD 200,000,000 and 50,000,000, respectively, whose term will be five years to commence as from the date of its approval by the National Securities Commission (CNV).

In the case of Distribuidora Salta, the creation of the program was authorized by Resolution No. 16,702 of the CNV dated December 14, 2011. Distribuidora Salta initiated the placement process of the Class I – Series I Simple Corporate Notes (non convertible into shares) for a nominal value of up to USD 65,000,000.

Due to the unfavorable conditions of the international financial markets, on February 17, 2012,  Distribuidora Salta suspended the subscription period of the aforementioned corporate notes, as well as the placement and issuance thereof.

AESEBA

Loans

On March 4, 2011, EDEN S.A. made an early repayment of the balance outstanding as of that date under the financial loan granted by Standard Bank Argentina S.A. and HSBC Argentina S.A. Such repayment was made with the Distribution Company’s own funds and the proceeds of a loan in local currency for 80,000 granted as of that date to EDEN S.A. by the Company. As stipulated in the loan agreement, the loan accrues compensatory interest at an annual nominal rate of 16% and both principal and interest are to be fully paid at maturity, which took place on April 30, 2011.

On April 29, 2011, EDEN S.A. and the Company agreed to extend the maturity date of the loan to April 30, 2012, having paid at that time interest accrued as of April 30, 2011 for 1,999. Additionally, the new agreement stipulates that interest will be paid semi-annually in arrears, with the first installment falling due on October 31, 2011.

Furthermore, on November 3, 2011, EDEN S.A. entered into an agreement with the Company for the granting of a USD 3,100,000 one-year term loan to be applied to the settlement of the debt with the management operator. As stipulated in the agreement, the loan accrues compensatory interest at an annual nominal rate of 8.5% payable quarterly, with principal falling due at maturity.

8. RESTRICTED ASSETS

a. Assets used in the provision of the public service

In accordance with the concession agreement, neither EMDERSA nor its subsidiaries may pledge the assets used in the provision of the public service or grant any other security interest thereon in favor of third parties, without prejudice to their right to freely dispose of those assets which in the future may become inadequate or unnecessary for such purpose. This prohibition does not apply in the case of security interests granted over an asset at the time of its acquisition and/or construction to secure payment of the purchase price and/or installation.

b. Guarantees - Distribuidora Salta, San Luis, La Rioja, ESED

The holders of ESED’s class “A” shares may only modify their interest or sell their shares with the ENRESP’s authorization. Additionally, and as stipulated in the concession agreement, all the class “A” shares have been pledged in favor of the Province of Salta as security for the performance of the obligations assumed by the Distribution Company. The shares will be pledged during the entire term of the concession, and will continue to be pledged in the successive transfers of the majority shareholding. Should ESED fail to comply with any of the obligations assumed in the concession agreement, the Provincial Government may foreclose the pledge, by selling the shares in a Public Bid.

Furthermore, the Class “A” shares, representing 51% of the capital stock of Distribuidora Salta, Distribuidora San Luis and Distribuidora La Rioja have been pledged in favor of the Grantors of the Concessions as security for the performance of the obligations assumed in the Concession Agreements.

c. Frozen funds - Distribuidora Salta

As of December 31, 2011 and 2010, Distribuidora Salta’s funds that have been frozen as a consequence of attachment orders, amount to 35 and 82, respectively.

9. OBLIGATIONS AND RESTRICTIONS ARISING FROM THE PRIVATIZATION

In accordance with the Bidding terms and conditions, EDEN is required to comply, among others, with the following obligations:

a) Not to transfer the class “A” shares without the prior approval of the Control Authority.

b) To make the necessary investments and carry out the necessary maintenance works in order to guarantee service quality levels.

c) To refrain from granting in favor of third parties any security interest on the assets used in the provision of the public service such as mortgages, pledges or any other lien, without prejudice to EDEN’s right to freely dispose of those assets which in the future may become inadequate or unnecessary for such purpose. This prohibition does not apply in the case of security interests granted by the Holder of the concession over an asset at the time of its acquisition to secure payment of the purchase price.

d) To pay the inspection and control tax to be fixed by the Control Authority.

10. TARIFF STRUCTURE REVIEW

The information about both the Review of Edenor’s Tariff Structure and the Adjustment for increases recorded in Edenor’s costs has been included in Note 18 to the basic financial statements.

By note No. 8752/11, the Energy Secretariat established that any rate increase from the rate values corresponding to November 2011 applicable to final users of distribution agents and/or suppliers of the public service of electric power distribution, is to be regarded as a component of the wholesale purchase cost of the distribution agent and/or supplier of the public service of electric power distribution.

The relevant information on both the Review of the subsidiary companies’ Tariff Structure and the Adjustment for increases recorded in the subsidiaries’ costs is summarized below.

a. Distribuidora Salta - EDESA S.A. - ESED S.A.

EDESA S.A.

By Resolution No. 74/01, the Public Services Regulatory Agency of Salta (ENRESP) established that due to the lack of sufficient elements to approve a new Tariff Structure and Electricity Rate Schedule that could go into effect in the contemplated date, the tariff structure, the electricity rate schedule and the general conditions for the electricity distribution service in Salta, included in the Concession Agreement, would continue to be temporarily in effect.

The review of the tariff structure was affected by the provisions of Law No. 25,561 and Decrees Nos. 214 and 260 of the Federal Government.

Furthermore, the Public Services Regulatory Agency of Salta (ENRESP) issued Resolution No. 160/06, which established the creation of a “reference indicator” that allows the Distribution Company to request the readjustment of rate values if the variation recorded in such indicator exceeds 5%. The transfer to the electricity rate will only take place after the approval of the ENRESP, as long as the Distribution Company has submitted a well-grounded presentation, demonstrating the real increase recorded in its costs as a consequence of inflation. On the contrary, if the indicator shows a negative result of more than 5%, the ENRESP will be entitled to analyze and adjust the rates accordingly.

In April 2011, EDESA S.A. submitted to the ENRESP a new proposal for the adjustment of electricity rates.

On June 16, 2011, by Resolution No. 533/11, issued within the framework of the provisions of Resolution No. 160/06, the ENRESP authorized a 19.7% adjustment in Distribuidora Salta’s average sale rate for all customer categories, applicable as from the June 2011 electricity rate schedule.

Additionally, Distribuidora Salta and the ENRESP are currently conducting the studies necessary for the Five-yearly Review of the Electricity Rate Schedule, which is estimated to be concluded in the first months of 2012 by a public hearing.

By note No. 8752/11, the Energy Secretariat established that any rate increase from the rate values corresponding to November 2011 applicable to final users of distribution agents and/or suppliers of the public service of electric power distribution, is to be regarded as a component of the wholesale purchase cost of the distribution agent and/or supplier of the public service of electric power distribution.

ESED S.A.

During the fiscal year 2005, the ENRESP approved Resolutions Nos. 126/05 and 280/05 which established a new electricity rate schedule, the quality regulations of the technical service and the system of government grants applicable to ESED’s users.

The studies for the five-yearly review of the electricity rate schedule for the year 2010 were submitted to the ENRESP in September 2010. Additional information was subsequently submitted at the ENRESP’s request. As of December 31, 2011, the review process is still in progress. In addition, the possibility of a government grant on the electricity rates as recognition of greater costs is currently being analyzed.

b. Distribuidora La Rioja –EDELAR S.A.

Due to the fact that the increases recorded in the Distribution Company’s costs exceeded the conditions stipulated in the Memorandum of Understanding for the Readjustment of the Agreement for the Provision of the Public Service of Electricity Distribution signed with the Government of the Province of La Rioja and ratified by the Governor through Decree FEP No. 2318/08, in February 2011, the Distribution Company submitted Note GPRR No. 0110/11 with the supporting documentation of the greater costs borne by EDELAR S.A.

By Note No. 236 of the EUCOP dated March 28, 2011, the Board of the Control Authority rejected the distribution company’s request. Therefore, on April 11, 2011 by Note GPRR No. 0258/2011 addressed to the EUCOP, EDELAR S.A. requested that such decision be reconsidered.

c. Distribuidora San Luis –EDESAL S.A.

In 2009 and 2010, the Distribution Company submitted to the Provincial Electric Power Regulatory Commission (CRPEE) of San Luis, technical studies with the updated recalculation of the Distribution Added Value and load curves to support the request of the Overall Electricity Rate Review.

On June 15, 2011, the Ministry of Public Works and Infrastructure issued Resolution No. 597-MOPeI-2011 whereby it approved an Electricity Rate Schedule, which resulted in an average increase of approximately 9% applicable as from June 1, 2011, and an investment plan to be carried out.

d. Distribuidora de Energía Norte -EDEN S.A.

During the year ended December 31, 2010, EDEN continued to submit information on the updated values of the Operative Costs Sample as well as on the valuation of the assets available for the rendering of service, as stipulated in caption 4.4 of Section 4 of the Protocol of Understanding. The last presentation was made in June 2010, which has been ratified by the Provincial Energy Administration.

11. FINES OF THE ELECTRIC POWER CONTROL AUTHORITY OF THE PROVINCE OF BUENOS AIRES (“OCEBA”)

On November 1, 2007, the Ministry of Infrastructure, Housing and Public Services of the  Province of Buenos Aires published Resolution No. 508, whereby electricity distribution companies holding provincial and municipal concessions are authorized to “set aside” from the book account created by section 2 of Decree No. 2088/02, the balances existing therein as of January 15, 2007, which is the date on which Decrees Nos. 3192/06 and 3273/06 (which approves the Addendum duly signed by and between the Ministry of Infrastructure, Housing and Public Services and EDEN S.A.), came into effect. However, certain specific definitions of the Differential Quality System contemplated in the Protocol of Understanding, concerning the way in which such withdrawal will operate, are pending.

On February 5, 2009, the Ministry of Infrastructure, Housing and Public Services of the Province of Buenos Aires published Resolution No. 61, pursuant to which the withdrawal of the balances from the account created by section 2 of Decree No. 2088/02 is extended to any pecuniary penalty imposed by the OCEBA to provincial or municipal electricity distribution companies, whenever the fact or cause that gave rise to the penalty occurred prior to and including March 31, 2007.

Resolution No. 61 also states that the Differential Quality System contemplated in section 5 of the Protocols of Understanding is to be implemented as from March 31, 2007 on a temporary basis, until the overall electricity rate review contemplated in section 6 of Decree No. 1578/08 is approved by the Provincial Government. Additionally, the aforementioned resolution establishes that the Provincial Energy Administration shall inform the OCEBA the technical coefficients necessary for the calculation of net penalty amounts. In this regard, distribution companies shall submit to the OCEBA investment plans aimed at improving the quality of the technical service, for amounts equal to the amounts resulting from the application of such coefficients to the balances accumulated as from March 31, 2007 in the account created by section 2 of Decree 2088/02.

Consequently, EDEN S.A. ser aside the fines accumulated in the account created by section 2 of Decree 2088/02 until March 31, 2007 and began, as from such date, to record an accrual for OCEBA’s penalties, applying the coefficients informed by the Provincial Energy Administration.

The balance of the accrual, which amounts to 10,333 as of December 31, 2011, has been disclosed in the Other liabilities account (Note 3.g).

12. LEGAL ACTIONS

The information about Edenor’s legal actions has been included in Note 21 to the basic financial statements. The relevant information on the subsidiary companies’ legal actions is summarized below.

TAX CONTINGENCY - DISTRIBUIDORA SAN LUIS

By Resolution No. 127 dated November 30, 2000, the Federal Administration of Public Revenues (AFIP) challenged the Value Added Tax (VAT) returns for the January 1994 - October 1999 fiscal periods and determined through a sua sponte assessment the tax for such periods, claiming the payment of the differences which, as of December 31, 2011 and 2010 amounted to approximately 26,271 and 24,733, respectively. Such amounts include interest accrued through the closing date of the financial statements as well as fines.

The origin of the claim is that the AFIP believes that the “Municipal Tax” that Distribuidora San Luis collected from its customers on behalf of the Municipalities is part of the VAT taxable base as it is included in the price of the electric power delivered, whereas in the opinion of Distribuidora San Luis it is exactly the opposite.

On December 27, 2000, Distribuidora San Luis filed an appeal against the sua sponte assessment made by the AFIP with the Federal Tax Court, whose decision, rendered on November 27, 2002, agreed with the AFIP’s criterion.  On February 12, 2003, Distribuidora San Luis appealed the decision before the Federal Court of Appeals, which, on September 19, 2006 pronounced judgment in favor of the Distribution Company, although it imposed court costs on both parties.  Finally, Distribuidora San Luis filed an extraordinary appeal requesting that the court costs be entirely imposed on the AFIP.  The tax authorities, in turn, filed an ordinary and an extraordinary appeal against judgment rendered with the Supreme Court. On December 29, 2011, the Supreme Court rendered judgment supporting the criterion adopted by Distribuidora San Luis, thus resolving that the appeal filed by the tax authorities against the Appellate Court’s decision be dismissed and that the AFIP be held liable for court costs.

Furthermore, the AFIP carried out similar reviews for subsequent periods. In this regard, and with the same arguments, the tax authorities claimed, in a first stage, tax differences for approximately 4,980 for the periods between November 1999 and January 2001, and subsequently 7,457 for the periods between February 2001 and March 2003. Also, in May 2010, it made a new adjustment in the amount of 6,038 for the periods between May 2003 and December 2004. All the reported amounts include interest accrued through the date of these financial statements as well as fines. In each case, the Distribution Company has rejected the assessments made by the AFIP and filed an appeal with the Federal Tax Court, which is awaiting resolution by the administrative authority.

In December 2011, Distribuidora San Luis filed a brief with the Federal Tax Court in connection with those proceedings, informing about the Supreme Court’s decision that supports the criterion adopted by the Distribution Company, as described in the preceding paragraph.

Additionally, on December 23, 2011, Distribuidora San Luis was notified of a sua sponte assessment resolution concerning Income Tax for the 2002 - 2006 fiscal periods, pursuant to which the AFIP claims payment of differences arising from (i) the application of the provisions of section 73 of the Income Tax Law and section 103 of its Regulatory Decree to transactions carried out by Distribuidora San Luis according to which loans were granted to related companies (presumed interest), and (ii) the objection to the expense related to the recording in the accounting of “service quality fines”. The tax differences involved amount to approximately 12,275, including interest and fines accrued through the date of these financial statements. Distribuidora San Luis will file an appeal with the Federal Tax Court against such sua sponte assessment resolution.

In view of the foregoing, the Company believes that the recording of an accrual for this concept is not necessary.

TAX CONTINGENCY - DISTRIBUIDORA SALTA

In April 2001, the Federal Administration of Public Revenues (AFIP) challenged the Income tax returns filed by Distribuidora Salta for fiscal years 1997 and 1998 on the grounds that the works carried out with the funds deriving from the Special Fund for the Electric Power Development of Argentine Provinces (FEDEI) were subject to income tax, thus rejecting the income tax deduction related to allowances for doubtful tax accounts. Furthermore, such adjustments resulted in the objection of the Minimum presumed income tax return for fiscal period 1998.

On April 30, 2001, Distribuidora Salta filed an appeal against the assessments referred to above with the Federal Tax Court, which, as of the date of issuance of these financial statements, has not yet pronounced any judgment.

On November 7, 2005, the Federal Administration of Public Revenues (AFIP) informed Distribuidora Salta that, according to its interpretation, the company reorganization notified by Distribuidora Salta in 2001 (merger of CESA into Distribuidora Salta) did not comply with the requirements set forth by the Income Tax Law and its Regulatory Decree.  Consequently, neither CESA’s accumulated and effective tax losses carryforward nor its tax exemptions pending use could be transferred to Distribuidora Salta, the surviving company.

Distribuidora Salta believes that the aforementioned reorganization meets all the requirements set forth in the current legislation to be considered within the tax-free system and, therefore, it is admissible that CESA’s tax rights and obligations be transferred to and computed in the surviving company.

In November 2005, Distribuidora Salta filed an appeal against the above-mentioned AFIP’s resolution. On November 4, 2008, the AFIP notified its decision to reject the appeal lodged.

On February 10, 2009, Distribuidora Salta filed proceedings against such administrative decision with the Federal Justice on the grounds that it was an administrative act that could only be objected by means of a legal action.

Furthermore, on January 19, 2009, the AFIP notified Distribuidora Salta of the amendment made to the original brief so as to extend it and include the rejection of the reorganization, which EDESA answered on February 11, 2009.  On August 19, 2009, the AFIP, through Resolution No. 151/09, notified the Distribution Company of a sua sponte assessment of the income tax for the referred to 2000 - 2002 fiscal periods.

On September 8, 2009, the Distribution Company filed with the Federal Tax Court an appeal against such resolution, rejecting the totality of the charges questioned, and a motion to dismiss based on the fact that the claims at issue were being litigated in another lawsuit, thus requesting that the Tax Court abstain from issuing an opinion until the Federal Court of Salta rendered judgment. This petition may be either accepted or not by the Tax Court.

Should such situation be confirmed, the final conclusion as to the admissibility and the final amount of the adjustment, if applicable, will be determined by the Federal Justice. Therefore, no accrual has been recorded in this regard, based on the favorable substantial grounds that Distribuidora Salta believes to have.

In view of the foregoing, Distribuidora Salta believes that the recording of an accrual for this concept is not necessary. Consequently, the financial statements must be read in the light of these circumstances.

13. EMPLOYEE STOCK OWNERSHIP PROGRAM

The information about Edenor’s Employee Stock Ownership Program has been included in Note 17 c) to the basic financial statements. The relevant information on the subsidiary companies’ Employee Stock Ownership Program is summarized below.

DISTRIBUIDORA SALTA

The Class “C” shares issued by Distribuidora Salta, representing 10% of its capital stock, will be assigned by the Provincial Government to the employees transferred to this distribution company in accordance with the terms and conditions of an employee stock ownership program (ESOP).  As of the date of these financial statements, the ESOP has been regulated by the Provincial Government as per Decree No. 155/02 and Resolution No. 53/02 of the Economy Ministry and its subsequent Decree No. 239/02.

During fiscal year 2005, the province’s Economy and Public Works Ministry issued Resolutions Nos. 349 D and 406 D dated November 8, 2005 and December 9, 2005, respectively, which provided for the acquisition of the rights and shares of the former Provincial Energy Administration employees. Over 60% of all ESOP beneficiaries accepted the Provincial Government’s offer.

On December 25, 2007, the Provincial Government issued Decree No. 3624/07 which approved the definitive assignment made by the beneficiaries of Distribuidora Salta’s employee stock ownership program, ordered the transfer of the Class “C” shares in favor of the Provincial Government, and requested the recording of such transfer in Distribuidora Salta Shareholder Register.

It was requested that a profit-sharing bond be implemented by Distribuidora Salta in accordance with the provisions of the referred to Decree, decision which Distribuidora Salta appealed on January 3, 2008. By Decree No. 1223/09 dated March 12, 2009, the appeal filed by Distribuidora Salta was rejected. Therefore, the Distribution Company filed a motion for clarification, after which the only possibility available would be to resort to the judicial system, which the Distribution Company did on May 6, 2009 before the Court in Contentious and Administrative Matters of the Province of Salta. Such action is in judicial process.

On December 29, 2011, Distribuidora Salta was notified of Decree No. 754/11, pursuant to which sections 1º, 2º and 3º of Decree No. 3624/07, Resolutions 349 D/05 and 406 D/05 of the former Provincial Economy and Public Works Ministry, and Decree No. 935/03 are declared null and void. Decree No. 754/11 also invites the beneficiaries of Distribuidora Salta’s Employee Stock Ownership Program, who had been declared eligible by Resolution No. 239/02, to enter into the corresponding General Transfer Agreements and Voting Trust Agreements.

Furthermore, in accordance with section 8° of Decree No. 754/11, Distribuidora Salta is required to deposit in favor of the Province the Class C share dividends not distributed since the privatization and 50% of the profit-sharing bonds, in the terms of the referred to decree.

In January 2012, a motion for clarification was filed against section 8° of Decree No. 754/11, whose resolution is pending.

14. LIABILITY FOR WORKS TRANSFERRED

Balances comprise the debt recognized by Distribuidora Salta, Distribuidora San Luis and Distribuidora La Rioja with certain customers for the transfer in their favor of the property title of infrastructure works (electrical installations) directly carried out by those customers or by the Distribution Companies on their behalf.

As of December 31, 2011 and 2010, the balances of the liability for works transferred amount to 26,460 and 19,869, respectively, 20,353 and 13,526 of which have been recorded in current trade accounts payable and 6,108 and 6,344 in non-current trade accounts payable, respectively.

15. RESTRICTIONS ON THE DISTRIBUTION OF PROFITS

As established by the Argentine Business Organizations Law, the By-laws and Resolution No. 195 of the National Securities Commission, 5% of the profits for the year plus (less) prior year adjustments and absorption of accumulated losses, if any, must be allocated to the Legal Reserve, until it equals 20% of the restated capital stock.

Due to the commitments undertaken in relation to the issuance of the corporate notes, neither EMDERSA nor any of its subsidiaries may directly or indirectly distribute or pay dividends unless, after giving pro-forma effect to the transaction, EMDERSA’s consolidated financial debt-to-EBITDA ratio is lower than 2.25 and no event of default has occurred.

16. PIQUIRENDA GENERATION PLANT – EMDERSA Generación

In April 2008, EMDERSA Generación accepted the offer submitted by Industrias Juan F. Secco S.A. for the construction, assembling and start-up of an electricity generation plant under the “turnkey” procurement basis.

The plant consists of a 30 MW thermal generation plant comprised of ten GE Jenbacher JGS 620 natural gas-fired motor-generators. The fuel is obtained through a direct connection to Transportadora de Gas del Norte’s gas pipeline. The electric power generated is injected to the network of Empresa Distribuidora de Electricidad de Salta – EDESA – Sociedad Anónima and sent to the National Interconnected System, through the Tartagal Transformer Station.

The generation plant has been classified by the Energy Secretariat as “Critical Infrastructure Work”. Moreover, the National Regulatory Authority for the Distribution of Electricity granted “Access to the existing capacity in power transport lines”.  The Energy Secretariat has already accepted the application to qualify as Agent of the Wholesale Electricity Market (MEM).

To complete the project, EMDERSA Generación has accepted the following offers:

a).
Offer from Pan American Energy LLC - Argentine Branch to provide natural gas from the “Acambuco” field. This contract was rescinded on April 11, 2011 due to the fact that the variable cost associated to the agreed-upon natural gas price was not approved by the Energy Secretariat.

b).	Offer from Industrias Juan F. Secco S.A. to carry out operation and maintenance activities of the plant for a term of 10 years.

As from the acceptance of the offer for the construction of the plant, Industrias Juan F. Secco S.A. began to work on the detailed engineering in order to commence the construction works on the site.

At the same time, EMDERSA Generación began to work on the cleaning, leveling and compressing of the land and to acquire the electric equipment not included in Industrias Juan F. Secco S.A. offer.

The aforementioned project was financed by an additional capital contribution of EMDERSA, for an amount of 2,988, and financial loans for 28,000 and USD 17,365 thousand.

The construction works ended in March 2010. The plant was conceived to operate within the framework of the “Energy Plus” program, however, due to the development of the regulatory framework, the electricity produced by the generation plant could not be sold in this market segment, for which reason the commercial strategy has been modified, as described further in below.

In December 2010, the commercial activities began with the signing of two agreements with Distribuidora Salta, for the availability of a total of 28 MW of power. These agreements made it possible not only to commence operations but also to meet the variable generation costs and the main fixed expenses through April 30, 2011, date on which they fell due.

The plant’s availability of power allowed Distribuidora Salta to overcome the serious supply problem faced in the northern area of the Province of Salta during the summer season.

On April 1, 2011, within the framework of the “Agreement for the management and operation of projects, increase of thermal generation availability and adequacy of the 2008-2011 generation remuneration”, the authorization of Piquirenda Generation Plant to carry out commercial activities was included as part of the agreement entered into by and between the National Energy Secretariat, party of the first part, and Central Piedra Buena S.A., Central Térmica Loma de la Lata S.A., Central Térmica Güemes S.A.,  Hidroeléctrica Diamante S.A and Hidroeléctrica Los Nihuiles S.A., parties of the second part.

This agreement stipulates that in a first stage the Piquirenda Generation Plant will be authorized to carry out commercial activities while in a second stage the plant’s capacity will be expanded to 15 MW. The remuneration of and compliance with both stages will be regarded separately. In exchange, the Energy Secretariat will instruct CAMMESA to sign a supply agreement with EMDERSA Generación within the framework of Resolution No. 220/2007 of the Energy Secretariat.

Within the framework of this agreement, the Piquirenda Generation Plant was finally authorized to carry out commercial activities on May 3, 2011. On July 15, 2011, EMDERSA Generación entered into a Supply Contract to the MEM within the framework of Resolution No. 220/2007 of the Energy Secretariat. As from such date and through the end of the current year, the electricity produced has been sold in accordance with the provisions of said agreement.

The natural gas used as fuel derives from the assignment of part of an agreement entered into by a third party with Panamerican Energy and from agreements with Pluspetrol.

Additionally, since August 1, 2011 the plant has been using natural gas Plus from its agreement with Petrolera Pampa S.A. approved by the Energy Secretariat.

Furthermore, the option to assign natural gas volumes to CAMMESA within the framework of Notes Nos. 6,866/09 and 7585/10 of the Energy Secretariat has been exercised.

As from the provisional handover of the construction works, Industrias Juan F. Secco S.A. began to carry out operation and maintenance activities in accordance with the aforementioned offer. However, on June 17, 2011, EMDERSA Generación accepted an offer from Industrias Juan F. Secco S.A. which established, among others, the following:

-	The definitive handover (delivery) of the construction works and the definitive amounts of additional expenses and late completion penalties.

-	The rescission, as from June 30, 2011, of the Operation and Maintenance Agreement in place and the conditions for the transfer to the company of personnel, spare-parts, supplies and tools.

-	The conditions pursuant to which Industrias Juan F. Secco S.A. will provide assistance services for a term of six months.

Therefore, as from July 1, 2011, operation and maintenance activities will be entirely carried out by EMDERSA Generación.

17. COMMITMENTS WITH PERSONNEL

a) Collective bargaining agreements

In accordance with the provisions of Section 31, sub-sections h and b of Collective Bargaining Agreement No. 887/2007 entered into by Luz y Fuerza (Electric Light and Power Labor Union) and Distribuidora La Rioja, Section 31 of Collective Bargaining Agreement No. 873/2007 entered into by Luz y Fuerza and Distribuidora Salta, and Section 31 of Collective Bargaining Agreement No. 926/2007 entered into by Luz y Fuerza and Distribuidora San Luis, any employee reaching 20, 25, 30, 35 and 40 or 17, 22, 27, 32 and 37 years of employment, respectively, or choosing to retire, as well as the beneficiary of any employee who died before retirement, will be granted a salary and seniority-based bonus. The retirement benefit is increased by 2% for each year exceeding the first 5 years of employment.

Furthermore, in accordance with the provisions of Sections 34 bis) and 32 of Collective Bargaining Agreements No. 855/2007 entered into by APUAYE (Association of Water and Electric Power Professional Personnel) and Distribuidora La Rioja, No. 848/2007 entered into by APUAYE and Distribuidora Salta, and No. 850/2007 entered into by APUAYE and Distribuidora San Luis, any male/female employee reaching 20, 25, 30, 35 and 40 or 17, 22, 27, 32 and 37 years of employment, respectively, or choosing to retire will be granted a salary and seniority-based bonus, which will be increased by 2% for each year exceeding the first 5 years of employment.

The main actuarial assumptions used contemplate an actual annual discount rate of 6%, an annual nominal discount rate of 27%, an annual inflation rate of 21%, and an annual salary increase rate per seniority of 1%.

Service cost is the present actuarial value estimated from the portion of compensation for the year. Interest cost is the interest on future payment obligations.

As of December 31, 2011, the related accrued liability for personnel benefits has been recorded at the present value of future cash flows and charged throughout the remaining number of years of service of the beneficiaries involved, until all the terms and conditions of each benefits plan are complied with (Note 3.e).

b)  Incentive plans

During March 2010, certain agreements were signed with key personnel of the Group, which establish the granting of restricted stock, performance share awards, as well as the possibility of subscribing non-qualified stock options in a parent company. As of December 31, 2011, these agreements have been rescinded, there being no further commitments taken on by the Group.

c) Bonuses and benefits – EDEN S.A.

They include charges for the following concepts:

1. Bonuses to be granted to employees with certain number of years of employment, as stipulated in collective bargaining agreements in effect. In accordance with the terms of Section 24 of Collective Bargaining Agreements Nos. 1041 and 1042/1994 entered into with Luz y Fuerza, any male/female employee reaching 20, 25, 30, 35 and 40 or 17, 22, 27, 32 and 37 years of employment, respectively, will be granted a salary and seniority-based bonus.

2. Benefits to be granted to employees upon retirement, as stipulated in collective bargaining agreements in effect.

Liabilities related to the above-mentioned accumulated seniority-based bonuses and personnel benefits plans have been determined contemplating all rights accrued by the beneficiaries of the plans through the end of the year ended December 31, 2011.

The main actuarial assumptions used contemplate an annual discount rate of 30%, an interest rate of 10%, an annual inflation rate of 22%, and an annual salary increase rate per seniority of 23%.

As of December 31, 2011, the accrued liability for personnel benefits has been recorded at the present value of future cash flows and charged throughout the remaining number of years of service of the beneficiaries involved, until all the terms and conditions of each benefits plan are complied with (Note 3.e).

18. RESTRICTION ON THE TRANSFER OF THE SUBSIDIARY COMPANY’S SHARES

In accordance with the terms and conditions of the national and international public bid for the sale of classes “A”, “B” and “C” shares of EDEN S.A., the Distribution Company’s class “A” shares may not be sold nor transferred in any other way without the previous authorization of the Provincial Government.

19. ADMINISTRATIVE CLAIM – TAX ON MINIMUM PRESUMED INCOME

AESEBA S.A., through different administrative claims (acción de repetición1) filed with the Public Administration of Public Revenues (AFIP), claimed the excess amounts paid as Minimum Presumed Income Tax for fiscal periods 1998 through 2003.

In fiscal year 2007, the AFIP issued resolutions approving the reimbursement of the amounts claimed for fiscal years 1998 through 2001.

In 2010, the AFIP partially approved the amounts claimed for fiscal years 2002 through 2003, subsequently crediting in the subsidiary company’s account an amount of 1,999 as the amount claimed by the subsidiary company and approved by the AFIP for years 1998 through 2003 and late payment/default interest calculated from the dates of the fund reimbursement requests through the effective payment date.

The subsidiary company lodged two special appeals (recurso de reconsideración2) against the AFIP’s resolutions claming not only the approval of the amounts not approved by the tax authorities but also that interest be calculated as from the filing date of the administrative claim. As of to date, these appeals have not yet been resolved.

In August 2011, the AFIP corrected interest calculation and on August 17, 2011 made payment for the period 1998 through 2001. The appeal concerning fiscal years 2002 and 2003 is still pending resolution.

20. CORPORATE REORGANIZATION

The Extraordinary Shareholders’ Meeting held on December 16, 2011, which was resumed on  January 13, 2012 after a recess, approved the corporate reorganization consisting of the spin-off of EMDERSA’s following assets, together with any other rights, assets, liabilities or contingencies related to such assets,: (a) the ownership of the shares held by EMDERSA in Distribuidora San Luis, together with any other rights and obligations relating to or arising from such shareholding, as well as any right, obligation or contingency related to Distribuidora San Luis’s business activity, for the setting up of a new company; (b) the ownership of the shares held by EMDERSA in Distribuidora Salta, together with any other rights and obligations relating to or arising from such shareholding, as well as any right, obligation or contingency related to Distribuidora Salta’s business activity, for the setting up of a new company; and (c) the ownership of the shares held by EMDERSA in EMDERSA Generación, together with any other rights and obligations relating to or arising from such shareholding, as well as any right, obligation or contingency related to EMDERSA Generación’s business activity, for the setting up of a new company (Note 25 to the basic financial statements).

1 Acción de repetición: administrative claim which a taxpayer may file in order to request the reimbursement of unduly paid amounts, whether voluntarily or at the request of the tax authorities

2 Recurso de reconsideración: appeal filed in order that the same administrative authority or officer who gave a decision shall reconsider and revoke it.

21. DISCONTINUED OPERATIONS

As described in Note 2, the Company’s Management decided to classified as other assets available for sale its shareholding in EMDERSA and EMDERSA Holding (Notes 25 and 27 to the basic financial statements). Such assets comprise EMDERSA operating segment (Note 5).

Therefore, the assets, liabilities, results of operations and cash flows for the year ended December 31, 2011 are disclosed below, as required by the applicable accounting principles:

Discontinued
operations
Net sales	764,277
Electric power purchases	(264,511)
Gross margin	499,766

Administrative expenses	(99,122)
Selling expenses	(97,313)
Transmission and distribution expenses	(168,653)
Subtotal	134,678

Amortization of goodwill	572
Subtotal	135,250

Other (expense) income, net	(2,546)

Financial income (expense) and Holding gains (losses)
Generated by assets	(12,330)
Generated by liabilities	(61,150)

Gain from investments in related companies	924

Profit before taxes	60,148

Income tax	(17,455)
Minority interest	(6,851)

Net profit for the year	35,842

Discontinued
operations
Current Assets	288,142
Non-Current Assets	1,007,851

Current Liabilities	349,891
Non-Current Liabilities	185,934

Discontinued
operations
Net cash provided by operations	91,695

Net cash used in investing activities	(136,687)

Net cash provided by financing activities	44,992

22. CONSOLIDATED CASH FLOW INFORMATION

Cash and cash equivalents

For the preparation of the Consolidated Statement of Cash Flows, the Company considers as cash equivalents all highly liquid investments with original maturities of three months or less.

	As of December 31, 2011	As of December 31, 2010	As of December 31, 2009
Cash and Banks	23,445	8,611	8,685
Time deposits	48,511	17,523	27,191
Money market funds	58,903	117,458	80,055
Government bonds, Corporate notes and Shares	2,132	533,251	112,441
Total cash and cash equivalents in the Consolidated Statement of Cash Flows	132,991	676,843	228,372

23. ADOPTION OF INTERNATIONAL FINANCIAL REPORTING STANDARDS

1.1 Application of IFRS 1

The National Securities Commmission (CNV), through Resolutions Nos. 562/09 and 576/10 has established the application of Technical Pronouncement No. 26 of the Argentine Federation of Professional Councils in Economic Sciences (subsequently amended by Technical Pronouncement No. 29 of the Argentine Federation of Professional Councils in Economic Sciences), which has adopted International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB) (herein referred to as “IFRS”) for those entities included in the public offering regime under Law No. 17811, either for their capital or corporate bonds, or which have requested authorization to be included in that regime.

IFRS will be of mandatory application for the Company as from the fiscal year commenced on January 1, 2012, with the first consolidated financial statements to be filed being those at March 31, 2012.

The Company will fully adopt IFRS as issued by the IASB as from fiscal year commenced on January 1, 2012. The presentation of the consolidated financial statements at December 31, 2011 will be adjusted for comparative purposes as a result of the adoption of IFRS. The impact of the adoption of IFRS is presented in section 1.2 which includes a reconciliation of shareholders’ equity at January 1, 2011 (date of transition to IFRS) and December 31, 2011 and a reconciliation of comprehensive income for the year ended December 31, 2011. In addition, sections 1.3 and 1.4 present:

(i)	the statements of financial position at January 1, 2011 and December 31, 2011,
(ii)	the statement of comprehensive income for the year ended December 31, 2011, and
(iii)	the main differences between Argentine GAAP and IFRS in the statement of cash flows for the year ended December 31, 2011.

The Company has applied the following mandatory exceptions to the retrospective application of IFRS in the preparation of the reconciliations of the shareholders’ equity and comprehensive income included below:

a. Estimates

Estimates at January 1, 2011 and December 31, 2011 under IFRS are consistent with the estimates made in accordance with Argentine GAAP.

b. Classification and measurement of financial assets

Financial assets are classified and measured according to IFRS 9, which was early adopted by the Company at January 1, 2011. That standard presents two measurement categories: amortized cost and fair value, and was applied by the Company according to the events and circumstances in place at the date of transition. The application of IFRS 9 did not lead to differences between Argentine GAAP and IFRS.

c. Deemed cost

The cost of property, plant and equipment, adjusted in accordance with Argentine GAAP, has been adopted as deemed cost at the transition date to IFRS, considering that it results assimilable to its cost or depreciated cost in accordance with IFRS.

The following mandatory exceptions provided by IFRS 1 have not been applied since they are not relevant to the Company:

●	Derecognition of financial assets and liabilities
●	Hedge accounting
●	Non-controlling interest

IFRS 1 allows certain optional exemptions to the retrospective application of IFRS, with the Company having applied the following:

d. Employee benefits

IFRS 1 exempts from the retrospective application of  IAS 19 Revised, “Employee Benefits” as regards to the recognition of actuarial gains and losses. In line with this exemption, the Company has elected to recognize cumulative actuarial losses existing at the transition date for all employee benefit in the opening balance of retained earnings.

e. Financial assets or intangible assets accounted for in accordance with IFRIC 12 Service Concession Arrangements

IFRS 1 permits the retrospective application of IFRIC 12 “Service Concession Arrangements”.  This regulation does not apply to Edenor at the transition date because the Company has not fulfilled all the conditions of Paragraph 5 (b) of IFRIC 12.

The remaining optional exemptions that are not applicable for the Company are the following:

a)	Insurance contracts
b)	Business combination
c)	Share-based payments transactions
d)	Leases
e)	Fair value or revaluation as deemed cost
f)	Cumulative translation differences
g)	Decomissioning liabilities included in the cost of property, plant and equipment
h)	Investments in subsidiaries, jointly controlled entities and associates
i)	Assets and liabilities of subsidiaries, associates and joint ventures
j)	Compound financial instruments
k)	Designation of previously recognized financial instruments
l)	Fair value measurement of financial assets or financial liabilities at initial recognition
m)	Borrowing costs
n)	Transfers of assets from customers
o)	Extinguishing financial liabilities with equity instruments
p)	Financial assets or intangible assets accounted for in accordance with IFRIC 12 Service Concession Arrangements

Reconciliations between Argentine GAAP and IFRS

●
Section 1.2 presents a reconciliation between Argentine GAAP and IFRS of shareholders’ equity at January 1, 2011 (transition date) and December 31, 2011. Also, detailed explanation of each reconciliation adjustment is disclosed in such note.

●
Section 1.3 presents a reconciliation between Argentine GAAP and IFRS of the statement of financial position at January 1, 2011, including a detailed explanation of each reconciliation adjustment and reclassifications.

●	Section 1.4 presents IFRS statements of financial position at December 31, including a detailed explanation of each reconciliation adjustment and reclassifications.
●	Section 1.5 presents IFRS statement of total comprehensive loss for the year ended December 31, 2011, including a detailed explanation of each reconciliation adjustment and reclassifications.
●	Section 1.6 presents the main differences between Argentine GAAP and IFRS as they relate to the statement of cash flows for the year ended December 31, 2011.

1.2 Reconciliation of the Shareholders’ Equity at January 1, 2011 and December 31, 2011

The following table present the reconciliation of the statement of changes in shareholders’ equity under Argentine GAAP and the Equity under IFRS:

	01.01.2011	12.31.2011

Shareholders’ equity under Argentine GAAP	1,749,915	1,314,518

Employee benefits	(10,136)	(29,120)
Bargain purchase in the acquisition of subsidiaries	-	348,743
Reversal of negative goodwill amortization	-	(12,340)
Acquisition of additional non-controlling interest	-	3,452
Customer contributions	-	(12,165)
Deferred income tax	3,548	(113,229)
Non-controlling interest	-	6,793
Equity under IFRS attributable to Edenor Shareholders’	1,743,327	1,506,652
Non-controlling interests under IFRS	-	50,076
Equity under IFRS	1,743,327	1,556,728

The following table present the reconciliation of the statement of operations under Argentine GAAP and the Comprehensive loss under IFRS:

12.31.2011

Statement of operations under Argentine GAAP	(435,397)

Bargain purchase in the acquisition of subsidiaries	348,743
Reversal of negative goodwill amortization	(12,340)
Customer contributions	(12,165)
Deferred income tax	(123,421)
Non-controlling interest	18,240
Comprehensive loss under IFRS attributable to Edenor shareholders	(216,340)
Non-controlling interests under IFRS	(12,573)
Comprehensive loss under IFRS	(228,913)

a)   Employee benefits

At January 1, 2011 and December 31, 2011, under Argentine GAAP the Company had not recognized in its financial statements the unrecognized actuarial losses, as Argentine GAAP requires only disclosure of such amounts.

Under IFRS, at January 1, 2011, the Company recognized in retained earnings, the cumulative unrecognized actuarial losses.

At December 31, 2011, according to IFRS, and considering that the Company has early adopted IAS 19 revised, the Company recognized the unrecognized actuarial losses in other comprehensive loss.

b)   Bargain purchase in the acquisition of subsidiaries

The following table summarizes the differences that this line item is made of:

Differences in basis relating to purchase accounting	(70,164)
Differences from application of IFRIC 12	(54,003)
Defined benefit plan liability	(15,250)
Derecognition of pre-operating costs	(911)
Transaction costs	(4,269)
Bargain purchase	423,176
Bargain purchase in the acquisition of subsidiaries	348,743

i)  Differences in basis relating to purchase accounting

Under Argentine GAAP the excess of the fair value of assets acquired and liabilities assumed in a business combination over the purchase price, is recognized as negative goodwill and amortized under the straight-line method over the period equal to the weighted average of the remaining useful life of the assets identified in the acquired company which are subject to depreciation.

Under IFRS, the Company has reassessed the purchase price allocation.  In that connection, the following differences between Argentine GAAP and IFRS were identified:

Fair value of net assets acquired – Argentine GAAP	1,202,372
Differences from application of IFRIC 12	(54,003)
Defined benefit plan liability	(15,250)
Derecognition of pre-operating costs	(911)
Deferred income tax effect	24,557

Fair value of net assets acquired – IFRS	1,156,765

a)   Differences from application of  IFRIC 12

In accordance with Argentine GAAP, the assets used in the framework of service concession agreements of the subsidiary EDEN (indirectly controlled through AESEBA), whether received at the time of entering into concession contracts or acquired by the companies during their term of duration, are classified as property, plant and equipment and are depreciated based on the useful life assigned for each specific asset, irrespective of the term of the concession contracts.

Under IFRS, essential assets used in the framework of service concessions, whether received at time of entering into the concession contract or acquired by the companies during their term of duration, are classified as a single asset within intangible assets and are depreciated based on the remaining useful life of the concession contract.  Non essential assets for rendering the distribution service are not included within the scope of IFRIC 12, as such those assets are carried at cost subsequently depreciated, and included within property, plant and equipment.

The effects of the recognition of IFRIC 12 in the Company’s consolidated financial statements are the following:

i) Reclassification of all the essential assets received by the Concession Agreement, and considered essential to the distribution service, into a separate intangible asset “IFRIC 12 Intangible Asset”;

ii) Recalculation of the amortization of such intangible assets in the remaining life of the Concession Agreement; however, the difference was immaterial.

iii) Recognition of a financial assets: according to IFRIC 12, the operator should recognize a financial asset to the extent it has an unconditional right to receive cash or another financial asset by the grantor or an entity under the supervision of the grantor in exchange for services rendered. The Concession Contract of EDEN provides for a payment upon the expiration date. As such, EDEN will receive, pursuant to the provisions of the Contract, the lower of i) the amount determined by the competent authority by the method of discounted cash flows; or ii) the tendering of the shares of the new operator. Based on the best estimate of the Company, the amount to be received at the end of the Concession Contract amounts to Ps. [], at February 28, 2011 (the acquisition date) and would be recognized as a financial asset carried at fair value with changes in profit and loss.

In order to determine the residual value of the IFRIC 12 intangible asset, the Company has determined the residual value of the essencial assets received by the Concession Contract and the financial asset to be received at the expiration date of the Contract, and by difference of these amounts determined such intangible asset.

iv) Construction contracts: under Argentine GAAP, construction of infrastructure funded with customer contributions are recognized as revenue by the time the funds are received.  Under IFRS, in particular under the scope of IFRIC 12, such construction should be recognized as revenues from construction deferred on the remaining useful life of the Concession Contract, considering that the operator has an obligation with the customer for providing the distribution service.  Such difference gave rise to a reconciliation adjustment at the acquisition date of Ps. 54,003, decreasing the property, plant and equipment and retained earnings, and increasing IFRIC 12 intangible asset and deferred revenues.

b)   Defined benefit plan liability

Under Argentine GAAP, unrecognized actuarial losses are not recognized, but disclosed in note to the financial statements.

Under IFRS, considering that the acquired subsidiaries will adopt IFRS on 2012, they had recognized at the transition date (January 1, 2011) in their respective retained earnings the cumulative unrecognized actuarial loss.  As such, Edenor has assumed at the time of acquisition an aditional liabitlity for the subsidiaries defined benefit plans.  Such additional liability amounted to Ps. 15,250.

c)   Derecognition of pre-operating costs

Under Argentine GAAP, capitalized pre-operating are recognized as an intangible asset and amortized over a 5-year period.

Under IFRS such pre-operating costs are recognized as an expense on an accrual basis.

The reconciling item corresponds to the derecognition of such pre-operating costs.

d)   Deferred income tax effect

It corresponds to the effect in deferred income tax of all the above adjustments.

ii)  Transaction costs

Under Argentine GAAP, transaction costs are part of the consideration paid.  The impact of such cost derived in a decrease of the negative goodwill.

Under IFRS, such costs are not part of the consideration paid and are expensed as incurred.

The following table summarizes the effect of the differences in the consideration paid:

Consideration paid – Argentine GAAP	566,222
Transaction cost	(4,269)
Consideration paid – IFRS	561,953

c)   Reversal of negative goodwill amortization

This reconciling item corresponds to the reversal of the amortization of negative goodwill recognized under Argentine GAAP.

d)   Bargain purchase

This reconciling item corresponds to the gain recognized under IFRS, after considering all the above adjustments, mainly by derecognizing the negative goodwill of acquired companies plus some differences arising from a lower amount of net assets acquired.

Negative goodwill – Argentine GAAP	475,432

Bargain purchase – IFRS	423,176

e)   Acquisition of additional non-controlling interest

This reconciling item corresponds to the acquisition of additional non-controlling interest in subsidiaries, that under Argentine GAAP was accounted for by deducting negative goodwill by the difference between the fair value of the non-controlling interest and the consideration paid.  Under IFRS, such difference was reclassified into “Additional paid-in capital”.

f)   Additional loss on sale of subsidiaries

The reconciling item corresponds to the additional loss on sale of subsidiaries as a result of the decrease in the fair value of net assets acquired at the time of acquisition.  As the fair value less cost to sale was similar under both Argentine GAAP and IFRS, the difference arises from its basis of valuation at acquisition.

Under Argentine GAAP, disposal groups-held-for-sale are classified as net assets, within current assets and are valued at the lower of its carrying amount and net realization value (NRV) (similar to fair value less cost to sell for IFRS).  See further explanation on the disposal group held for sale in note 25 to the basic financial statements.

Under IFRS, assets-held-for-sale are classified separately within current assets and current liabilities and are valued at the lower of its carrying amount and fair value less cost to sell.

Under both, Argentine GAAP and IFRS, the difference between the carrying amount of the assets and liabilities and their corresponding fair value less cost to sell (or NRV) gave rise to a loss.

g)   Remeasurement of IFRIC 12 financial asset

Following the explanation included in note 1.1.b, as a result of the application of IFRIC 12 in EDEN, the Company has recognized a financial asset which is valued at its fair value because of not complying with the requirements of IFRS 9 to be valued at its amortized cost.  The changes in amortized cost of such financial asset is recognized in the statement of comprehensive income.

h)   Valuation at amortized cost

Under Argentine GAAP, financial liabilities are measured according to the sum of money received plus accrued interest at a representative market rate.  In addition, financial asset are valued at the best estimate of the amount to collected at the expected time, discounted using an interest rate that best reflects the market assessment of the time value of money and specific risk for that assest.

Under IFRS 9, financial assets that meet the following conditions (i) the assets is held within a business model which aims to maintain the assets to obtain the contractual cash flows, (ii) the contractual terms of the financial asset gives rise, on specific dates, to cash flows that are solely payments of principal and interest on the outstanding principal and should be measured at amortized cost.

The amortized cost of a financial asset or a financial liability is that amount at which such asset or liability was initially measured, less any principal repayment, less or plus any accumulated amortization using the effective interest method of any existing difference between the initial amount and the value at its maturity date, less any allowance for doubtful account or impairment.

The effective interst method  is a method of amortized cost of a financial asset or financial liability (or group of any of them) and of allocation of income or financial expense over the relevant period.  The effect interest rate is the rate at which cash flows of the amounts to be collected or paid are discounted over the expected life of such financial instrument.

i)   Customer contributions

EDEN constructs part of their equipments (essentials for rendering the distribution service) based on customer contributions.  Under Argentine GAAP such contributions are recorded as revenues upon the payment by the customers.  Under IFRS the income must be recognized on deferred bases since contributions are made by customers.

j)   Deferred income tax

At January 1, 2011 and December 31, 2011, this reconciling item corresponds to the recognition, under IFRS, of a deferred tax effect of all the adjustments above described.

k)   Non-controlling interest

At December 31, 2011, this reconciling item corresponds to the effect of all the adjustments to conform with IFRS as above described.

The following tables summarizes the reconciling items in non-controlling interest between Argentine GAAP and IFRS, in Equity and Comprehensive loss, respectively:

Equity
Minority interest under Argentine GAAP	56,869
Bargain purchase	(4,876)
Customer contributions	(791)
Defined benefit plan	(1,126)

Non-controlling interest under IFRS	50,076

Loss for the year
Minority interest under Argentine GAAP	(18,240)
Bargain purchase	(4,876)
Customer contributions	(791)

Non-controlling interest under IFRS	(12,573)

1.3 Reconciliation of the statement of financial position at January 1, 2011

	ARGENTINE GAAP (*)	TRANSITION ADJUSTMENT	IFRS
ASSETS
NON CURRENT ASSETS
Property, plant and equipment	3,689,482	22,848	3,712,330
Supplies	23,249	(23,249)	-
Investments in other companies	415	-	415
Trade receivables	45,531	-	45,531
Other receivables	14,803	-	14,803
Deferred tax assets	187,171	3,548	187,171
TOTAL NON CURRENT ASSETS	3,960,651	3,147	3,960,250

CURRENT ASSETS
Supplies	12,407	-	12,407
Other receivables	43,361	401	43,762
Trade receivables	421,193	-	421,193
Investments	668,232	(237,396)	430,836
Cash and cash equivalents	8,611	237,396	246,007
TOTAL CURRENT ASSETS	1,153,804	401	1,154,205
TOTAL ASSETS	5,114,455	3,548	5,114,455

EQUITY
Share capital	897,043	-	897,043
Inflation adjustment over share capital	986,142	-	986,142
Additional paid-in capital	18,317	-	18,317
Treasury stock - share capital value	9,412	-	9,412
Treasury stock - inflation adjustment over share capital	10,347	-	10,347
Legal reserve	64,008	-	64,008
Other comprehensive income	-	-	-
Accumulated loss	(235,354)	(6,588)	(241,942)
TOTAL EQUITY	1,749,915	(6,588)	1,743,327

	ARGENTINE GAAP (*)	TRANSITION ADJUSTMENT	IFRS
NON-CURRENT LIABILITIES
Trade accounts payable	50,984	-	50,984
Loans	1,035,113	-	1,035,113
Salaries and social security payable	50,633	10,136	60,769
Accrued litigation	6,816	-	6,816
Taxes	8,979	-	8,979
Deferred tax liabilities	440,998	-	437,450
Other liabilities	984,518	-	984,518
TOTAL NON-CURRENT LIABILITIES	2,578,041	10,136	2,584,629

CURRENT LIABILITIES
Trade accounts payable	378,505	-	378,505
Loans	54,108	-	54,108
Salaries and social security taxes	180,432	-	180,432
Taxes	111,080	-	111,080
Other liabilities	4,542	-	4,542
Accrued litigation	57,832	-	57,832
TOTAL CURRENT LIABILITIES	786,499	-	786,499
TOTAL LIABILITIES	3,364,540	10,136	3,371,128
TOTAL LIABILITIES AND EQUITY	5,114,455	-	5,114,455

(*) It corresponds to the balances at December 31, 2010 included in the financial statements as of December 31, 2011, including a restatement due to the recognition of the permanent difference related to the inflation adjustment over property, plant & equipment, which under Argentine GAAP was required to be recognized in connection with the adoption of IFRS. See further explanation in note 3.m) to the basic financial statements.

a)   Property, plant & equipment

The reconciliation relates to two separate effects:

i) Under Argentine GAAP advance to suppliers for the acquisition of property, plant and equipment are classified within the caption “Property, plant and equipment”.

Under IFRS, such advances have been reclassified into a separate account, within “Other receivables”.

ii) Under Argentine GAAP, non-current supplies (spare parts of major assets depreciated over their useful lives once they set in use) are classified separately from property, plant & equipment.

Under IFRS, such non-current supplies have been reclassified into “Property, plant & equipment”, and when used, are depreciated over the remaining useful life of such major asset.

b)   Supplies

See corresponding explanation above in 1.3.a).ii).

c)   Other receivables

See corresponding explanation above in 1.3.a).i).

d)   Salaries and social securities payable

This adjustment reflects the recognition of the cumulative unrecognized actuarial loss, as further explained in section 1.2.a).

e)   Deferred income tax

This adjustment reflects the recognition of the deferred tax effect on the cumulative unrecognized actuarial loss, as further explained in section 1.2.b).

f)   Accumulated loss

This corresponds to the effect of the adjustments explained above in section 1.3.d) and 1.3.e).

1.4 Reconciliation of the consolidated statement of financial position at December 31, 2011

	ARGENTINE GAAP (*)	TRANSITION ADJUSTMENT	IFRS
ASSETS
NON CURRENT ASSETS
Property, plant and equipment	4,738,259	(809,117)	3,929,142
Intangible assets	-	792,093	792,093
Negative goodwill	(289,557)	289,557	-
Supplies	26,862	(26,862)	-
Investments in other companies	419	-	419
Trade receivables	45,725	-	45,725
Other receivables	70,704	-	70,704
Deferred tax assets	-	39,007	39,007
TOTAL NON CURRENT ASSETS	4,592,412	284,678	4,877,090

CURRENT ASSETS
Supplies	22,863	22,462	45,325
Other receivables	244,903	-	244,903
Trade receivables	534,732	-	534,732
Investments	109,546	-	109,546
Cash and cash equivalents	23,445	-	23,445
TOTAL CURRENT ASSETS	935,489	22,462	957,951
Group assets held for sale	216,531	1,081,389	1,297,920
TOTAL ASSETS	5,744,432	1,388,529	7,132,961

EQUITY
Share capital	897,043	-	897,043
Inflation adjustment over share capital	986,142	-	986,142
Additional paid-in capital	18,317	3,452	21,769
Treasury stock - share capital value	9,412	-	9,412
Treasury stock - inflation adjustment over share capital	10,347		10,347
Legal reserve	64,008	-	64,008
Other comprehensive loss	-	(17,802)	(17,802)
Accumulated loss	(670,751)	206,484	(464,267)
Equity attributable to Edenor’ Shareholders’	1,314,518	192,134	1,506,652
Equity attributable to non-controlling interest	56,869	(6,793)	50,076
TOTAL EQUITY	1,371,387	185,341	1,556,728

	ARGENTINE GAAP (*)	TRANSITION ADJUSTMENT	IFRS
NON-CURRENT LIABILITIES
Trade payables	54,344	91,159	145,503
Loans	1,189,882	-	1,189,882
Salaries and social security payables	69,527	44,370	113,897
Provisions for other liabilities	66,144	-	66,144
Taxes payable	290,879	-	290,879
Deferred tax liabilities	-	152,236	152,236
Other liabilities	1,373,687	-	1,373,687
TOTAL NON-CURRENT LIABILITIES	3,044,463	287,765	3,332,228

CURRENT LIABILITIES
Trade payables	658,328	-	658,328
Loans	59,025	-	59,025
Salaries and social security payables	287,115	-	287,115
Taxes payable	168,993	-	168,993
Other liabilities	144,777	-	144,777
Provisions	10,344	-	10,344
TOTAL CURRENT LIABILITIES	1,328,582	-	1,328,582
TOTAL LIABILITIES	4,373,045	287,765	4,660,810
Group liabilities held for sale	-	915,423	915,423
TOTAL LIABILITIES AND EQUITY	5,744,432	1,388,529	7,132,961

(*) It corresponds to the balances included in the consolidated financial statements at December 31, 2011 approved by the Board of Directors.

a)   Property, plant and equipment

The reconciliation relates to the following effects:

i) Under Argentine GAAP advance to suppliers for the acquisition of property, plant and equipment are classified within the caption “Property, plant and equipment”.

Under IFRS, such advances have been reclassified into a separate account, within “Other receivables”.

ii) Under Argentine GAAP, non-current supplies (mainly related to spare parts of major assets, depreciated on theirs useful lives) under Argentine GAAP are classified separately from property, plant & equipment.

Under IFRS, such non-current supplies have been reclassified into “Property, plant & equipment”, and when used, are depreciated over the remaining useful life of such major asset.

b)   Infrastructure under construction

Under Argentine GAAP, assets under construction that have not been finalized and/or assets over which no authorization has been received for the application of funds derived from the Tariff Arrangement and/or from the PUREE, were classified within “Other receivables”. In addition, infrastructure under construction funded by EDEN has been classified within “Property, plant and equipment”.

Under IFRS, construction of infrastructure and major maintainance are assimilable to the rendering of a construction service under the concepts of IFRIC 12 (infrastructure that comprise expansion of the network capacity). EDEN has celebrated several construction contracts where the customer only has limited influence over the design of the infrastructure. EDEN has applied IAS 11 to measure such construction contracts. In accordance with IAS 11, income derive from the transference of infrastructure should be recognized at the moment of the exchange of such assets, whereby that infrastructure that is not finalized at December 31, 2011 are included within “Infrastructure under construction”.

In addition, under IFRS infrastructure under construction funded by EDEN has been reclassified to “Infrastructure under construction”.

c)   Supplies – non-current

See corresponding explanation above in 1.4.a).ii).

d)   Financial asset carried at fair value

As explained in section 1.2.b, this adjustments relates to the application of IFRIC 12. During the year ended December 31, 2011, changes in such financial asset has been included within “Financial results, net”.

e)   Other receivables

See corresponding explanation above in 1.4.a).i).

f)   Negative goodwill

It corresponds to the effect of the adjustment further explained in section 1.2.c).

g)   Salaries and social securities payable

This adjustment reflects the recognition of the cumulative unrecognized actuarial loss, as further explain in section 1.2.a).

h)   Deferred revenue associated with construction

This reconciling item corresponds to the adjustment described in 1.2.a) at February 28, 2011 (the acquisition date) and December 31, 2011.

i)   Deferred income tax

The reconciling item reflects the effect of the explained adjustments.

j)   Construction funded with costumer contributions

As further explained in 1.2.b).a) EDEN funds the construction of some of the essential infrastructure with costumer contributions.  Under Argentine GAAP, EDEN recognizes an asset for the asset constructed or to be constructed and recognizes a liability in order to regularize such asset.

Under IFRS, EDEN recognizes an addition to the IFRIC 12 intangible asset when the construction has finished and or an addition of infrastructure under construction when the construction is in progress with the corresponding effect in deferred revenue in the first case with an effect in provision for services to be rendered in the second case.  This particular adjustment relates to constructions whereby EDEN has received funds from their customers but the construction has not finalized yet.

k)   Application of IFRIC 12 to service concession agreements

See further explanation in section 1.2.b).i).a).

l)   Non-controlling interest

The reconciliation item corresponds to the following adjustments:

i) Classification of non-controlling interest

Under Argentine GAAP, the participation of third parties in controlled companies is included as a separate line item, between Total Liabilities and Shareholders’ Equity, and is denominated as “Minority interest”.  As a result of the acquisition of EMDERSA and AESEBA, the Company recognized a minority interest in such companies, valued at their respective fair value.

Under IFRS, such minority interest was still valued at fair value at the acquisition date, and classified as “Non-controlling interest” within Equity.

 ii) Acquisition of additional interest in controlled companies

Under Argentine GAAP the acquisition of additional interests in controlled companies was accounted for by deducting the minority interest and the difference with the purchase price gave rise to the recognition of an additional negative goodwill.

Under IFRS, the acquisition of addional interest in controlled companies was accounted for as an equity transaction.  As such, the non-controlling interest was deducted by the percentages acquired, and the difference with the purchase price gave rise to a decrease in additional paid-in capital.

The reconciling item corresponds to the reversal of the additional negative goodwill and the decrease of the additional paid-in capital.

m)   Accumulated loss

These adjustments corresponds to the impact of IFRS’ conversion adjustments in Equity.

1.5 Reconciliation of the consolidated statement of total comprehensive loss for the year ended December 31, 2011

	ARGENTINE GAAP (*)	TRANSITION ADJUSTMENT	IFRS

Net sales	3,565,048	5,046	3,570,094
Construction income	-	87,374	87,374
Electric power purchases	(1,593,937)	3,968	(1,589,969)
Cost for construction services	-	(87,374)	(87,374)
Gross margin	1,971,111	9,014	1,980,125

Transmission and distribution expenses	(1,188,725)	(74,753)	(1,263,478)
Selling expenses	(429,930)	22,305	(407,625)
Administrative expenses	(323,438)	-	(323,438)
Other operating income/expenses, net	(25,256)	(4,269)	(29,525)
Share profit/(loss) of joint ventures and associates	928	-	928
Goodwill amortization	12,340	(12,340)	-
Gain on Bargain Purchase	-	423,176	423,176
Loss from sale of subsidiary	-	(70,630)	(70,630)
Loss from valuation on disposal group held for sale	(75,029)	466	(74,563)
Operating profit	(57,999)	292,969	234,970

Finance income	9,887	31,269	41,156
Finance cost	(346,597)	-	(346,597)
Financial results, net	(336,710)	31,269	(305,441)

Loss before income tax	(394,709)	324,238	(70,471)

Income tax and tax on assets expense	(22,448)	(123,421)	(145,869)
Non - controlling interest	(18,240)	5,667	(12,573)
Loss for the year	(435,397)	206,484	(228,913)

Other comprehensive loss
Items that will not be reclassified to profit or loss:
Actuarial loss on defined benefit plans	-	(18,984)	(18,984)
Tax effect on defined benefit plans	-	6,644	6,644
Total Other comprehensive loss	-	(12,340)	(12,340)
Total Comprehensive loss	(435,397)	194,144	(241,253)

(*) It corresponds to the amounts included in the consolidated financial statements at December 31, 2011 approved by the Board of Directors with.

a)   Net sales – Classification differences

The reconciliation item comprise of the two reclassification effect as follows:

i)  ENRE Penalties

Under Argentine GAAP, “ENRE Penalties” are classified within “Net sales”, based on that those penalties will be recovered by the Company’s customers through a credit note or a discounts in their invoices for the energy received.

Under IFRS, “ENRE Penalties” are classified within “Transimission and Distribuition expenses” (as relates to the portion of penalties attributable to operation matters) and “Selling expenses” (as relates to the portion of penalties attributable to commercial matters), considering that those penalties are operating expenses for the Company.

ii) Late payment charges

Under Argentine GAAP “Late payment charges” are also classified within “Net sales”, based on that those charges relates to a fix amount and is the customer election whether or not to pay their invoices at the first or second due date without or with that charge, respectively.

Under IFRS “Late payment charges” are classified within “Financial results, net” considering that eventhough such charge for late payment is fix, it relates to an income from financing the customers invoices.

b)   Construction activities

As described in section 1.2.b).a), under IFRS the Company accounts for as revenues, construction activities of infrastructure and maintainance funded with i) own resources; ii) customer constribution, and or iii) penalties reimbursement.  EDEN considers that the risk and rewards of the infrastructure funded by the PUREE and or by the Tariff Arrangement upon authorization by the Regulator to compensate those infrastructures with funds collected in prior periods.  The Company does not apply any profit margin to this infrastructures, funds with PUREE nor Tariff Arrangement.

In addition, in those constructions funded with costumer contributions the Company applies some profit margin.  Under Argentine GAAP, the revenue is recognized upon the disbursement by the customer.  Under IFRS, the revenue is recognized on a percentage of completion basis.  As such, the reconciling item represents the reversal of the revenues recognized under Argentine GAAP and the recognition of revenues for constructions finalized.

c)   Transimission and Distribution expenses

It corresponds to the reclassification effect further explained in section 1.5.a).i).

d)   Selling expenses

It corresponds to the reclassification effect further explained in section 1.5.a).i).

e)   Amortization of negative goodwill

Under Argentine GAAP the excess of the fair value of assets acquired and liabilities assumed in a business combination over the purchase price, is recognized as negative goodwill and amortized under the straight-line method over the period equal to the weighted average of the remaining useful life of the assets identified in the acquired company which are subject to depreciation.

Under IFRS, negative goodwill is not recognized.  If any excess of fair value of assets acquired and liabilities assumed exist, after reassess their valuation and the existence of any additional asset or liability, is recognized in income.

This reconciliation item corresponds to the effect of the reversal, for IFRS purpose, of the amortization of negative goodwill recognized under Argentine GAAP, in the acquisition of the Company’s subsidiaries.  See further explained in section 1.2.c).

f)   Amortization of intangible asset

As described in note 1.2.b), this reconciling item corresponds to the effect of the amortization of the IFRIC 12 intangible asset, which in turn is the difference between the depreciation of fixed assets calculated under Argentine GAAP and the corresponding determination of the amortization under IFRS.

g)   Bargain purchase in the acquisition of subsidiaries

It corresponds to the effect of the adjustment further explained in section 1.2.c).

h)   Additional loss on sale of subsidiaries

It corresponds to the effect of the adjustment further explained in section 1.2.d).

i)   Financial results, net

It corresponds to the following effects:

i) The reclassification further explained in section 1.5.a).ii).

ii) The adjustment further explained in section 1.2.e).

iii) The remeasurement of the fair value of the financial asset further explained in section 1.2.b).

j)   Other comprehensive loss

It corresponds to the effect of the adjustments explained in 1.5.e).

1.6 Reconciliation of the statement of cash flows for the year ended December 31, 2011

	ARGENTINE GAAP (*)	TRANSITION ADJUSTMENT	IFRS

Net cash flows provided by operating activities	550,380	-	550,380

Net cash flows used in investing activities	(975,216)	428,704	(546,512)

Net cash flows used in financing activities	(119,016)	-	(119,016)

Cash equivalents at the beginning of the year	676,843	(430,836)	246,007
Cash equivalents at the end of the year	132,991	(2,132)	130,859
Decrease in cash and cash equivalents	(543,852)	(432,968)	(115,148)

(*) It corresponds to the amounts included in the consolidated financial statements at December 31, 2011 approved by the Board of Directors with certain reclassifications according to conform to IFRS disclosures.

EMPRESA DISTRIBUIDORA Y COMERCIALIZADORA NORTE S.A. (EDENOR S.A.)

CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2011 AND 2010
EXHIBIT A
PROPERTY, PLANT AND EQUIPMENT

	Original values							Depreciation
MAIN ACCOUNT	At beginning of year	Incorporation balances from acq. of perm. invest.(1)	Additions	Retirements	Discontinued operations (2)	Transfers	At end of year	At beginning of year	Retirements	For the year	At end of year	Net book value 2011	Book value 2010
FACILITIES IN SERVICE
Substations	1,139,156	183,899	5,950	(7,621)	(138,313)	37,439	1,220,509	392,709	(1,345)	38,325	429,689	790,820	746,447
High voltage networks	482,015	83,637	6	0	(78,921)	15,744	502,481	169,172	0	15,501	184,673	317,808	312,843
Medium voltage networks	947,378	487,436	8,856	(5,894)	(325,635)	93,268	1,205,409	374,014	(887)	43,304	416,431	788,978	573,364
Low voltage networks	1,827,121	483,526	8,149	(3,983)	(339,692)	117,691	2,092,812	1,075,563	(1,867)	57,894	1,131,590	961,222	751,558
Transformation chambers and platforms	660,269	95,923	0	(308)	(10,939)	44,596	789,541	243,690	(60)	22,939	266,569	522,972	416,579
Meters	745,841	190,170	499	(1,553)	(99,737)	111,215	946,435	313,241	(677)	39,468	352,032	594,403	432,600

Machinery and facilities	0	56,073	0	0	(56,073)	0	0	0	0	0	0	0	0
Turbines - Boilers - Transformers	0	4,342	0	0	(7)	0	4,335	0	0	0	0	4,335	0
Plants - Auxiliary equipment - Equipment and Fixtures	0	19,775	33,935	(7,932)	(18,627)	(14,053)	13,098	0	0	3,544	3,544	9,554	0
Remote control systems - Automation - Generation plants	0	7,158	113	0	(2,436)	4,057	8,892	0	0	6,647	6,647	2,245	0
Maintenance	0	26,625	0	0	(26,625)	0	0	0	0	0	0	0	0
Expansion project - Mandatory works and tasks	0	31,116	0	0	0	0	31,116	0	0	0	0	31,116	0
Buildings	107,072	51,243	6,778	(853)	(25,321)	4,707	143,626	24,079	(409)	5,815	29,485	114,141	82,993
Communications network and facilities	103,009	2,318	0	0	0	0	105,327	66,391	0	0	66,391	38,936	36,618
Total facilities in service	6,011,861	1,723,241	64,286	(28,144)	(1,122,326)	414,663	7,063,581	2,658,859	(5,245)	233,437	2,887,051	4,176,530	3,353,002
FURNITURE, TOOLS AND EQUIPMENT
Furniture, equipment and software projects	200,007	19,475	2,277	(2,318)	(13,978)	859	206,322	186,950	(2,591)	11,109	195,469	10,853	13,057
Tools and other	48,291	7,041	742	(136)	(3,378)	1,581	54,141	44,288	(96)	1,658	45,850	8,291	4,003
Transportation equipment	28,765	7,194	2,285	(995)	(765)	1,386	37,870	17,144	(874)	6,029	22,299	15,571	11,621
Total furniture, tools and equipment	277,063	33,710	5,304	(3,449)	(18,121)	3,825	298,333	248,382	(3,560)	18,796	263,618	34,715	28,681
Total assets subject to depreciation	6,288,924	1,756,951	69,590	(31,593)	(1,140,447)	418,489	7,361,914	2,907,241	(8,805)	252,233	3,150,669	4,211,245	3,381,683
CONSTRUCTION IN PROCESS
Transmission	138,526	51,803	261,325	399	(27,889)	(188,341)	235,823	0	0	0	0	235,823	138,526
Distribution and other	169,273	63,297	322,445	347	(34,023)	(230,148)	291,191	0	0	0	0	291,191	169,273
Total construction in process	307,799	115,100	583,770	746	(61,912)	(418,489)	527,014	0	0	0	0	527,014	307,799
Total 2011	6,596,723	1,872,051	653,360	(30,847)	(1,202,359)	0	7,888,928	2,907,241	(8,805)	252,233	3,150,669	4,738,259
Total 2010	6,213,895	0	388,770	(5,942)	0	0	6,596,723	2,731,509	(2,648)	178,380	2,907,241	-	3,689,482

(1) Note 25 to the basic financial statements
(2) Note 25 to the basic financial statements and Note 2

EMPRESA DISTRIBUIDORA Y COMERCIALIZADORA NORTE S.A. (EDENOR S.A.)

CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2011 AND 2010
EXHIBIT C
INVESTMENTS IN OTHER COMPANIES

(stated in thousands of pesos)

							Information on the Issuer
								Last financial statement issued
					Value on	Net			Nominal	Income		% interest	Net
Name and features		Face		Adjusted	equity	book value	Main		Capital	for the		in capital	book value
of securities	Class	value	Number	cost	method	2011	activity	Date	Stock	year	Equity	stock	2010

OTHER ASSETS AVAILABLE
FOR SALE
(Note 25 to the basic financial statements)

EMDERSA HOLDING	common	$1	126,911,946	252,838	389,050	389,050	Electric power	12/31/2011	126,912	6,232	262,119	99.99	-
Goodwill:							distribution
- Original value						(125,554)	services
- Accumulated amortization						5,092
- Residual value						(120,462)

EMDERSA	common	$1	3,247,294	5,647	10,222	10,222	Electric power	12/31/2011	235,311	40,144	743,095	1.38	-
Goodwill:							distribution
- Original value						0	services
- Accumulated amortization						0
- Residual value						0

Adjustment for valuation at NRV
						(62,279)
Subtotal Other assets available for sale
						216,531							-
NON-CURRENT
INVESTMENTS

Section 33 Law No. 19,550 as amended -Companies-

Related Company:
SACME S.A.	common	$1	6,000	15	419	419	Electric	12/31/2011	12	8	838	50	415
	non-						power
	endorsable						services
Total						419							415

EMPRESA DISTRIBUIDORA Y COMERCIALIZADORA NORTE S.A. (EDENOR S.A.)

CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2011 AND 2010
 EXHIBIT D
OTHER INVESTMENTS

(stated in thousands of pesos)

	Net book value
MAIN ACCOUNT	2011	2010

CURRENT INVESTMENTS

Time deposits in foreign currency (Exhibit G)	48,511	17,523

Money market funds in local currency	58,903	117,458

Government Bonds, Corporate Notes and Shares (1) in foreign currency (Exhibit G)	2,132	533,251

Total Current Investments	109,546	668,232

Total Investments	109,546	668,232

 (1) Includes Corporate Notes of Transener S.A. for 17,527 as of December 31, 2010 (Note 16 to the basic financial statements).

EMPRESA DISTRIBUIDORA Y COMERCIALIZADORA NORTE S.A. (EDENOR S.A.)

CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2011 AND 2010
EXHIBIT E
ALLOWANCES AND ACCRUALS

	2011						2010
MAIN ACCOUNT	At beginning of year	Incorpor. of balances acquis. of perm. invest. (1)	Increases	Decreases	Reclassifications	At end of year	At end of year

Deducted from current assets
For doubtful accounts (2)	29,259	26,400	37,923	(7,354)	0	86,228	29,259
For other doubtful accounts	12,799	4,358	1,495	(6,399)	0	12,253	12,799

For doubtful recoverability of tax loss carryforward	0	0	149,011	0	0	149,011	0

Deducted from non-current assets
For supplies obsolescence	0	3,449	516	(3,115)		850	0

Included in current liabilities
Accrued litigation	57,832	17,169	3,604	(14,720)	(53,541)	10,344	57,832

Included in non-current liabilities
Accrued litigation	6,816	2,751	4,490	(1,454)	53,541	66,144	6,816

(1) See Note 25 to the basic financial statements
(2) The Increases column includes 28,600 corresponding to the allowance for amounts receivable under the Framework Agreement (Note 14 to the basic financial statements).

EMPRESA DISTRIBUIDORA Y COMERCIALIZADORA NORTE S.A. (EDENOR S.A.)

CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2011 AND 2010
EXHIBIT G
FOREIGN CURRENCY DENOMINATED ASSETS AND LIABILITIES

	2011				2010
	Currency			Booked	Currency		Booked
	and		Exchange	amount in	and		amount in
Account	amount (2)		rate (1)	thousands	amount (2)		thousands
				of pesos			of pesos
Current assets
Cash and banks	US$	1,068,858	4.264	4,558	US$	382,816	1,507
	EUR	50,679	5.534	280	EUR	45,911	240

Investments	US$	11,884,495	4.264	50,643	US$	139,932,495	550,774

Other receivables	US$	3,856,859	4.264	16,446	US$	1,032,065	4,063
	EUR	176,470	5.534	977	EUR	111,954	584

Other assets available for sale (3)	EUR	415	5.534	2	EUR	0	0
	£	1,000	6.627	7	£	0	0
	R$	1,000	2.302	2	R$	0	0
Total Current assets				72,914			557,168
Non-current assets
Property, plant and equipment	US$	371,444	4.264	1,584	US$	0	0
Total Non-current assets				1,584			0
Total Assets				74,498			557,168
Current liabilities
Trade accounts payable	US$	11,880,241	4.304	51,133	US$	4,476,084	17,797
	EUR	237,695	5.586	1,328	EUR	304,112	1,603
	NOK	969,782	0.723	701	CHF	153,989	653
Related parties	US$	638,434	4.304	2,735

Loans	US$	6,414,498	4.304	27,608	US$	5,582,495	22,196

Other liabilities	US$	1,847,618	4.304	7,952	US$	338,302	1,345

Other assets available for sale (3)	US$	37,000	4.304	160	US$	0	0

Total Current liabilities				91,617			43,594
Non-current liabilities
Financial debts	US$	272,148,234	4.304	1,171,326	US$	255,969,567	1,017,735
Total Non-current liabilities				1,171,326			1,017,735
Total Liabilities				1,262,943			1,061,329

(1) Selling and buying exchange rate of Banco de la Nación Argentina in effect at the end of the year
(2) US$ = US Dollar; EUR = Euro; CHF Swiss Franc; R$ = Brazilian Real; £ = Pound Sterling; NOK = Norwegian Krone
(3) Related to foreign currency denominated asset / liability balances, discounted from discontinued operations

EMPRESA DISTRIBUIDORA Y COMERCIALIZADORA NORTE S.A. (EDENOR S.A.)

 INFORMATION REQUIRED BY SECTION 64 SUB-SECTION b) OF LAW No. 19,550
 EXHIBIT H
 FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

	2011				2010
Description	Transmission and Distribution Expenses	Selling Expenses	Administrative Expenses	Total	Total
Salaries and social security taxes	499,020	125,599	141,318	765,937	438,348
Postage and telephone	8,521	16,787	5,139	30,447	19,221
Bank commissions	0	15,067	2,530	17,597	10,667
Allowance for doubtful accounts	0	39,418	0	39,418	21,204
Supplies consumption	64,133	1,830	3,902	69,865	40,204
Work by third parties	333,713	158,597	41,621	533,931	180,458
Rent and insurance	4,612	980	17,429	23,021	18,841
Security services	8,159	2,301	15,140	25,600	9,585
Fees	13,078	50	11,542	24,670	6,322
Computer services	876	7,942	29,668	38,486	33,804
Advertising and sponsorship	8	397	7,500	7,905	4,919
Public relations and marketing	0	0	11,522	11,522	13,525
Temporary personnel and Reimbursements to personnel	2,261	473	3,383	6,117	3,849
Depreciation of property, plant and equipment	242,917	3,347	5,969	252,233	178,380
Directors and Supervisory Committee members’ fees	0	0	6,553	6,553	3,672
Taxes and charges	5,766	56,285	8,189	70,240	22,857
Other	5,661	857	12,033	18,551	3,566
Total 2011	1,188,725	429,930	323,438	1,942,093	-
Total 2010	636,289	194,236	178,897	-	1,009,422

EMPRESA DISTRIBUIDORA Y COMERCIALIZADORA NORTE S.A. (EDENOR S.A.)

6363 Del Libertador Ave. – Federal Capital

INFORMATIVE SUMMARY

AS OF DECEMBER 31, 2011

1. General Comments

(Not covered by the Independent Auditors’ Report)

(Figures stated in thousands of pesos as indicated in Note 2 to the basic financial statements)

In the consolidated year ended December 31, 2011, the Company recorded a net loss of 435,397. As of the end of the year, the Company’s shareholders’ equity amounts to 1,314,518.

The consolidated operating loss amounted to 33,667.

The investment in property, plant and equipment totaled 653,360 This amount was mainly allocated to increasing service quality levels and meeting current and new customer demand.

a.           Acquisition of EMDERSA and AESEBA

On March 4, 2011, the Company’s Board of Directors approved an offer from its indirect controlling company Pampa Energía S.A. (“Pampa”), pursuant to which the Company was offered the possibility of acquiring certain electricity distribution assets, which Pampa was entitled to acquire (either directly or through one or more subsidiaries), from Grupo AEI in accordance with an agreement entered into on January 19, 2011 by and between Pampa, party of the first part, and AEI Utilities, S.L., a limited company (sociedad limitada) organized under the laws of Spain (“AEIU”), AEI Servicios Argentina S.A., a corporation (sociedad anónima) organized under the laws of Argentina, and AEI, a company organized under the laws of the Cayman Islands, parties of the second part.

As a consequence of the acceptance by the Company of said offer, Edenor was appointed by Pampa as the acquiring party under the PESA-AEI Agreement. Therefore, on March 4, 2011, the Company acquired from AEIU (i) 182,224,095 common shares of EMDERSA S.A. (“Emdersa”), representing 77.19% of Emdersa’s capital stock and votes (“Emdersa Shares”), (ii) 2 common shares of Empresa Distribuidora de San Luis S.A. (“Edesal”) representing 0.01% of Edesal’s capital stock and votes, (iii) 600 common shares of Emdersa Generación Salta S.A. (“EGSSA”) representing 0.02% of EGGSA’s capital stock and votes, (iv) 1 common share of Empresa Distribuidora de Electricidad de la Rioja S.A. (“EDELAR”) representing 0.01% of EDELAR’s capital stock and votes, (v) 1 common share of Empresa de Sistemas Eléctricos Abiertos S.A. (“ESED”) representing 0.01% of ESED’s capital stock and votes, (all the shares mentioned in items (ii) through (v) hereinafter referred to as the “Residual Shares”) and (vi) 29,118,127 common shares of AESEBA S.A. representing 99.99% of AESEBA’s capital stock and votes (“AESEBA’s Shares”). The price paid by the Company for the aforementioned assets amounted to USD 90,000 thousand for Emdersa’s Shares and the Residual Shares acquired from AEIU and to USD 49,998 thousand for AESEBA’s Shares acquired from AEIU.

Emdersa holds: (i) 99.99% of EDESAL’s capital stock and votes, (ii) 90% of the capital stock and votes of Empresa Distribuidora de Electricidad de Salta S.A. (“EDESA”), (iii) 99.98% of EGSSA’s capital stock and votes, and (iv) 99.99% of EDELAR’s capital stock and votes. EDESA holds 99.99% of ESED’s capital stock and votes. Furthermore, AESEBA in turn holds 90% of the capital stock and votes of Empresa Distribuidora de Energía Norte, S.A. (“EDEN”), which provides electricity distribution services in the northern and central parts of the Province of Buenos Aires.

Within the framework of the offer made by Pampa and accepted by the Company, the parties have additionally agreed that if within the 3 years following acquisition date of Emdersa’s Shares, the Residual Shares and AESEBA’s Shares, the Company sold either totally or partially any of such shares, Pampa would be entitled to receive from the Company a payment equivalent to 50% of the amount received for the sale thereof in excess of the amount paid to AEIU for any of such Shares (Emdersa’s Shares and/or Residual Shares and/or AESEBA’s Shares).

In order to evaluate the above described transaction, the Company engaged the services of the investment bank Citigroup Global Markets Inc. (“Citigroup”) to render a fairness opinion to the Company’s Board of Directors, concerning the fairness of the price that would have to be paid for Emdersa’s shares, the Residual shares and AESEBA’s shares. The opinion of the Company’s Audit Committee was also requested. Both Citigroup and the Company’s Audit Committee rendered their opinion, prior to the acquisition, stating that the informed values were adequate and within the market’s parameters.

In compliance with current regulations, the Company has formally consulted the National Securities Commission about the steps to be followed with regard to the public offering for the acquisition of Emdersa’s shares that the Company must make to Emdersa’s minority shareholders due to the change in that company’s control and in accordance with the provisions of Decree No. 677/01 and the National Securities Commission’s regulations. The aforementioned consultation was made due to the fact that the authorization and carrying out of the public acquisition offering that for the same reasons is to be carried out by AEIU at a price of USD 0.68 per Emdersa’s common share, is still pending. Therefore, the situation generated by the potential coexistence of two public offerings must, in the Company’s opinion, be clarified.

The Company has fully assumed its obligation to carry out the public acquisition offering it is required to make due to the new change in Emdersa’s control, which will be carried out at the same price per Emdersa’s common share that the Company paid to AEIU, i.e. USD 0.49 per Emdersa’s common share, in the manner and time period established by the control authority. The carrying out of said public acquisition offering was approved by the Company’s Board of Directors on March 4, 2011, and constitutes an irrevocable commitment with Emdersa’s shareholders.

Furthermore, the Company has initiated the proceedings aimed at obtaining authorization from the corresponding control authorities.

Finally, within the framework of the reported transaction for the acquisition of shares, the change in control of the acquired companies constitutes grounds for calling the loans taken out by their subsidiaries due. Therefore, on March 4, 2011, the Company granted to them a series of loans at an annual interest rate of 16% and final maturity on April 30, 2011 in order for them to be in a better position to negotiate the restructuring. The loans have been distributed in the following manner: i) EDEN 80,000; ii) EDELAR 31,178; iii) EDESA 131,320 and iv) EDESAL 37,503, which was repaid on October 25, 2011.

Additionally, in the June-December, 2011 period, in successive market transactions, the Company acquired 2,951,000, 281,294 and 15,000 common shares of EMDERSA, representing 1.25%, 0.12% and 0.0064% of that company’s capital stock and votes, respectively.

The acquisitions have been recorded in the accounting in accordance with the purchase method on the basis of the preliminary initial measurements of the acquired assets and liabilities.

On April 29, 2011, the Company entered into an agreement with EDEN, EDESAL, EDELAR and EDESA for the refinancing of the loans granted to them at the time of acquisition with the purpose of allowing for the restructuring of their financial loans for 80,000 in the case of EDEN, 31,178 in the case of EDELAR, 131,320 in the case of EDESA and 37,503 in the case of EDESAL, at an annual nominal rate of 16% on each of them, with interest falling due semi-annually on October 31, 2011 and April 30, 2012. The one-year term loans fall due on April 30, 2012. The financial conditions are in accordance with those usually obtained in the market for this type of transactions.

Additionally, on November 3, 2011, the Company granted a loan to EDEN for USD 3,100,000.

Furthermore, on July 8, August 5 and December 29, 2011, EDEN made payments for USD 2,000,000, 2,500,000 and 1,500,000, respectively, as an early repayment of the loan granted by the Company. As of December 31, 2011, the balance amounts to 256,344 (Notes 5 and 16 to the basic financial statements).

Company sale agreements

Additionally, on September 16 and October 11, 2011, the Company’s Board of Directors decided to approve the offers made by Rovella Carranza S.A., Andes Energía Argentina S.A. and its controlling company, Pampa Energía S.A., for the acquisition of its subsidiaries Edesal, Edelar and EGGSA, respectively.

In order for these transactions to be carried out, the Company will cause Emdersa to be partially spun off, which will result in the creation of three new investment companies, EDESAL Holding (holder of 99.99% of EDESAL’s capital stock and votes), EDESA Holding (holder of 90% of EDESA’s capital stock and votes) and EGGSA Holding (holder of 99.99% of EGGSA’s capital stock and votes). The spun-off company, EMDERSA, will keep a percentage of EDELAR’s capital stock and votes. This process was initiated by the Board of Directors of EMDERSA on August 23, 2011. The Extraordinary Shareholders’ Meeting of EMDERSA held on December 16, 2011, which was resumed on January 13, 2012 after a recess, approved the aforementioned corporate reorganization process.

b.           Electricity rates

EMDERSA

On February 17, 2011, EDESA S.A. submitted to the ENRESP the February/April 2011 electricity rate schedule. In addition, EDESA S.A. is carrying out proceedings before the Ministry of Finance of the Province of Salta for the collection of the Pichanal emergency reserve and the Oran and Guachipas cold reserve. In May 2011, the five-yearly review of the tariff structure will be submitted to the ENRESP, for which purpose EDESA S.A. is currently conducting the corresponding tariff studies.

At present, EGSSA has the following authorizations and approvals: Authorization to become an Agent of the Wholesale Electricity Market granted by the National Energy Secretariat through Resolution No. 920/08 dated August 11, 2008, Authorization to have Access to the Transport Capacity granted by the National Regulatory Authority for the Distribution of Electricity through Resolution No. 705/07 dated October 24, 2007, Approval by the National Energy Secretariat and the Province of Salta of the Environmental Impact Study, and Classification as Critical Infrastructure Work by the National Energy Secretariat. In December 2010, the generation company signed agreements for power availability which not only allowed for the commencement of operations but also made it possible to cover generation variable costs and main fixed expenses. At the same time, actions aimed at obtaining contracts for the long-term supply of the energy produced, that would provide an adequate return on the investment, are currently being taken.

AESEBA

During the year ended December 31, 2010, as stipulated in caption 4.4 of Section 4 of the Protocol of Understanding, the information on the adjustments of the values of the Operative Costs Sample as well as on the valuation of the assets available for the provision of the service continued to be submitted. The last presentation was made in June 2010, which has been ratified by the Provincial Energy Administration.

EDENOR S.A.

As of the date of issuance of these financial statements, no resolution has been issued concerning the application of the electricity rate schedule resulting from the RTI which was expected to be in effect since February 1, 2009.

Additionally, as of December 31, 2011, the Company has submitted to the National Regulatory Authority for the Distribution of Electricity the MMC (Cost Monitoring Mechanism) adjustment requests, in accordance with the following detail:

Assessment Period	Application Date	MMC Adjustment
November 2007 - April 2008	May 2008	5.791%
May 2008 – October 2008	November 2008	5.684%
November 2008 - April 2009	May 2009	5.068%
May 2009 – October 2009	November 2009	5.041%
November 2009 - April 2010	May 2010	7.103%
May 2010 - October 2010	November 2010	7.240%
November 2010 - April 2011	May 2011	6.104%
May 2011 – October 2011	November 2011	7.721%

The aforementioned adjustments as well as the basis for their application are pending approval by the National Regulatory Authority for the Distribution of Electricity, for which reason the Company is unable to reasonably estimate the amount of the submitted requests. Therefore, no amount receivable for this concept has been recorded by the Company in these financial statements, until approval is granted by the control authority.

Furthermore, the necessary steps to regularize the situation are being taken in order to restore the economic and financial equation of the business in view of the increase recorded in operating costs.

2. Comparative balance sheet structure

(amounts stated in thousands of pesos as indicated in Note 2 to the basic financial statements)

ACCOUNTS	12.31.2011 (1)	12.31.2010	12.31.2009	12.31.2008	12.31.2007

Current Assets	1,152,020	1,153,804	693,560	587,077	496,341
Non-Current Assets	4,592,412	3,773,480	3,677,181	3,547,553	3,351,265
Total Assets	5,744,432	4,927,284	4,370,741	4,134,630	3,847,606

Current Liabilities	1,328,582	786,499	760,273	635,584	539,565
Non-Current Liabilities	3,044,463	2,390,870	1,428,259	1,407,480	1,333,460
Total Liabilities	4,373,045	3,177,369	2,188,532	2,043,064	1,873,025
Minority interest	56,869	0	0	0	0

Shareholders’ Equity	1,314,518	1,749,915	2,182,209	2,091,566	1,974,581

Total Liabilities, Minority interest and Shareholders’ Equity	5,744,432	4,927,284	4,370,741	4,134,630	3,847,606

(1) Consolidated information as of December 31, 2011 (Notes 1 and 25 to the basic financial statements)

3. Comparative income structure

(amounts stated in thousands of pesos as indicated in Note 2 to the basic financial statements)

ACCOUNTS	12.31.2011(1)	12.31.2010	12.31.2009	12.31.2008	12.31.2007

Net operating (loss) income	(33,667)	94,475	222,925	302,915	429,201
Other (expense) income, net	(25,256)	(9,810)	23,290	(29,825)	996
Financial income (expense) and holding gains (losses)	(335,786)	(159,832)	(76,261)	(88,801)	(182,755)

(Loss) Income before taxes	(394,709)	(75,167)	169,954	184,289	247,442

Income tax	(22,448)	26,114	(79,311)	(61,174)	(124,984)
Minority interest	(18,240)	0	0	0	0

Net (loss) income for the year	(435,397)	(49,053)	90,643	123,115	122,458

(1) Consolidated information as of December 31, 2011 (Notes 1 and 25 to the basic financial statements)

4. Statistical data (in units of power)

(Not covered by the Independent Auditors’ Report)

CONCEPT	UNIT	12.31.2011(2)	12.31.010	12.31.2009	12.31.2008	12.31.2007
Sales of electricity (1)	GWh	20,098	19,292	18,220	18,616	17,886
Electric Power purchases (1)	GWh	23,004	22,053	20,676	20,863	20,233

(1) The related amounts include toll fees.

(2) Consolidated information as of December 31, 2011 (Notes 1 and 25 to the basic financial statements)

5. Ratios

RATIOS		12.31.2011(1)	12.31.2010	12.31.2009	12.31.2008	12.31.2007

Liquidity	Current assets	0.87	1.47	0.91	0.92	0.92
	Current liabilities

Solvency	Shareholders’ Equity	0.30	0.55	1.00	1.02	1.05
	Total liabilities

Fixed assets	Non-current assets	0.80	0.77	0.84	0.86	0.87
	Total assets

Income before taxes	(Loss) Income before taxes and minority interest	(22.56)%	(4.18)%	8.13%	9.36%	13.36%
	Shareholders’ equity excluding (loss) income for the year

(1) Consolidated information as of December 31, 2011 (Notes 1 and 25 to the basic financial statements)

6. Progress toward compliance with the implementation plan of the international financial reporting standards (IFRS)

(Not covered by the Independent Auditors’ Report)

As of the date of these financial statements, and in accordance with the plan duly approved by the Board of Directors of the Controlling Company, the implementation process has been completed.

With regard to EMDERSA S.A., on April 29, 2010, its Board of Directors approved the specific implementation plan of the IFRS.

From the monitoring of the specific implementation plan of the IFRS, the Board of Directors has not become aware of any circumstance that may require the introduction of changes to the referred to plan or may indicate a possible deviation from the objectives and dates duly established by this Board.

Furthermore, and with regard to AESEBA S.A., the company has prepared the implementation and impact diagnosis and assessment plan.

As of the date of these financial statements, the Company has determined the major impacts of IFRS implementation, which have been disclosed in Note 26 to the basic financial statements.

7. Outlook

(Not covered by the Independent Auditor’s Report)

During the year 2011 the Company’s activity continued to be developed in a difficult economic, social and financial context, as described in Note 27 to the basic financial statements. Nevertheless, the Company was able to maintain its operative, commercial and administrative activities, complying with the required levels for the provision of services to its customers.

This situation has caused the Board of Directors to apply all the available resources to maintaining the investments, achieving a balanced agreement with its employees and maintaining the quality of the service, in spite of facing higher supply and maintenance costs with no improvement in revenue in return.

The Federal Government’s announcement by the end of the year concerning its decision to eliminate government grants on electricity rates to certain business activities and residential customers is a good sign and the beginning toward the energy sector’s regularization, although it will probably make the obtaining of an improvement in the Distribution Added Value (VAD) more difficult.

The evolution of the levels of demand for electricity, the economic and financial development of the market in which the Company operates, the evolution of costs and the level of revenue, among other factors, must be taken into account when assessing scenarios for the analysis of the corporate activity.

The Company and the National Regulatory Authority for the Distribution of Electricity (ENRE) will continue to carry out the overall electricity rate review (RTI) that will allow the Company to cover distribution costs (including amortization and taxes) and provide it with an adequate return on its assets.

Additionally, the Company has submitted to the ENRE the Cost Monitoring Mechanism (MMC) adjustment requests for the May 2008 – November 2011 periods, which are pending approval by the aforementioned Regulatory Authority (Note 18.d to the basic financial statements and caption 1.b of this informative summary).

The Board of Directors estimates that the recognition of higher costs, the RTI and the improvement in the VAD will make it possible to restore the economic and financial equation agreed upon in the Concession Agreement and thereby achieve the normalization of the service provided.

Buenos Aires, March 8, 2012

RICARDO TORRES
Chairman

EMPRESA DISTRIBUIDORA Y COMERCIALIZADORA NORTE S.A. (EDENOR S.A.)

 BALANCE SHEETS AS OF DECEMBER 31, 2011 AND 2010

(stated in thousands of pesos)

	2011	2010		2011	2010
CURRENT ASSETS			CURRENT LIABILITIES
Cash and banks (Note 19.a)	8,902	8,611	Trade accounts payable (Note 6)	581,559	378,505
Investments (Note 19.a and Exhibit D)	91,457	668,232	Loans (Note 7)	59,108	54,108
Trade receivables (Note 4)	422,758	421,193	Salaries and social security taxes (Note 8)	239,820	180,432
Other receivables (Note 5)	312,769	43,361	Taxes (Note 9)	125,839	111,080
Supplies	22,863	12,407	Other liabilities (Note 10)	62,498	4,542
Other assets available for sale (Note 25 and Exhibit C)	216,531	0	Accrued litigation (Exhibit E)	6,970	57,832
Total Current Assets	1,075,280	1,153,804	Total Current Liabilities	1,075,794	786,499

			NON-CURRENT LIABILITIES
			Trade accounts payable (Note 6)	54,345	50,984
			Loans (Note 7)	1,189,883	1,035,113
			Salaries and social security taxes (Note 8)	61,868	50,633
NON-CURRENT ASSETS			Taxes (Note 9)	233,499	262,806
Trade receivables (Note 4)	45,531	45,531	Other liabilities (Note 10)	1,373,685	984,518
Other receivables (Note 5)	54,402	14,803	Accrued litigation (Exhibit E)	63,357	6,816
Investments in other companies (Exhibit C)	231,298	415	Total Non-Current Liabilities	2,976,637	2,390,870
Supplies	26,862	23,249	Total Liabilities	4,052,431	3,177,369
Property, plant and equipment (Exhibit A)	3,933,576	3,689,482
Total Non-Current Assets	4,291,669	3,773,480
			SHAREHOLDERS' EQUITY (as per related statement)	1,314,518	1,749,915
Total Assets	5,366,949	4,927,284	Total Liabilities and Shareholders’ Equity	5,366,949	4,927,284

The accompanying notes 1 through 29 and supplemental exhibits A, C, D, E, G and H are an integral part of these financial statements

EMPRESA DISTRIBUIDORA Y COMERCIALIZADORA NORTE S.A. (EDENOR S.A.)

STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

(stated in thousands of pesos)
	2011	2010
Net sales (Note 11)	2,280,866	2,173,644
Electric power purchases	(1,130,890)	(1,069,747)

Gross margin	1,149,976	1,103,897

Transmission and distribution expenses (Exhibit H)	(888,784)	(636,289)
Selling expenses (Exhibit H)	(282,701)	(194,236)
Administrative expenses (Exhibit H)	(195,205)	(178,897)

Subtotal	(216,714)	94,475

Other (Expense) Income, net (Note 12)	(25,794)	(9,810)

Gain from permanent investments (Note 3.f)	80,805	7
Amortization of goodwill (Exhibit C)	13,332	0
Loss from valuation of other assets available for sale at net realizable value (Note 25.b and Exhibit C)	(75,029)	0

Financial income (expense) and holding gains (losses)
Generated by assets
Exchange difference	16,904	7,412
Interest	54,193	28,372
Holding loss (Notes 3.j and 22)	(607)	(14,687)
Tax on financial transactions	(16,562)	(16,048)
Generated by liabilities
Financial expenses	(17,182)	(12,484)
Exchange difference	(102,549)	(40,278)
Interest	(158,838)	(91,335)
Tax on financial transactions	(24,724)	(21,120)

Adjustment to present value of the retroactive tariff increase arising from the application of the new electricity rate schedule and other trade receivables (Note 18.c)	1,170	11,581
Adjustment to present value of notes (Note 3.j)	0	(4,198)
Gain (Loss) from the purchase of notes	6,546	(7,054)

Loss before taxes	(465,049)	(75,167)
Income tax (Notes 3.m and 13)	29,652	26,114

Net loss for the year	(435,397)	(49,053)

Losses per common share	(0.485)	(0.055)

The accompanying notes 1 through 29 and supplemental exhibits A, C, D, E, G and H are an integral part of these financial statements

EMPRESA DISTRIBUIDORA Y COMERCIALIZADORA NORTE S.A. (EDENOR S.A.)

STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

(stated in thousands of pesos)
	2011									2010
	Shareholders’ contributions						Retained earnings
	Nominal Value Note 17.a	Adjustment to Capital	Additional Paid-in Capital	Nominal Value Treasury Stock Note 17.a	Adjustment to Capital Treasury Stock Note 17.a	Total	Appropriated Retained Earnings Legal Reserve	Accumulated Deficit	Total	Total
Balance at beginning of year	897,043	986,142	18,317	9,412	10,347	1,921,261	64,008	122,909	2,108,178	2,182,209

Deferred tax liability recognition adjustment (Note 3.m)	-	-	-	-	-	-	-	(358,263)	(358,263)	(383,241)
Balance at beginning of year (including adjustment)	897,043	986,142	18,317	9,412	10,347	1,921,261	64,008	(235,354)	1,749,915	1,798,968

Net loss for the year	-	-	-	-	-	-	-	(435,397)	(435,397)	(49,053)

Balance at end of year	897,043	986,142	18,317	9,412	10,347	1,921,261	64,008	(670,751)	1,314,518	1,749,915

The accompanying notes 1 through 29 and supplemental exhibits A, C, D, E, G and H are an integral part of these financial statements

EMPRESA DISTRIBUIDORA Y COMERCIALIZADORA NORTE S.A. (EDENOR S.A.)

 STATEMENTS OF CASH FLOWS

 FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

(stated in thousands of pesos)
	2011	2010
Changes in cash and cash equivalents
Cash and cash equivalents at beginning of year (Note 19.a)	676,843	228,372
Cash and cash equivalents at end of year (Note 19.a)	100,359	676,843
Net (decrease) increase in cash and cash equivalents	(576,484)	448,471

Cash flows from operating activities
Net loss for the year	(435,397)	(49,053)

Adjustments to reconcile net loss to net cash flows provided by operating activities
Depreciation of property, plant and equipment (Exhibit A)	184,792	178,380
Residual value retirements of property, plant and equipment (Note 12 and Exhibit A)	1,751	1,125
Gain from the sale of real property (Note 12)	0	(5,266)
Gain from permanent investments	(80,805)	(7)
Amortization of goodwill	(13,332)	0
Gain from investments	(44,809)	(55,650)
Interest accrued on subidiary companies’ loans (Note 5)	(36,010)	0
Adjustment to present value of notes (Note 3.j)	0	4,198
Gain (Loss) from the purchase of notes	(6,546)	7,054
Loss from valuation of other assets available for sale at net realizable value	75,029	0
Exchange difference and interest on loans	224,328	49,512
Income tax (Notes 3.m and 13)	(29,652)	(26,114)
Allowance for doubtful accounts (Exhibit E)	41,794	16,313
Allowance for other doubtful accounts (Exhibit E)	0	4,891
Adjustment to present value of the retroactive tariff increase arising from the application of the new electricity rate schedule and other trade receivables (Note 18.c)	(1,170)	(11,581)
Changes in assets and liabilities:
Net (increase) decrease in trade receivables	(46,354)	245
Net decrease (increase) in other receivables	21,448	(275)
Increase in supplies	(14,069)	(2,218)
Increase in trade accounts payable	206,415	34,853
Increase in salaries and social security taxes	70,623	69,015
Net decrease in taxes	(31,702)	(45,842)
Increase in other liabilities	93,573	74,495
Increase for funds deriving from the Program for the rational use of electric power (PUREE)	337,991	295,778
Net increase (decrease) in accrued litigation	5,679	(8,249)

Financial interest paid (net of interest capitalized) (Notes 3.g and 19.b)	(106,156)	(64,908)
Financial and commercial interest collected (Note 19.b)	48,973	60,232

Net cash flows provided by operating activities	466,394	526,928

Cash flows from investing activities
Additions of property, plant and equipment (Exhibit A)	(430,637)	(388,770)
Acquisition of permanent investments (Note 25)	(567,600)	0
Receivable from loans granted to subsidiaries -Section 33 Law No. 19550- (Note 5)	(310,936)	0
Collection of loans granted to subsidiaries -Section 33 Law No. 19550- (Note 5)	90,602	0
Collection of property, plant and equipment sold	0	7,435
Sale of permanent investments (Note 25)	111,199	0
Advance payment received for the sales of EDELAR and EGSSA (Note 10)	15,559	0
Net cash flows used in investing activities	(1,091,813)	(381,335)

Cash flows from financing activities
Net increase in loans	48,935	302,878
Net cash flows provided by financing activities	48,935	302,878

Net (decrease) increase in cash and cash equivalents	(576,484)	448,471

The accompanying notes 1 through 29 and supplemental exhibits A, C, D, E, G and H are an integral part of these financial statements

EMPRESA DISTRIBUIDORA Y COMERCIALIZADORA NORTE S.A.
(EDENOR S.A.)

NOTES TO THE FINANCIAL STATEMENTS

As of December 31, 2011 and 2010

(Amounts stated in thousands of Argentine pesos)

1. ORGANIZATION AND START UP OF THE COMPANY

Empresa Distribuidora Norte S.A. (EDENOR or the Company) was organized on July 21, 1992 by Decree No. 714/92 in connection with the privatization and concession process of the distribution and sale of electric power carried out by Servicios Eléctricos del Gran Buenos Aires S.A. (Segba S.A.).

By means of an International Public Bidding, the Federal Government awarded 51% of the Company’s capital stock, represented by the Class “A” shares, to the bid made by Electricidad Argentina S.A. (EASA). The award as well as the transfer contract were approved on August 24, 1992 by Decree No. 1,507/92 of the Federal Government.

On September 1, 1992, EASA took over the operations of EDENOR.

The corporate purpose of EDENOR is to engage in the distribution and sale of electricity within the concession area. Furthermore, among other activities, the Company may subscribe or acquire shares of other electricity distribution companies, subject to the approval of the regulatory agency, lease the network to provide electricity transmission or other voice, data and image transmission services, and render advisory, training, maintenance, consulting, and management services and know-how related to the distribution of electricity both in Argentina and abroad. These activities may be conducted directly by EDENOR or through subsidiaries or related companies. In addition, the Company may act as trustee of trusts created under Argentine laws, including extending secured credit facilities to service vendors and suppliers acting in the distribution and sale of electricity, who have been granted guarantees by reciprocal guarantee companies owned by the Company.

2. BASIS OF PRESENTATION OF THE FINANCIAL STATEMENTS

Financial statements presentation

These financial statements have been prepared in accordance with accounting principles generally accepted in the City of Buenos Aires, Argentina (hereinafter “Argentine GAAP”) and the criteria established by the National Securities Commission (CNV), taking into account that which is mentioned in the following paragraphs.

The amounts of these financial statements are stated in thousands of Argentine pesos.

As from January 1, 2003 and as required by General Resolution No. 434/03 of the CNV, the Company reports the results of its operations, determines the values of its assets and liabilities and determines its profit and loss in conformity with the provisions of Technical Resolutions (TR) Nos. 8, 9 and 16 through 18 (consolidated text June 2003). As from January 1, 2004, the Company has applied the provisions of TR No. 21 of the Argentine Federation of Professional Councils in Economic Sciences (FACPCE) as adopted by the Professional Council in Economic Sciences of the Autonomous City of Buenos Aires (CPCECABA), with specific few exceptions and clarifications introduced by General Resolution No. 459/04 of the CNV.

The CNV, through its General Resolutions Nos. 485/05 and 487/06, decided to implement certain changes in the Argentine GAAP effective for fiscal years or interim periods beginning as from January 1, 2006, by requiring the application of TR Nos. 6, 8, 9, 11, 14, 16, 17, 18, 21, 22 and 23 and Interpretations 1, 2, 3, and 4, of the FACPCE with the amendments introduced by such Federation through April 1, 2005 (Resolution No. 312/05) and adopted by the CPCECABA (Resolution CD No. 93/05) with certain amendments and clarifications.

Among the aforementioned changes the following can be noted: i) the comparison between the values of certain assets and their recoverable values, using discounted cash flows; ii) the consideration of the difference between the accounting and tax values resulting from the adjustment for inflation included in non-monetary assets as a temporary difference, allowing the Company to either recognize a deferred tax liability or to disclose the effect of such accounting change in a note to the financial statements and (iii) the capitalization of interest cost on certain assets (only those assets that require an extended period of time to be produced or acquired would qualify) during the term of their construction and until they are in condition to be used.

With regard to the impact of the application of the change mentioned in the preceding paragraph under (i) on the Company’s property, plant and equipment, said change does not have a significant impact on the Company’s financial position or the results of operations for the year ended December 31, 2011, given that the fair value (defined as the discounted value of net cash flows arising from both the use of the assets and their final disposal) exceeds their recorded value, giving consideration to that which has been described in Notes 3.g and 27.

With regard to item (ii), until September 30, 2010, and as contemplated by General Resolution No. 487/06 of the CNV, the Company had elected to maintain such difference as a permanent difference, disclosing in a note the effect of recognizing such difference as temporary (Note 3.m).

On July 1, 2010, the CNV approved General Resolution No. 576/2010, pursuant to which those issuers that had elected to report in a note to the financial statements the deferred tax liability resulting from the application of the adjustment for inflation are required, with a view to IFRS implementation, to recognize such liability with a contra-account in unappropriated retained earnings. This recognition could be made in any interim period end or fiscal year end until the closing date of the fiscal year immediately preceding that in which the IFRS were applied for the first time. Furthermore, as an exception, the shareholders’ meetings that considered the financial statements for the fiscal year in which such deferred tax liability was recognized, could charge the amount of the aforementioned debit to unappropriated retained earnings, in accounts comprising capital stock not represented by shares, or in retained earnings accounts.

The Company has elected to recognize this deferred tax liability, which amounted to 358,263 with effect at December 31, 2011 in Accumulated Deficit (Notes 3.m, 3.x and 13).

Furthermore, on March 20 and June 12, 2009, the FACPCE approved TR Nos. 26 and 27 “Adoption of the International Financial Reporting Standards (IFRS) of the International Accounting Standards Board (IASB)” and “Changes to TR Nos. 6, 8, 9, 11, 14, 16, 17, 18, 21, 22, 23 and 24” respectively, which will be in effect for fiscal years beginning as from January 1, 2011. Additionally, the aforementioned TR have been approved by the Board of the Professional Council in Economic Sciences of the Autonomous City of Buenos Aires by Resolution No. 52/2009.

Moreover, on December 29, 2009, the CNV issued Resolution No. 562, according to which those entities that make a public offering of their capital stock or corporate notes pursuant to Law No. 17,811, or have requested authorization for their being included in such public offering system would be required to comply with the provisions of TR No. 26. The application of such standards will be mandatory for the Company as from the fiscal year beginning January 1, 2012.

On April 27, 2010, the Company’s Board of Directors approved the specific implementation plan required by General Resolution No. 562 of the National Securities Commission. Such approval was informed as a relevant fact on April 28, 2010.

Additionally, on July 1, 2010, the CNV issued Resolution No. 576 which provides solutions to, corrections and further explanation of those aspects concerning Resolution No. 562 about which the issuers of financial statements had raised objections or asked for clarification.

Consideration of the effects of inflation

The financial statements fully reflect the effects of the changes in the purchasing power of the currency through August 31, 1995. As from such date, and in accordance with Argentine GAAP and the requirements of control authorities, the restatement of the financial statements to reflect the effects of inflation was discontinued until December 31, 2001. As from January 1, 2002, and in accordance with Argentine GAAP, the Company resumed the application of the method of adjustment for inflation considering that the accounting basis restated as a result of the change in the purchasing power of the currency through August 31, 1995, as well as those with original date between such date and December 31, 2001, were restated in the currency value as of the latter date. The financial statements have been restated to reflect the effects of inflation based on the variations of the Domestic Wholesale Price Index.

On March 25, 2003, the Federal Government issued Decree No. 664 establishing that financial statements for fiscal years ending as from such date had to be prepared in nominal currency. Consequently, and in accordance with Resolution No. 441 of the CNV, the Company discontinued the restatement of its financial statements as from March 1, 2003. This criterion does not agree with Argentine GAAP, which establish that financial statements were to be restated through September 30, 2003.

3. VALUATION CRITERIA

The main valuation criteria used in the preparation of these financial statements are as follow:

a)       Cash and banks:

-	In local currency: at nominal value.
-	In foreign currency: at the exchange rates in effect as of the end of each year. The corresponding detail is disclosed in Exhibit G.

b)       Current investments:

-	Time deposits, which include the portion of interest income accrued through the end of each year.
-	Money market funds, which have been valued at the price of the unit of ownership as of the end of each year.
-	Government bonds, corporate notes and shares, which have been valued at the prevailing market price as of the end of each year.

c)       Trade receivables:

-	Services rendered and billed but not collected, and services rendered but unbilled as of the end of each year, at nominal value, except for those indicated in the following paragraphs;
-
Services rendered but unbilled as of December 31, 2010, arising from the retroactive increase deriving from the application of the electricity rate schedule resulting from the Temporary Tariff Regime (RTT) (Note 18.c) have been valued on the basis of the best estimate of the amount to be collected, discounted at a 10.5% annual nominal rate, which, in accordance with the Company’s criterion, reasonably reflected market assessments of the time value of money and risks specific to the receivable at the time of their initial measurement.

The amounts thus determined:

1.	are net of an allowance for doubtful accounts, as described in more detail in paragraph h) of this Note.
2.	consider the effects of that which is stated in Note 14.

d)       Other receivables and liabilities (excluding loans):

-	In local currency: at nominal value.
-	In foreign currency: at the exchange rates in effect as of the end of each year (Exhibit G).

Other receivables and liabilities have been valued as indicated above including, if any, interest income or expense accrued as of the end of each year. The values thus obtained do not differ significantly from those that would have been obtained if the Argentine GAAP had been applied, inasmuch as they establish that other receivables and liabilities must be valued on the basis of the best estimated amount to be collected and paid, respectively, discounted at a rate that reflects the time value of money and the risks specific to the transaction estimated at the time of their being recorded in assets and liabilities, respectively.

Liabilities, excluding loans, have been valued at nominal value including, if any, interest expense accrued as of the closing date of each year. The values thus obtained do not differ significantly from those that would have been obtained if the Argentine GAAP had been applied, inasmuch as they establish that they must be valued at their estimated cash price at the time of the transaction, plus interest and implicit financing components accrued on the basis of the internal rate of return determined at such opportunity.

The balances corresponding to ENRE Penalties and Discounts have been valued at nominal value, plus interest accrued on the portion disclosed as current (Notes 10 and 18.a). ENRE Penalties and Discounts included in the Adjustment Agreement have been adjusted as stipulated in the aforementioned agreement (Note 18.c).

The balances corresponding to the Program for the Rational Use of Electric Power (PUREE) have been valued at nominal value (Notes 10 and 18.d).

Deferred tax assets and liabilities have been valued at nominal value (Notes 3.m and 13).

e)       Supplies:

Supplies were valued at acquisition cost restated to reflect the effects of inflation as indicated in Note 2. The consumption of supplies has been valued based on the average cost method.

The Company has classified supplies into current and non-current depending on whether they will be used for maintenance or capital expenditures.

The carrying value of supplies, taken as a whole, does not exceed their recoverable value as of the end of each year.

f)       Non-current investments and Other assets available for sale:

a)           50% interest held in the related company SACME S.A. (a company organized by means of equal contributions by distribution companies EDENOR S.A. and EDESUR S.A. in accordance with the Bid Package). SACME S.A. is in charge of monitoring the electric power supplied to the aforementioned distributors. As of December 31, 2011 and 2010, the investment in SACME has been recorded at its equity value in accordance with the provisions of Technical Resolution No. 21 of the FACPCE (Exhibit C).

In order to determine the equity value, the audited financial statements of SACME S.A. as of December 31, 2011 and 2010 have been used. The accounting principles used by SACME are similar to those applied by EDENOR for the preparation of its financial statements.

b)           The permanent investment in AESEBA has been valued in accordance with the equity method as established in Technical Resolution No. 21 de the FACPCE. For such purpose, the Company has used the financial statements of its subsidiary company, which have been prepared as of the date of those of the Company by applying accounting principles similar to those applied by EDENOR.

Goodwill represents the excess market value of the net identifiable acquired assets over the acquisition cost effectively paid. Negative goodwill is systematically amortized throughout a period equal to the remaining weighted average useful life of the Issuer Company’s identifiable assets that are subject to depreciation.

c)           The investments in EMDERSA and EMDERSA HOLDING have been disclosed as Other current assets available for sale and have been valued at their estimated realizable value, which is lower than their equity value (Note 25.b).

In order to determine the estimated realizable value, the Company used the values of the offers received for EDELAR and EGSSA (Note 25.b) and the acquisition values for the other companies.

g)        Property, plant and equipment:

Property, plant and equipment transferred by SEGBA on September 1, 1992 were valued as of the privatization date as described below, and restated to reflect the effects of inflation as indicated in Note 2. The total value of the assets transferred from SEGBA was allocated to individual assets accounts on the basis of engineering studies conducted by the Company.

The total value of property, plant and equipment has been determined based on the USD 427 million price effectively paid by EASA for the acquisition of 51% of the Company’s capital stock at acquisition date. Such price was used to value the entire capital stock of EDENOR at 832 million pesos, which, when added to the fair value of the debts assumed by the Company under the SEGBA Privatization Bid Package for 139.2 million pesos less the fair value of certain assets received from SEGBA for 103.2 million, valued property plant and equipment at 868 million pesos.

SEGBA neither prepared separate financial statements nor maintained financial information or records with respect to its distribution operations or the operations in which the assets transferred to EDENOR were used. Accordingly, it was not possible to determine the historical cost of transferred assets.

Additions subsequent to such date have been valued at acquisition cost restated to reflect the effects of inflation as indicated in Note 2, net of the related accumulated depreciation. Depreciation has been calculated by applying the straight-line method over the remaining useful life of the assets which was determined on the basis of the above-mentioned engineering studies. Furthermore, in order to improve the disclosure of the account, the Company has made certain changes in the classification of property, plant and equipment based on each technical process.

In accordance with the provisions of TR No. 17, financial costs in relation to any given asset may be capitalized when such asset is in the process of production, construction, assembly or completion, and such processes, due to their nature, take long periods of time; those processes are not interrupted; the period of production, construction, assembly or completion does not exceed the technically required period; the necessary activities to put the asset in condition to be used or sold are not substantially complete; and the asset is not in condition so as to be used in the production or start up of other assets, depending on the purpose pursued with its production, construction, assembly or completion. The Company capitalized financial costs on property, plant and equipment from 1997 to 2001, from 2006 through 2010 and during the year ended December 31, 2011. Financial costs capitalized for the years ended December 31, 2011 and 2010 amounted to 16,133 and 19,522, respectively.

During the years ended December 31, 2011 and 2010, direct costs capitalized amounted to 79,894 and 57,443, respectively.

The Company analyzes the recoverability of its non-current assets on a periodical basis or when events or changes in circumstances indicate that the recoverable value of assets, which is measured as the economic use value as of the end of the year, may be impaired.

The economic use value is determined based on projected and discounted cash flows, using discount rates that reflect the time value of money and the specific risks of the assets considered.

Cash flows are prepared on the basis of estimates concerning the future performance of certain variables that are sensitive to the determination of the recoverable value, among which the following can be noted: (i) nature, opportunity and modality of electricity rate increases and cost adjustment recognition in accordance with the agreements described in Note 18; (ii) demand for electricity projections; (iii) evolution of the costs to be incurred, and; (iv) macroeconomic variables, such as growth rates, inflation rates and foreign currency exchange rates.

In spite of the current economic and financial situation, which is described in Note 27, the Company has made its projections under the assumption that the electricity rates will be improved according to the circumstances. However, the Company may not ensure that the future performance of the variables used to make its projections will be in line with what it has estimated. Therefore, significant differences may arise in relation to the estimates used and assessments made as of the date of these financial statements.

In order to contemplate the estimation risk contained in the projection of the aforementioned variables, the Company has considered different probability-weighted scenarios.

Based on the previously mentioned conclusions, the valuation of property, plant and equipment, taken as a whole, does not exceed their recoverable value as of the end of each year.

Finally, and in accordance with the concession agreement, the Company may not pledge the assets used in the provision of the public service nor grant any other security interest thereon in favor of third parties, without prejudice to the Company’s right to freely dispose of those assets which in the future may become inadequate or unnecessary for such purpose. This prohibition does not apply in the case of security interests granted over an asset at the time of its acquisition and/or construction to secure payment of the purchase price and/or installation.

h)       Allowances:

a) Allowance for doubtful accounts: it has been recorded to adjust the valuation of trade receivables and other receivables up to their estimated recoverable value. The amount of the allowance has been determined based on the historical series of collections for services billed through the end of each year and collections subsequent thereto.

Furthermore, and considering that the Framework Agreement expired on December 31, 2010 (Note 14), the Company recorded an allowance for the total amount of the receivables billed for these concept as from January 1, 2011.

Additionally, for purposes of calculating the amount of the allowance, the Company has considered a detailed analysis of accounts receivable in litigation.

b) Allowance for doubtful recoverability of tax loss carryforward: it has been recorded to adjust the valuation of the deferred tax asset resulting from the tax loss carryforward estimated as of the end of the year, up to its estimated recoverable value, in accordance with that mentioned in Notes 3.m and 27.

The evolution and balances of allowances have been disclosed in Exhibit E.

i)       Accrued litigation:

Amounts have been accrued for several contingencies.

1) The Company is a party to certain lawsuits and administrative proceedings in several courts and government agencies, arising from the ordinary course of business

2) The Company is also a party to civil and labor lawsuits in the ordinary course of business.

As of the end of each year, Management evaluates these contingencies and records an accrual for related potential losses when: (i) payment thereof is probable, and (ii) the amount can be reasonably estimated. The Company estimates that any loss in excess of amounts accrued will not have a material adverse effect on the Company’s result of operations or its financial position.

The evolution and balances of the accrued litigation account have been disclosed in Exhibit E.

j)       Loans:

As of the end of each year, the notes issued in United States dollars (Note 15) have been valued on the basis of the best estimate of the amount to be paid, discounted at a rate that reasonably reflects market assessments of the time value of money and specific debt risks, net of issuance expenses.

The adjustment to present value of future cash flows of the notes, using the market interest rate in effect at the time of the initial measurement, generated a loss of 4,198 as of December 31, 2010.

The rest of the financial debts have been valued at nominal value plus interest expense accrued as of the end of each year. The values thus obtained do not differ significantly from those that would have been obtained if the Argentine GAAP had been applied, inasmuch as they establish that they must be valued in accordance with the amount of money delivered and received, respectively, net of transaction costs, plus financial results accrued on the basis of the internal rate of return estimated at the time of their initial recognition.

“Derivative financial instruments” (Note 22) have been valued in accordance with the provisions of section 2 of Technical Resolution No. 18 of the Argentine Federation of Professional Councils in Economic Sciences (FACPCE), which require that all derivative financial instruments be recognized as assets and/or liabilities at their fair value, regardless of whether they are designated as hedging instruments or not.

Furthermore, the changes in the accounting basis of financial instruments -Corporate Notes- have been recognized by the Company in the Financial income (expense) and holding gains (losses) generated by liabilities account of the Statement of Income as of December 31, 2011 and 2010 under Exchange difference (Note 22.a), with a contra-account in Current Assets; Other receivables, under Derivative financial instruments (Note 5) and in Current Liabilities; Loans, under Derivative financial instruments (Note 7).

The changes in the accounting basis of financial instruments -Forward and futures contracts- have been recognized by the Company in the Financial income (expense) and holding gains (losses) generated by assets account of the Statement of Income as of December 31, 2011 and 2010 under Holding loss (Note 22.b). As of December 31, 2011 and 2010, the aforementioned transactions have been fully settled.

k)      Shareholders’ equity accounts:

These accounts have been restated to reflect the effects of inflation as indicated in Note 2, except for the “Shareholders’ Contributions - Nominal value” and “Additional Paid-in Capital” accounts which have been maintained at their nominal value.

The excess of the adjusted value of Capital Stock over its nominal value has been included in the “Shareholders’ Contributions – Adjustment to Capital” account.

The Treasury Stock account represents the nominal value of the Company’s own shares acquired by the Company (Note 17.a).

l)       Statement of income accounts:

-	The accounts that accumulate monetary transactions have been disclosed at their nominal values.
-	Financial income (expense) and holding gains (losses) have been disclosed separately under income (expense) generated by assets and by liabilities.
-	The adjustment to present value of the notes as of December 31, 2010 is stated at nominal value.

m)     Income tax and tax on minimum presumed income:

The Argentine GAAP require the application of the deferred tax method to account for income tax. This method consists of recognizing deferred tax assets and liabilities when temporary differences arise from the valuation of assets and liabilities for accounting and tax purposes. Taking into account the legal regulations in effect as of the date of issuance of these financial statements, deferred tax assets and liabilities have been determined by applying to temporary differences identified and tax losses, the tax rate that is expected to apply at the time of their reversal or use.

With regard to the consideration of the difference between the accounting and tax values resulting from the adjustment for inflation included in non-monetary assets, as a temporary difference, the Company has decided that the deferred tax liability generated by this concept be recognized in the accounting on December 31, 2011 retroactively to January 1, 2011, as contemplated by General Resolution No. 576/10 of the National Securities Commission. The recorded amount of the deferred tax liability for this concept, with a contra-account in accumulated deficit, totals 358,263 (Note 13).

Furthermore, as of December 31, 2011, due to the situation described in Note 27, the Company has recorded an allowance for the amount of the deferred tax asset resulting from the estimated tax loss carryforward at year-end, due to the fact that the generation of future taxable income for offsetting purposes within the period contemplated by the tax legislation in effect is uncertain. Moreover, the amount of the deferred tax asset not included in the allowance is considered recoverable as there exist taxable temporary differences (deferred tax liability) whose reversal is estimated to occur in the same periods in which the deductible temporary differences comprising it are expected to reverse (Note 13).

Additionally, the Company determines the tax on minimum presumed income by applying the current rate of 1% on the Company’s taxable assets as of year-end. The tax on minimum presumed income and the income tax complement each other. The Company’s tax obligation for each year will be equal to the higher of these taxes. However, should the tax on minimum presumed income exceed income tax in any given fiscal year, such excess may be computed as a payment on account of any excess of income tax over the tax on minimum presumed income that may arise in any of the ten subsequent fiscal years.

The Company has recognized the minimum presumed income tax accrued in the year and paid in the previous years as a receivable, as it estimates that in future fiscal years it may be computed as a payment on account of the Income tax (Note 13).

n)      Operating leases:

As lessee, EDENOR has lease contracts (buildings) which classify as operating leases.

The features that these lease contracts have in common are that lease payments (installments) are established as fixed amounts; there are neither purchase option clauses nor renewal term clauses (except for the lease contract of the Energy Handling and Transformation Center that has an automatic renewal clause for the term thereof); and there are prohibitions such as: transferring or sub-leasing the building, changing its use and/or making any kind of modifications thereto. All operating lease contracts have cancelable terms and lease periods of two to thirteen years.

Buildings are for commercial offices, two warehouses, the headquarters building (comprised of administration, commercial and technical offices), the Energy Handling and Transformation Center (two buildings and a plot of land located within the perimeter of Central Nuevo Puerto and Puerto Nuevo) and Las Heras substation.

As of December 31, 2011 and 2010, future minimum lease payments with respect to operating leases are as follow:

	2011	2010
2012	12,101	8,659
2013	9,483	8,470
2014	9,087	8,406
2015	3,127	2,900
2016	147	147
2017	147	0
Total future minimum lease payments	34,092	28,582

Total rental expenses for all operating leases for the years ended December 31, 2011 and 2010 are as follow:

	2011	2010
Total lease expenses	11,751	13,130

As lessor, Edenor has entered into operating lease contracts with certain cable television companies granting them the right to use the poles of the Company’s network. Most of these lease contracts include automatic renewal clauses.

As of December 31, 2011 and 2010, future minimum lease collections with respect to operating leases are as follow:

	2011	2010
2012	26,836	1,924
2013	24,383	89
2014	22	20
2015	0	0
2016	0	0
2017	0	0
Total future minimum lease collections	51,241	2,033

Total rental income for all operating leases for the years ended December 31, 2011 and 2010, is as follows:

	2011	2010
Total lease income (Note 11)	22,511	18,114

o)       Labor cost liabilities and early retirements payable:

Presented below is a detail of the estimated costs and liabilities related to the following:

-	supplementary benefits of leaves of absence derived from accumulated vacation,
-
other personnel benefits (pension plan), as stipulated in collective bargaining agreements in effect, to be granted to employees who retire under the differential retirement system of Decree No. 937/74, upon reaching 55 years of age and 30 years of service, which consist of 10 salaries. As of December 31, 2011 and 2010, the accrual for these benefits amounted to 38,283 and 31,356, respectively (Note 8), and

-
seniority-based bonus, as stipulated in collective bargaining agreements in effect, which consists of the payment of one salary to male/female employees upon reaching 20, 30, 35 and 40, and 17, 27, 32 and 37 years of employment, respectively. As of December 31, 2011 and 2010, the accrual for such bonuses amounted to 18,065 and 12,432, respectively (Note 8).

Liabilities related to the above-mentioned seniority-based bonus and other personnel benefits (pension plan) to be granted to employees, have been determined taking into account all rights accrued by the beneficiaries of both plans as of December 31, 2011 and 2010, respectively, on the basis of actuarial studies conducted by an independent actuary as of December 31, 2011 and 2010. The actuarial method used by the Company is the Projected Unit Credit Method. Such liabilities have been disclosed in the current and non-current Salaries and social security taxes account, respectively (Note 8).

Early retirements payable corresponds to individual optional agreements. After employees reach a specific age, the Company may offer them this option. The related accrued liability represents future payment obligations which as of December 31, 2011 and 2010 amount to 5,219 and 6,165 (current) and 5,520 and 6,845 (non-current), respectively (Note 8).

The detail of the estimated amounts charged to the results of operations due to variations in the Company’s payment commitments under the personnel benefits plan as of December 31, 2011 and 2010 is as follows:

	2011	2010
Cost	2,229	1,828
Interest	8,163	7,825
Amortization of recognized net actuarial loss	1,710	814
	12,102	10,467

The detail of the variations in the Company’s payment commitments under the personnel benefits plan as of December 31, 2011 and 2010 is as follows:

	2011	2010
Payment commitments under the personnel benefits plan at the beginning of the year	41,492	31,195
Cost	2,229	1,828
Interest	8,163	7,825
Actuarial loss	11,957	4,572
Benefits paid to participating employees	(5,175)	(3,928)
Payment commitments under the personnel benefits plan as of the end of the year	58,666	41,492

Payment commitments under the personnel benefits plan at year-end	58,666	41,492
Unrecognized net actuarial loss	(20,383)	(10,136)
Total personnel benefits plan (Note 8)	38,283	31,356

Actuarial assumptions used were the following:

	2011	2010
Discount rate	30%	24%
Salary increase	23%	15%
Inflation	22%	18%

As of December 31, 2011 and 2010, the Company does not have any assets related to the personnel benefits plan (pension plan).

p)       Customer deposits and contributions (Note 6):

Customer deposits:

Under the Concession Agreement, the Company is allowed to receive customer deposits in the following cases:

1.	When the power supply is requested and the user is unable to provide evidence of his legal ownership of the premises;
2.	When service has been suspended more than once in one-year period;
3.	When the power supply is reconnected and the Company is able to verify the illegal use of the service (fraud).
4.	When the customer is undergoing liquidated bankruptcy or reorganization proceedings.

The Company has decided not to request customer deposits from residential tariff customers.

Customer deposits may be either paid in cash or through the customer’s bill and accrue monthly interest at a specific rate of Banco de la Nación Argentina called “reference” rate.

When a customer requests that the supply service be disconnected, the customer’s deposit is credited (principal amount plus any interest accrued up to the date of reimbursement). Any balance outstanding at the time of requesting the disconnection of the supply service is deducted from the amount so credited. Similar procedures are followed when the supply service is disconnected due to a lack of customer payment. Consequently, the Company recovers, either fully or partially, any amount owed for electric power consumption.

When the conditions for which the Company is allowed to receive customer deposits no longer exist, the principal amount plus any interest accrued thereon are credited to the customer’s account.

Customer contributions:

The Company receives advances from certain customers for services to be provided based on individual agreements. Such advances are stated at nominal value plus interest accrued as of the end of each year.

q)       Revenue recognition:

Revenues from operations are recognized on an accrual basis and derive mainly from electricity distribution. Such revenues include electricity supplied, whether billed or unbilled, at the end of each year and have been valued on the basis of applicable tariffs.

The Company also recognizes revenues from other concepts included in distribution services, such as new connections, rights of use on poles, transportation of electricity to other distribution companies, etc.

All revenues are recognized when the Company’s revenue earning process has been completed, the amount of revenues may be reasonably measured and the economic benefits associated with the transaction flow to the Company.

MMC (Cost Monitoring Mechanism) amounts are recognized in the accounting when approved by the ENRE. Accordingly, revenues from MMC adjustments applicable until May 2008 have already been recognized in the accounting (Notes 4 and 18.d).

r)       Estimates:

The preparation of the financial statements in accordance with Argentine GAAP requires the Company’s Board of Directors and Management to make estimates that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported year. The Company’s Management makes estimates to calculate, for example, depreciation and amortization, the recoverable value of assets and contingencies. Future actual results and amounts may differ from the estimates used and assessments made as of the date of the financial statements.

Additionally, the Company has recorded an allowance for a portion of the deferred tax asset corresponding to tax losses carryforward due to the fact that it estimates that it will not be recovered within the period contemplated by the tax legislation in effect (Note 3.m).

Furthermore, these financial statements have been prepared in accordance with the accounting principles applicable to a going concern, assuming that the Company will continue to operate normally. Therefore, they do not include the effects of any adjustments or reclassifications, if there were any, that might be necessary to make if the situation described in Note 27 is not resolved.

s)       Losses per share:

It has been computed on the basis of the number of shares outstanding as of December 31, 2011 and 2010 which amounts to 897,042,600 (net of the treasury shares as of December 31, 2011 and 2010 for 9,412,500). There is no earning (loss) per share dilution, as the Company has issued neither preferred shares nor corporate notes convertible into common shares.

t)       Segment information:

In accordance with the provisions of TR No. 18, the Company is required to disclose segment information provided certain requirements are met. This Resolution establishes the criterion to be followed for reporting information on operating segments in annual financial statements, and requires the reporting of selective information on operating segments in interim financial reports. Operating segments are those components of the Company’s activity about which different financial information may be obtained, whether for the allocation of resources or the determination of an asset’s performance. TR No. 18 also establishes the criterion to be applied by the Company to disclose its services, geographical areas and major customers.

The Company carries on its business activity in the electricity sector, acting in the distribution and generation of electricity through different legal entities in which it holds an interest.

Furthermore, the Company’s Management performs the analysis, follow-up and control of its business activities based on the following segments: EMDERSA, AESEBA and EDENOR (Notes 5 and 21 to the consolidated financial statements).

u)       Risk management:

The Company operates mainly in Argentina. Its business may be affected by inflation, currency devaluation, regulations, interest rates, price controls, changes in governmental economic policies, taxes and other political and economic-related issues affecting the country. The majority of the Company’s assets are either non-monetary or denominated in Argentine pesos, whereas the majority of its liabilities are denominated in U.S. dollars. As of December 31, 2011 and 2010, a minimum portion of the Company’s debts accrued interest at floating rates; consequently the Company’s exposure to interest rate risk is limited (Notes 15 and 22.a and b).

As of December 31, 2011 and 2010, the Company had entered into forward and futures contracts with the aim of mitigating the risk generated by the fluctuations in the US dollar rate of exchange (Notes 7 and 22.b).

Additionally, as of December 31, 2011 and 2010, the Company has carried out transactions with derivative financial instruments with the aim of hedging the exchange rate of the amounts in foreign currency that it will have to pay in the next interest payment dates of its financial debt, Class 9 Fixed Rate Par Notes (Notes 3.j, 5, 7 and 22.a).

v)       Concentration risks:

Related to customers

The Company’s accounts receivable derive primarily from the sale of electric power.

No single customer accounted for more than 10% of sales for the years ended December 31, 2011 and 2010. The collectibility of trade receivables balances related to the Framework Agreement, which amount to 54,272 and 33,047 as of December 31, 2011 and 2010, respectively, as disclosed in Notes 4 and 14, is subject to compliance with the terms of such agreement.

Related to employees who are union members

The Bid Package sets forth the responsibilities of both SEGBA and the Company in relation to the personnel transferred by SEGBA through Resolution No. 26/92 of the Energy Secretariat. According to the Bid Package, SEGBA will be fully liable for any labor and social security obligations accrued or originated in events occurred before the take-over date, as well as for any other obligations deriving from lawsuits in process at such date.

During 2005, two new collective bargaining agreements were signed with the Sindicato de Luz y Fuerza de la Capital Federal (Electric Light and Power Labor Union of the City of Buenos Aires) and the Asociación de Personal Superior de Empresas de Energía (Association of Supervision Personnel of Energy Companies), which expired on December 31, 2007 and October 31, 2007, respectively. These agreements were approved by the Ministry of Labor and Social Security on November 17, 2006 and October 5, 2006, respectively.

As of December 31, 2011 and 2010, approximately 80% of the Company’s employees were union members. Although the relationship with unions is currently stable, the Company may not ensure that there will be no work disruptions or strikes in the future, which could have a material adverse effect on the Company’s business and revenue. Furthermore, collective bargaining agreements signed with unions expired at the end of the 2007 fiscal year. There is no guarantee that the Company will be able to negotiate new collective bargaining agreements under the same terms as those currently in place or that there will be no strikes before or during the negotiation process.

As of the date of issuance of these financial statements, meetings aimed at negotiating the renewal terms of both collective bargaining agreements are being held with the above-mentioned unions.

w)      Foreign currency translation/ transactions:

The Company accounts for foreign currency denominated assets and liabilities and related transactions as follows:

The accounting measurements of purchases, sales, payments, collections, other transactions and outstanding balances denominated in foreign currency are translated into pesos using the exchange rates described below. Thus, the resulting amount in pesos represents the amount collected or to be collected, paid or to be paid.

For translation purposes, the following exchange rates are used:

a)	the exchange rate in effect at the date of the transaction, for payments, collections and other transactions denominated in foreign currency; and
b)	the exchange rate in effect at the date of the financial statements, for assets and liabilities denominated in foreign currency.

For transactions and balances denominated in foreign currency, the bid price is used for assets, and the offer price is used for liabilities.

The effect of such transactions has been included in the Statement of Income as “Exchange difference” under “Financial income (expense) and holding gains (losses)”.

x)       Financial statements comparison:

Certain amounts disclosed in the financial statements as of December 31, 2010 have been reclassified for comparative purposes, following the disclosure criteria used for the financial statements as of December 31, 2011.

Additionally, the Company recognized in the accounting the deferred tax liability generated by the differences between the accounting and tax values resulting from the adjustment for inflation included in non-monetary assets retroactively to January 1, 2011 (Notes 3.m and 13). The effects of this change on the results of operations for the year ended December 31, 2010 are detailed below:

2010
Net loss for the year before adjustment	(74,031)
Deferred tax liability recognition adjustment	24,978
Net loss for the year	(49,053)

4. TRADE RECEIVABLES

The detail of trade receivables as of December 31, 2011 and 2010 is as follows:

	2011	2010
Current:

Receivables from sales of electricity:

Sales of electricity - Billed	261,749	216,749

Sales of electricity - Unbilled	145,821	149,046
Retroactive tariff increase arising from the application of the new electricity rate schedule (Note 18.c)	0	21,442
Adjustment to present value of the retroactive tariff increase arising from the application of the new electricity rate schedule (Note 3.c)	0	(1,170)
Framework Agreement (Notes 3.c, 3.v and 14)	54,272	33,047
National Fund of Electricity (Note 18.d)	3,353	3,437
Bonds for the cancellation of debts of the Province of Bs. As. (Note 14)	0	8,743
Specific fee payable for the expansion of the network, transportation and others (Note 18.c)	6,512	4,477
In litigation	16,109	14,681
Subtotal	487,816	450,452
Less:
Allowance for doubtful accounts (Exhibit E)	(65,058)	(29,259)
	422,758	421,193
Non-Current:

Receivables from sales of electricity:

Receivables from Cost Monitoring Mechanism (Note 18.d)	45,531	45,531
	45,531	45,531

5. OTHER RECEIVABLES

The detail of other receivables as of December 31, 2011 and 2010 is as follows:

	2011	2010
Current:
Prepaid expenses (1)	2,649	4,625
Advances to suppliers	6,988	4,014
Advances to personnel	4,627	6,276
Parent and subsidiary companies (Note 16) (2)	279,477	4,169
Receivables from activities other than the main activity (3)	20,405	23,321
Allowance for other doubtful accounts (Exhibit E)	(12,253)	(12,799)
Tax on financial transactions	829	3,693
Derivative financial instruments (Notes 3.j, 3.u and 22)	1,316	0
Other (4)	8,731	10,062
	312,769	43,361
Non-Current:
Tax on minimum presumed income (net of advances and payments on account) (Note 13)	52,013	12,283
Prepaid expenses	1,140	1,199
Other	1,249	1,321
	54,402	14,803

(1)	Includes 2,649 and 70 in foreign currency (Exhibit G) as of December 31, 2011 and 2010, respectively.
(2)	Includes 13,460 in foreign currency (Exhibit G) as of December 31, 2011.
(3)	Includes 4,810 and 3,970 in foreign currency (Exhibit G) as of December 31, 2011 and 2010, respectively.
(4)	Includes 977 and 607 in foreign currency (Exhibit G) as of December 31, 2011 and 2010, respectively.

6. TRADE ACCOUNTS PAYABLE

The detail of trade accounts payable as of December 31, 2011 and 2010 is as follows:

	2011	2010
Current:
Payables for purchase of electricity and other purchases (1)	350,953	221,626
Accrual for unbilled electricity purchases	115,125	111,860
Customer contributions (Note 3.p)	79,292	33,965
Other (2)	36,189	11,054
	581,559	378,505
Non-Current:
Customer deposits (Note 3.p)	53,477	49,129
Other (3)	868	1,855
	54,345	50,984

(1)
Includes 47,181 and 20,053 in foreign currency (Exhibit G) as of December 31, 2011 and 2010, respectively. Also, includes balances with SACME S.A. for 1,317 and 1,392 as of December 31, 2011 and 2010, respectively, balances with Préstamos y Servicios S.A. for 8 as of December 31, 2011 and 2010, and balances with Electricidad Argentina S.A. for 1,080 as of December 31, 2011 (Note 16).

(2)	Includes 986 and 821 as of December 31, 2011 and 2010, respectively related to the debt recognition and refinancing agreement entered into with the ONABE (Note 18.e).
(3)	Debt recognition and refinancing agreement entered into with the ONABE (Note 18.e).

7. LOANS

The detail of loans as of December 31, 2011 and 2010 is as follows:

	2011	2010
Current:
Financial loans (Note 15)	6,870	0
Floating Rate Par Corporate Note – Class 8 (Note 15)	23,285	23,285
Floating Rate Par Corporate Note – Class A (Note 15) (1)	0	2,505
Interest – Corporate Note Class 8	1,345	0
Interest – Corporate Note Class 9 (2)	25,027	0
Interest – Corporate Note Class 7 (2)	2,581	21,237
Derivative financial instruments (Notes 3.j, 3.u, and 22)	0	7,253
Adjustment to present value of Corporate Notes	0	(172)
	59,108	54,108

Non-current:
Financial loans (Note 15)	6,891	0

Corporate Notes (Note 15):
Floating Rate Par Corporate Note – Class 8	11,666	34,951
Fixed Rate Corporate Note – Class 7 (2)	106,567	98,446
Floating Rate Par Corporate Note – Class A (2)	0	47,813
Fixed Rate Corporate Note – Class 9 (2) (3)	1,064,759	871,476
Adjustment to present value of Corporate Notes	0	(17,573)
	1,189,883	1,035,113

(1)	Includes 959 in foreign currency (Exhibit G) as of December 31, 2010.
(2)	In foreign currency (Exhibit G) as of December 31, 2011 and 2010.
(3)	Net of issuance expenses.

8. SALARIES AND SOCIAL SECURITY TAXES

The detail of salaries and social security taxes as of December 31, 2011 and 2010 is as follows:

	2011	2010
Current:

Salaries payable and accruals	227,994	160,616
Social Security (ANSES)	6,607	13,651
Early retirements payable (Note 3.o)	5,219	6,165
	239,820	180,432
Non-Current (Note 3.o):

Personnel Benefits Plan	38,283	31,356
Seniority-based bonus	18,065	12,432
Early retirements payable	5,520	6,845
	61,868	50,633

9. TAXES

The detail of taxes as of December 31, 2011 and 2010 is as follows:

	2011	2010
Current:

Provincial, municipal and federal contributions and taxes	34,092	32,024
Value Added Tax payable	11,128	30,901
Income tax and tax on minimum presumed income (net of advances and payments on account)	21,270	0
Withholdings	18,125	9,798
Municipal taxes	29,439	27,159
Tax regularization plan Law No. 26476	1,466	1,364
Other	10,319	9,834
	125,839	111,080

Non-Current:

Net deferred tax liabilities (Note 13)	226,338	253,817
Tax regularization plan Law No. 26476	7,161	8,989
	233,499	262,806

10. OTHER LIABILITIES

The detail of other liabilities as of December 31, 2011 and 2010 is as follows:

	2011	2010
Current:

Advance payment received for EGSSA’s sale agreement (Notes 16 and 26) (1)	9,252	0
ENRE penalties and discounts (Notes 3.d and 18 a)	25,303	0
Advance payment received for EDELAR’s sale agreement (Note 26) (1)	6,307	0
Advances for works to be performed	17,458	0
Other (2)	4,178	4,542
	62,498	4,542
Non-current:

ENRE penalties and discounts (Notes 3.d and 18.a)	506,598	455,421
Program for the rational use of electric power (PUREE) (Notes 3.d and 18.d)	867,087	529,097
	1,373,685	984,518

(1)	In foreign currency (Exhibit G).
(2)	Includes 1,496 and 1,345 in foreign currency (Exhibit G) as of December 31, 2011 and 2010, respectively

11. NET SALES

The breakdown of net sales for the years ended December 31, 2011 and 2010 is as follows:

	2011	2010

Sales of electricity (1)	2,230,159	2,125,390
Late payment charges	21,922	22,197
Right of use on poles (Note 3.n)	22,511	18,114
Connection charges	4,270	5,550
Reconnection charges	2,004	2,393
	2,280,866	2,173,644

(1) Net of ENRE discounts and penalties for 81,058 and 80,006 for the years ended December 31, 2011 and 2010, respectively (Note 18 a).

12. OTHER (EXPENSE) INCOME, NET

The breakdown of other (expense) income, net for the years ended December 31, 2011 and 2010 is as follows:

	2011	2010

Non-operating income	6,879	985
Commissions on municipal taxes collection	5,387	4,905
Net expense from technical services	(5,148)	(4,114)
Voluntary Retirements - Bonuses	(10,897)	(10,103)
Severance paid	(5,844)	(4,658)
Accrued litigation (Exhibit E)	(16,634)	(1,213)
Residual value of retirements of property, plant and equipment (Exhibit A)	(1,751)	(1,125)
Income from the sale of real property	0	5,266
Other	2,214	247
	(25,794)	(9,810)

13. INCOME TAX AND TAX ON MINIMUM PRESUMED INCOME

The reconciliation between the income tax as charged to the statement of income for the years ended December 31, 2011 and 2010, and the amount that would result from applying the tax rate in effect (35%) to the results of operations for each year, is as follows:

	2011	2010
Loss for the year before taxes	(465,049)	(75,167)
Applicable tax rate	35%	35%
Loss for the year at the applicable tax rate	(162,767)	(26,308)
Permanent differences at the applicable tax rate:
Loss from permanent investments and Amortization of goodwill	(14,323)	0
Accruals and other	(168)	194
Assessed income tax	(177,258)	(26,114)
Increase in the allowance for the impairment of net deferred assets (Exhibit E)	147,606	0
Income tax for the year	(29,652)	(26,114)
Variation between deferred assets (liabilities) charged to the results of operations	27,479	42,349
Difference between accrual and tax return	2,173	0
Income tax for the year	0	16,235

Allowance for the impairment of net deferred assets	2011	2010
At beginning of year	0	0
Increase in the allowance for the impairment of net deferred assets (Exhibit E)	147,606	0
Balance at end of year (Exhibit E)	147,606	0

Additionally, the breakdown of deferred tax assets and liabilities as of December 31, 2011 and December 31, 2010 is as follows:

	2011	2010
Non-current deferred tax assets
Tax loss carryforward	147,606	11,586
Accruals and Allowance for doubtful accounts	184,957	175,143
Other	37	442
	332,600	187,171

	2011	2010
Non-current deferred tax liabilities
Property, plant and equipment and other	(411,332)	(440,988)

Net deferred tax liability before allowance for the impairment of net deferred assets	(78,732)	(253,817)

Allowance for the impairment of net deferred assets (Exhibit E)	(147,606)	0
Net deferred tax liability (Note 9)	(226,338)	(253,817)

  Tax losses carryforward in effect as of December 31, 2011 are as follow:

Tax loss carryforward	Amount	Rate 35%	Year of expiration
Generated in fiscal year 2010	33,102	11,586	2015
Generated in fiscal year 2011	388,629	136,020	2016
Total tax-loss carry forward as of December 31, 2011	421,731	147,606

Additionally, as of December 31, 2011, the minimum presumed income tax receivable of 52,013 has been disclosed in other non-current receivables (Note 5), in accordance with that mentioned in Note 3.m.

The breakdown of the aforementioned receivable is as follows:

Minimum presumed income tax receivable	Amount	Year of expiration
Generated in fiscal year 2010	17,330	2020
Generated in fiscal year 2011	34,683	2021
	52,013

14. FRAMEWORK AGREEMENT

The Addendum to the New Framework Agreement entered into by the Federal Government, the Government of the Province of Buenos Aires and the Company on June 18, 2009, which contemplates its renewal for periods of four years with the consent of the parties involved, expired on December 31, 2010. The purpose of the Framework Agreement is to establish the guidelines under which the Company is to supply electricity to low-income areas and shantytowns.

On July 22, 2011, the Company, together with EDESUR S.A. and EDELAP S.A., entered into an Addendum with the Federal Government and the Government of the Province of Buenos Aires, for the renewal for a term of four years of the New Framework Agreement that had been signed on October 6, 2003.

The renewal is yet to be approved by the Ministry of Federal Planning, Public Investment and Services. Nevertheless, the Company has continued supplying electricity to low-income areas and shantytowns and has submitted the information related to this consumption to control authorities, under the assumption that the Agreement will continue in full force and effect in the successive periods

As of December 31, 2011 and 2010, balances with the Federal Government and the Government of the Province of Buenos Aires amount to 54,272 and 33,047, respectively (Notes 3.c, 3.v and 4).

With regard to the amount receivable that the Company had with the Province of Buenos Aires, in March 2010, the Company entered into a Payment Plan Agreement with the Government of that Province pursuant to which the Government of the Province of Buenos Aires verified and paid with Bonds for the Cancellation of Debts of the Province of Buenos Aires, the debt as of October 31, 2009 stated therein in the amount of 32,797. As of December 31, 2010, there is no outstanding balance for this concept (Note 4).

As of the date of issuance of these financial statements, the Company has made the corresponding presentations and is awaiting the extension of this Agreement. Furthermore, and following a criterion of prudence, the Company has decided to record an allowance in the amount of 28,600 for the electricity receivables accrued during the fiscal year 2011 until the administrative proceedings necessary for the aforementioned extension to come into effect are carried out by the different application authorities (Note 3.h and Exhibit E).

15. LOANS

CORPORATE NOTES PROGRAM

On October 25, 2010, the Company issued Corporate Notes for a nominal value of USD 140 million. Furthermore, as a result of the exchange offer, the Company accepted and exchanged Class 7 Corporate Notes for a nominal value of USD 90,301,000, for Corporate Notes due 2022 for a nominal value of USD 90,301,000 and paid USD 9,532,000 in cash, including payments of accrued and unpaid premium and interest on Class 7 Corporate Notes; and accepted and purchased Class 7 Corporate Notes for a nominal value of USD 33,593,000, having paid USD 35,750,000, including the payment of accrued and unpaid interest on Class 7 Corporate Notes.

The new Class 9 Corporate Notes for a total amount of USD 230,301,000 have been issued at an issue price of 100% of the principal amount. The twelve-year term corporate notes accrue interest as from the date of issuance at a fixed rate of 9.75%, payable semiannually on October 25 and April 25 of each year. The first interest payment fell due on April 25, 2011. The principal will be amortized in a lump sum payment at maturity date in 2022. The Company has requested authorization for the listing of the Corporate Notes on the Buenos Aires Stock Exchange and admission for trading on the Mercado Abierto Electrónico S.A. (the OTC market of Argentina), as well as authorization for the listing of the Corporate Notes on the Luxembourg Stock Exchange and admission for trading on the Euro MTF Market, which is the alternative market of the Luxembourg Stock Exchange.

On April 26, 2011, the Company issued Corporate Notes for a nominal value of USD 69,699,000, thereby completing the total original amount of the series of up to USD 300 million.

The Company used the net proceeds from the sale of the Corporate Notes in these offers to refinance part of its short-term debt, finance the capital expenditures plan, and increase working capital.

Furthermore, in the first quarter of the fiscal year being reported, the Company purchased in successive operations, at market prices, “Class A floating rate par corporate notes” due in 2019, for a nominal value of USD 12,656,000. The result of this transaction as of December 31, 2011 has been disclosed in the Statement of income under Gain (Loss) from the purchase of notes.

Additionally, in the September-December 2011 period, the Company purchased in successive operations, at market prices, “Class 9 fixed rate par corporate notes” due in 2022, for a nominal value of USD 41,453,000. The result of this transaction as of December 31, 2011 has been disclosed in the Statement of income under Gain (Loss) from the purchase of notes.

Furthermore, the change in the debt maturity profile allowed the Company to have the necessary funds to be able to carry out the acquisitions of companies mentioned in Note 25.

The Company’s debt structure as of December 31, 2011 and 2010 was comprised of the following Notes:

Debt issued in United States dollars:

Corporate Notes	Class	Debt structure as of Dec. 31, 2010 (in thousands of USD)	Debt purchase as of Dec. 31, 2011 (in thousands of USD)	Issuance April 26, 2011 (in thousands of USD)	Debt structure as of Dec. 31, 2011 (in thousands of USD)	Balance as of Dec. 31, 2011 (Note 7)	Balance as of Dec. 31, 2010 (Note 7)
Floating Rate Par Note	A	12,656	(12,656)	0	0	0	50,318
Fixed Rate Par Note	7	24,760	0	0	24,760	106,567	98,446
Fixed Rate Par Note (1)	9	219,184	(41,453)	69,699	247,430	1,064,759	871,476
Total		256,600	(54,109)	69,699	272,190	1,171,326	1,020,240

As of December 31, 2011, Class 9 fixed rate par corporate notes held by the Company amount to USD 41,453 thousand.

(1) Net of issuance expenses.

Debt issued in Argentine pesos:

	Debt Structure (in thousands of pesos)
Corporate Notes	Class	As of Dec. 31, 2010 (Note 7)	As of Dec. 31, 2011 (Note 7)
Floating Rate Par Note	8	58,236	34,951
Total		58,236	34,951

The principal amortization schedule of the corporate notes debt, broken down by year of total debt, without considering possible adjustments, prepayments, redemptions or cancellations is detailed in the table below:

Year	Amount
2011	0
2012	23,285
2013	11,666
2014	0
2015	0
2016	0
2017	106,567
2018	0
2019	0
2020	0
2021	0
2022 (1)	1,064,759
1,206,277

(1) Net of issuance expenses.

The main covenants are the following:

1) Negative Covenants

The terms and conditions of the Corporate Notes include a series of negative covenants that limit the Company’s actions with regard to, among others, the following:

- encumbrance or authorization to encumber its property or assets;
- incurrence of indebtedness, in certain specified cases;
- sale of the Company’s assets related to its main business;
- carrying out of transactions with shareholders or related companies;
- making certain payments (including, among others, dividends, purchases of Edenor’s common shares or payments on subordinated debt).

2) Suspension of Covenants

Certain negative covenants stipulated in the terms and conditions of the Corporate Notes will be suspended or adjusted if:

(a)	The Company’s long-term debt rating is raised to Investment Grade, or
(b)	The Company’s Level of Indebtedness is equal to or lower than 2.5.

If the Company subsequently losses its Investment Grade rating or its Level of Indebtedness is higher than 2.5, as applicable, the suspended negative covenants will be once again in effect.

However, the reinstatement of the covenants will not affect those acts which the Company may have performed during the suspension of such covenants.

FINANCIAL LOANS

In August 2011, the Company took out a financial loan from Banco Ciudad for a principal amount of 5,800 accruing interest at an annual rate of 14.8% and falling due on February 6, 2012. Interest is paid on a monthly basis as from August 31, 2011. As of the closing date of these financial statements, the Company entered into an Addendum with Banco Ciudad pursuant to which the maturity date of the aforementioned loan is extended to February 2014.

Additionally, in March and June 2011, the Company took out loans from Banco de la Provincia de Buenos Aires for a total principal amount of 22,000 accruing interest at an annual rate of 14% and falling due in March 2012, May 2012 and June 2014, respectively. Interest is paid on a monthly basis.

As of December 31, 2011, the outstanding balance under the aforementioned loans amounts to 13,761.

16.	BALANCES AND TRANSACTIONS WITH THE CONTROLLING COMPANY, SUBSIDIARY AND RELATED COMPANIES (SECTION 33 LAW No. 19,550) AND RELATED PARTIES

In the normal course of business, the Company carries out transactions with the controlling company, its subsidiary and related companies (Section 33 Law No. 19,550) and related parties.

As of December 31, 2011 and 2010, balances with the above-mentioned companies and related parties are as follow:

	2011	2010
Current investments (Exhibit D)
Transener S.A	0	17,527
Total	0	17,527
Other receivables (Note 5)
Préstamos y Servicios S.A.	35	1
SACME S.A.	8,068	4,168
AESEBA S.A. (Dividends to be collected)	14,851	0
Empresa Distribuidora de Electricidad de La Rioja S.A.	32,012	0
Empresa Distribuidora de Electricidad de Salta S.A.	134,831	0
Empresa Distribuidora de Energía Norte S.A.	89,501	0
Pampa Energía S.A.	179	0
Total	279,477	4,169
Trade accounts payable (Note 6)
Electricidad Argentina S.A.	(1,080)	0
SACME S.A.	(1,317)	(1,392)
Préstamos y Servicios S.A.	(8)	(8)
Total	(2,405)	(1,400)
Other liabilities (Note 10)
Pampa Energía S.A.	(9,252)	0
Total	(9,252)	0

Transactions carried out with the controlling company, subsidiary and related companies (Section 33 Law No 19,550) and related parties for the years ended December 31, 2011 and 2010 are as follow:

	2011	2010
	Income / (Loss)
Other income
Comunicación y Consumos S.A.	352	205
Electricidad Argentina S.A.	0	4
Total	352	209
Interest
Empresa Distribuidora de Electricidad de La Rioja S.A.	4,127	0
Empresa Distribuidora de Electricidad de Salta S.A.	17,385	0
Empresa Distribuidora de Energía Norte S.A.	10,453	0
EMDERSA Generación Salta S.A.	361	0
Préstamos y Servicios S.A.	25	1
Total	32,351	1
Expenses from services
SACME S.A.	(8,009)	(5,823)
Préstamos y Servicios S.A.	0	(84)
Errecondo, Salaverri, Dellatorre, Gonzalez & Burgio	0	(310)
Total	(8,009)	(6,217)

Expenses, exchange differences and financial interest
Electricidad Argentina S.A.	(10,300)	(9,771)
Errecondo, Salaverri, Dellatorre, Gonzalez & Burgio	(3,534)	0
Pampa Energía S.A.	(1,760)	0
Total	(15,594)	(9,771)

Agreement with Electricidad Argentina S.A. (Controlling Company)

On April 4, 2006, the Company and EASA entered into an agreement pursuant to which EASA will provide technical advisory services on financial matters as from September 19, 2005 and for a term of five years. In consideration of these services, EDENOR will pay EASA an annual amount of USD 2,000,000 plus VAT. Any of the parties may terminate the agreement at any time by giving 60 days’ notice, without having to comply with any further obligations or paying any indemnification to the other party.

At the meeting held on April 22, 2008, the Board of Directors approved the addendum to the agreement for the provision of technical advisory services dated March 14, 2008.

The aforementioned addendum stipulates that the amount to be paid by the Company in consideration of the services provided by Electricidad Argentina S.A. has been increased to USD 2,500,000 plus VAT, payable retroactively as from January 1, 2008.

On August 31, 2010, the Company’s Board of Directors approved a new addendum to the agreement for the provision of technical advisory services, which extended the term of the agreement for 5 years to commence as from September 19, 2010. The rest of the terms and conditions have not been modified.

Agreement with Comunicaciones y Consumos S.A.

On March 16, 2007, the Company and Comunicaciones y Consumos S.A. (CYCSA) entered into an agreement pursuant to which the Company granted CYCSA the exclusive right to provide telecommunications services to the Company customers through the use of the Company’s network in accordance with the provisions of Decree No. 764/2000 of the Federal Government, which contemplates the integration of voice, data and image transmission services through the existing infrastructure of electricity distribution companies such as the Company’s network. In accordance with the terms of the agreement, CYCSA will be responsible for all maintenance expenses and expenses related to the adapting of the Company’s network for the rendering of such telecommunications services. The term of the agreement, which was originally ten years to commence from the date on which CYCSA were granted the license to render telecommunications services, was subsequently extended to twenty years by virtue of an addendum to the agreement. The agreement will be automatically renewed upon expiration date for subsequent periods of five years, unless notice to the contrary is given by any of the parties no less than 120 days prior to the expiration of the corresponding period. In accordance with the agreement, CYCSA shall periodically request access to the Company’s network. Such request will be evaluated by the Company and access will be granted based on the available capacity of the network. In consideration of the use of the network, CYCSA will grant the Company 2% of the annual charges collected from customers, before taxes, as well as 10% of the profits obtained from provision of services. Furthermore, CYCSA will indemnify the Company for any obligation arising from the rendering of the services through the Company’s network. The agreement was signed on condition that CYCSA was to obtain the telecommunications license, which was granted by the National Communications Secretariat through Resolution No. 179/2008.

Furthermore, the first addendum to the Agreement for the Granting of Permission for the Use of Electricity Distribution Network was signed on October 27, 2008. Pursuant to this addendum, the Company granted CYCSA the right to use the poles and towers of High, Medium and Low-voltage overhead lines and the ducts and/or triple ducts accompanying High, Medium and Low-voltage ducts for the laying of optical fiber owned by CYCSA, on condition that the referred to optical fiber does not affect the normal supply of the public service. Moreover, said addendum grants Edenor the right to use part of the capacity of the optical fiber to be installed. It must be pointed out that the aforementioned addendum was approved by the Company’s Board of Directors at the meeting held on November 5, 2008.

During November 2008, the Company and CYCSA entered into the second addendum to the agreement, which modifies section XI of the main agreement (Term of the Agreement), thus extending the term of the agreement from ten to twenty years to commence from the date on which it went into effect. The aforementioned addendum was approved by the Company’s Board of Directors on December 18, 2008.

Agreement with Préstamos y Servicios S.A.

On March 16, 2007, the Company entered into an agreement with Préstamos y Servicios S.A. (PYSSA), a company engaged in the rendering of financial services, pursuant to which the Company granted PYSSA the exclusive right to conduct its direct and marketing services through the use of the Company’s facilities and mailing services. As part of the agreement, the Company agreed to provide physical space in some of its offices so that PYSSA be able to offer financial and loan services to Company customers. Furthermore, the Company agreed to include PYSSA marketing material in the mail sent to customers, including the invoices. The term of the agreement is five years, which will be automatically renewed for subsequent periods of five years, unless any of the parties gives notice to the other of his intention to terminate the agreement no less than 120 days prior to the expiration of the corresponding period. In accordance with the terms of the agreement, PYSSA will pay the Company 2% of the monthly charges collected from customers, before taxes, as well as 10% of the profits obtained from its services. Furthermore, PYSSA agreed to indemnify the Company for any obligation arising from the rendering of its services. The agreement established that its term was subject to the authorization of the National Regulatory Authority for the Distribution of Electricity, which approved this through Resolution No. 381/2007.

The activities related to the aforementioned agreement have been temporarily suspended in the Company’s offices.

Loan with Pampa Energía S.A.

On March 4, 2011, the Company and Pampa Energía S.A. entered into an agreement pursuant to which the Company would receive a USD 5 million two-year term loan at an annual rate of 5%. The loan was used to finance several investments that the Company intended to make in accordance with its business plan. This loan was repaid on November 3, 2011.

Loan with subsidiary and related companies (Section 33 Law No. 19,550)

On April 29, 2011, the Company entered into an agreement with EDEN, EDESAL, EDELAR and EDESA for the refinancing of the loans granted to them at the time of acquisition with the purpose of allowing for the restructuring of their financial loans, for 80,000 in the case of EDEN, 31,178 in the case of EDELAR, 131,320 in the case of EDESA and 37,503 in the case of EDESAL, at an annual nominal rate of 16% on each of them, with interest falling due semiannually on October 31, 2011 and April 30, 2012. The one-year term loans fall due on April 30, 2012. The financing conditions are in accordance with those usually obtained in the market for this type of transactions.

Furthermore, on November 3, 2011, the Company granted a loan to EDEN for USD 3,100,000 at an annual rate of 8.50% and final maturity on November 2, 2012.

Additionally, on July 8, August 5 and December 29, 2011, EDEN made payments for USD 2,000,000, 2,500,000 and 1,500,000, respectively, as early repayment of the loan granted by the Company. As of December 31, 2011, the outstanding balance amounts to 256,344 (Notes 5 and 16)

17. CAPITAL STOCK

a)      General

As of December 31, 2011 and 2010, the Company’s capital stock amounts to 906,455,100 shares, represented by 462,292,111 common, book-entry Class A shares with a par value of one peso each and the right to one vote per share; 442,210,385 common, book-entry Class B shares with a par value of one peso each and the right to one vote per share; and 1,952,604 common, book-entry Class C shares with a par value of one peso each and the right to one vote per share. Each and every share maintains the same voting rights, i.e. one vote per share. There are no preferred shares of any kind, dividends and/or preferences in the event of liquidation, privileged participation rights, prices and dates, or unusual voting rights. Moreover, there are no significant terms of contracts allowing for either the issuance of additional shares or any commitment of a similar nature.

As of December 31, 2011 and 2010, the Company’s capital stock, represented by 906,455,100 shares is comprised of the following:

	2011	2010
Holder	Number of shares		Class	% held
EASA (1)	462,292,111	462,292,111	“A”	51.00
Market in general (2)	442,210,366	442,210,366	“B”	48.78
Banco Nación (3)	1,952,604	1,952,604	“C”	0.22
New Equity Ventures LLC	19	19	“B”	0

(1) The shares are pledged in favor of the Argentine Government as evidenced by the certificate issued by Caja de Valores.
(2) Includes 9,412,500 treasury shares as of December 31, 2011 and 2010.
(3) Trustee of the Employee Stock Ownership Program.

On March 3, 2011, the Company held the General Annual Meeting which resolved by majority of votes to extend for 3 years the term for holding the treasury shares acquired within the framework of section 68 of Law No. 17,811 (text consolidated by Decree No. 677/01).

b)  Restriction on the transfer of the Company’s common shares

The Company’s by-laws provide that Class “A” shareholders may transfer their shares only with the prior approval of the ENRE. The ENRE must communicate its decision within 90 days upon submission of the request for such approval, otherwise the transfer will be deemed approved.

Furthermore, Caja de Valores S.A. (the Public Register Office), which keeps the Share Register of the shares, is entitled (as stated in the Company’s by-laws) to reject such entries which, at its criterion, do not comply with the rules for the transfer of common shares included in (i) the Argentine Business Organizations Law, (ii) the Concession Agreement and (iii) the Company’s by-laws.

In addition, the Class “A” shares will be pledged during the entire term of the concession as security for the performance of the obligations assumed under the Concession Agreement.

Additionally, in connection with the issuance of Corporate Notes (Note 15), EASA is required to be the beneficial owner and owner of record of not less than 51% of EDENOR’s issued, voting and outstanding shares.

Section ten of the Adjustment Agreement signed with the Grantor of the Concession and ratified by Decree No. 1957/06 stipulates that from the signing of the agreement through the end of the Contractual Transition Period, the majority shareholders may not modify their ownership interest nor sell their shares.

Furthermore, in accordance with the restructuring of the totality of EASA’s financial debt that ended on July 19, 2006, if EASA did not comply with its payment obligations under the new debt, its creditors could obtain an attachment order against the Company’s Class A shares held by EASA, and, consequently, the Argentine Government would be entitled, as stipulated in the concession agreement, to foreclose on the pledged shares, with an adverse effect on the results of its operations.

c)  Employee Stock Ownership Program (ESOP)

At the time of the privatization of SEGBA (the Company’s predecessor), the Argentine Government assigned the Company’s Class C shares, representing 10% of the Company’s outstanding capital stock, for the creation of an Employee Stock Ownership Program (ESOP) in compliance with the provisions of Law No. 23,696 and its regulatory decrees. Through this program, certain eligible employees (including former SEGBA employees who had been transferred to the Company) were entitled to receive a specified number of Class C shares, to be calculated on the basis of a formula that took into consideration a number of factors including employee salary, position and seniority. In order to implement the ESOP, a general transfer agreement, a voting trust agreement and a trust agreement were signed.

Pursuant to the general transfer agreement, participating employees were allowed to defer payment of the Class C shares over time. As security for the payment of the deferred purchase price, the Class C shares were pledged in favor of the Argentine government. This pledge was released on April 27, 2007 upon full payment to the Argentine Government of the deferred purchase price of all Class C shares. Additionally, in accordance with the terms of the original trust agreement, the Class C shares were held in trust by Banco de la Nación Argentina, acting as trustee, for the benefit of the ESOP participating employees and the Argentine Government. Furthermore, in accordance with the voting trust agreement, all political rights of participating employees (including the right to vote at the Company’s ordinary and extraordinary shareholders’ meetings) were to be jointly exercised until full payment of the deferred purchase price and release of the pledge in favor of the Argentine Government. On April 27, 2007, ESOP participating employees fully paid the deferred purchase price to the Argentine Government, accordingly, the pledge was released and the voting trust agreement was terminated.

In accordance with the regulations applicable to the ESOP, participating employees who retired before full payment of the deferred purchase price to the Argentine Government was made, were required to transfer their shares to the Guarantee and Repurchase Fund (Fondo de Garantía y Recompra) at a price to be calculated in accordance with a formula established in the general transfer agreement. As of the date of payment of the deferred purchase price, the Guarantee and Repurchase Fund had not fully paid the amounts due to former ESOP participating employees for the transfer of their Class C shares.

A number of former employees of both SEGBA and the Company have brought legal actions against the Guarantee and Repurchase Fund, the Argentine Government and, in few cases, against the Company, in cases in relation to the administration of the Employee Stock Ownership Program. The plaintiffs who are former employees of SEGBA were not deemed eligible by the corresponding authorities to participate in the Employee Stock Ownership Program at the time of its creation. This decision is being disputed by the plaintiffs who are therefore seeking compensation. The plaintiffs who are former employees of the Company are claiming payment for the unpaid amounts owed to them by the Guarantee and Repurchase Fund either due to non-payment of the transfer of their shares upon retirement in favor of the Guarantee and Repurchase Fund or incorrect calculation of amounts paid to them by the Guarantee and Repurchase Fund.

In several of these claims, the plaintiffs have obtained attachment orders or prohibitory injunctions against the Guarantee and Repurchase Fund on Class C shares and the amounts deposited in such Fund. Due to the fact that the resolution of these legal proceedings is still pending, the Federal Government has instructed Banco de la Nación Argentina to create a Contingency Fund so that a portion of the proceeds of the offering of the Employee Stock Ownership Program Class C shares be kept during the course of the legal actions.

No accrual has been recorded in the financial statements in connection with the legal actions brought against the Company as the Company’s management believes that EDENOR is not responsible for the above-mentioned claims.

In accordance with the agreements, laws and decrees that govern the Employee Stock Ownership Program, the Class C shares may only be held by personnel of the Company, therefore before the public offering of the Class C shares that had been separated from the Program, such shares were converted into Class B shares and sold. In conformity with the by-laws, the political rights previously attributable to Class C shares are at present jointly exercised with those attributable to Class B shares and the holders of the remaining Class C shares will vote jointly as a single class with the holders of Class B shares when electing directors and supervisory committee members. As of December 31, 2011 and 2010, 1,952,604 Class C shares, representing 0.22% of the Company’s capital stock are outstanding (Note 17.a).

18. REGULATORY FRAMEWORK

a)      General

The Company is subject to the regulatory framework provided under Law No. 24,065 and the regulations issued by the National Regulatory Authority for the Distribution of Electricity (ENRE).

The ENRE is empowered to approve and control tariffs, and control the quality levels of the service and the technical product, the commercial service and the compliance with public safety regulations, as established in the Concession Agreement. Failure to comply with the provisions of such Agreement and the rules and regulations governing the Company’s business will make the Company liable to penalties that may include the forfeiture of the concession.

The Distribution Company’s obligations are, among others, to make the necessary investments and carry out the necessary maintenance works in order to ensure that the quality levels established for the provision of the service in the concession area will be complied with and that electricity supply and availability will be sufficient to meet the demand in due time, securing the sources of supply.

If the Company repeatedly fails to comply with the obligations assumed in the Concession Agreement, the grantor of the concession will be entitled to foreclose on the pledged Class A shares and sell them in a Public Bid. This, however, will not affect the continuity of the Holder of the concession. As of the date of issuance of these financial statements, there have been no events of non-compliance by the Company that could be regarded as included within the scope of this situation.

Furthermore, the Concession Agreement may be rescinded in the event of the Distribution Company undergoing bankruptcy proceedings. Additionally, if the Grantor of the Concession fails to discharge his obligations in such a manner that the Distribution Company is prevented from providing the Service or the Service is severely affected on a permanent basis, the Distribution Company may request, after demanding the regularization of such situation in a term of 90 days, that the agreement be rescinded.

As of December 31, 2011 and 2010, the Company has accrued the penalties for resolutions not yet issued by the ENRE corresponding to the control years elapsed as of those dates. Additionally, the Company has applied the adjustment contemplated in the temporary tariff structure (caption b item vii) as well as the adjustments established by the electricity rate schedules applied during the fiscal year 2008, Resolutions Nos. 324/2008 and 628/2008.

On February 9, 2011, the Company was notified of the issuance of Resolution No. 32/2011 of the ENRE, whereby the Regulatory Authority fined the Company in the amount of 1,125 for the power cuts that had occurred between December 20 and December 31, 2010.

Furthermore, the Company was ordered to compensate those customers who had been affected by the power cuts in accordance with the following: 180 pesos to each small-demand residential customer who suffered power cuts that lasted from more than 12 continuous hours to 24 hours, 350 pesos to those who suffered power cuts that lasted from more than 24 continuous hours to 48 hours, and 450 pesos to those who suffered power cuts that lasted more than 48 continuous hours.

Said penalties amount to approximately 25,303, which, based on that mentioned in Note 21.e, have been recorded in Current liabilities under Other liabilities (Note 10).

As of December 31, 2011 and 2010, non-current liabilities for ENRE Penalties and Discounts amount to 506,598 and 455,421, respectively, and have been included in the Other non-current liabilities account (Notes 10 and 18.d).

ENRE Penalties and Discounts included in the Adjustment Agreement are adjusted in accordance with the terms of said agreement (Note 18.c caption vii), whereas penalties imposed after the signing of the Adjustment Agreement are adjusted in accordance with the provisions of the resolutions pursuant to which such penalties were determined.

In addition, as of December 31, 2011, the Company’s Management has considered that the ENRE has mostly complied with the obligation to suspend lawsuits aimed at collecting penalties, without prejudice to maintaining an open discussion with the entity concerning the effective date of the Adjustment Agreement and, consequently, concerning the penalties included in the renegotiation and those subject to the criteria of the Transition Period.

b)  Concession

The term of the concession is 95 years and may be extended for an additional maximum period of 10 years. The term of the concession is divided into management periods: a first period of 15 years and subsequent periods of 10 years each. At the end of each management period, the Class “A” shares representing 51% of the capital stock of EDENOR S.A., currently held by EASA, must be offered for sale through a public bidding. If EASA makes the highest bid, it will continue to hold the Class “A” shares, and no further disbursements will be necessary. On the contrary, if EASA is not the highest bidder, then the bidder who makes the highest bid shall pay EASA the amount of the bid in accordance with the conditions of the public bidding. The proceeds from the sale of the Class “A” shares will be delivered to EASA after deducting any amounts receivable to which the Grantor of the concession may be entitled.

On July 7, 2007 the Official Gazette published Resolution No. 467/07 of the ENRE pursuant to which the first management period is extended for 5 years to commence as from the date on which the Review of the Company Tariff Structure (RTI) goes into effect. Its original maturity would have taken place on August 31, 2007.

In accordance with the provisions of Resolution No. 467/2007 of the ENRE, the commencement of the process for the sale of the shares shall take place when the five-year tariff period beginning after the ending of the RTI comes to an end. Additionally, the controlling shareholder -Electricidad Argentina S.A. - is authorized to present as bidder in the referred to process and if its offer is selected as the winning bid, the controlling company will not have to make any disbursement whatsoever to keep the control of Edenor.

The Company has the exclusive right to render electric power distribution and sales services within the concession area to all users who are not authorized to obtain their power supply from the Wholesale Electricity Market (MEM), thus being obliged to supply all the electric power that may be required in due time and in accordance with the established quality levels. In addition, the Company shall allow free access to its facilities to any MEM agents whenever required, under the terms of the Concession. No specific fee must be paid by the Company under the Concession Agreement during the term of the concession.

On January 6, 2002, the Federal Executive Power passed Law No. 25,561 whereby adjustment clauses in US dollars, as well as any other indexation mechanisms stipulated in the contracts entered into by the Federal Government, including those related to public utilities, were declared null and void as from such date. The resulting prices and rates were converted into Argentine pesos at a rate of 1 peso per US dollar. Furthermore, Law No. 25,561 authorized the Federal Executive Power to renegotiate public utility contracts taking certain requirements into account.

It is worth mentioning that both the declaration of economic emergency and the period to renegotiate public utility contracts were extended through December 31, 2013 by Law No. 26,729.

c)      Adjustment Agreement entered into by and between Edenor and the Federal Government:

On September 21, 2005, the Company signed an Adjustment Agreement within the framework of the process of renegotiation of the Concession Agreement set forth in Law No. 25,561 and supplementary regulations; ratified on February 13, 2006.

The Adjustment Agreement established the following:

i)
the implementation of a Temporary Tariff Structure (RTT) effective as from November 1, 2005, including a 23% average increase in the distribution margin, which may not result in an increase in the average rate of more than 15%, and an additional 5% average increase in the distribution added value, allocated to certain specified capital expenditures;

ii)	the requirement that during the term of said temporary tariff structure, dividend payment be subject to the approval of the regulatory authority;
iii)	the establishment of a “social tariff” for the needy and the levels of quality of the service to be rendered;
iv)	the suspension of the claims and legal actions filed by the Company and its shareholders in national or foreign courts due to the effects caused by the Economic Emergency Law;
v)
the carrying out of a Review of the Company Tariff Structure (RTI) which will result in a new tariff structure that will go into effect on a gradual basis and remain in effect for the following 5 years. In accordance with the provisions of Law No. 24,065, the National Regulatory Authority for the Distribution of Electricity will be in charge of such review;

vi)
the implementation of a minimum investment plan in the electric network for an amount of 178.8 million to be fulfilled by EDENOR during 2006, plus an additional investment of 25.5 million should it be required (item f below);

vii)
the adjustment of the penalties imposed by the ENRE that are payable to customers as discounts, which were notified by such regulatory agency prior to January 6, 2002 as well as of those that have been notified, or whose cause or origin has arisen in the period between January 6, 2002 and the date on which the Adjustment Agreement goes into effect through the date on which they are effectively paid, using, for such purpose, the average increase recorded in the Company’s distribution costs as a result of the increases and adjustments granted as of each date;

viii)
the waiver of the penalties imposed by the ENRE that are payable to the National State, which have been notified, or their cause or origin has arisen in the period between January 6, 2002 and the date on which the Adjustment Agreement goes into effect;

ix)
the payment term of the penalties imposed by the ENRE, which are described in item vii above, is 180 days after the approval of the Review of the Company Tariff Structure (RTI) in fourteen semiannual installments, which represent approximately two-thirds of the penalties imposed by the ENRE before January 6, 2002 as well as of those that have been notified, or whose cause or origin has arisen in the period between January 6, 2002 and the date on which the Adjustment Agreement goes into effect, subject to compliance with certain requirements.

Said agreement was ratified by the Federal Executive Power through Decree No. 1957/06, signed by the President of Argentina on December 28, 2006 and published in the Official Gazette on January 8, 2007. This agreement stipulates the terms and conditions that, upon compliance with the other procedures required by the regulations, will be the fundamental basis of the Comprehensive Renegotiation of the Concession Agreement of the public service of electric power distribution and sale within the federal jurisdiction, between the Federal Executive Power and the Company.

Additionally, on February 5, 2007 the Official Gazette published Resolution No. 51/2007 of the ENRE which approves the electricity rate schedule resulting from the RTI applicable to consumption recorded as from February 1, 2007. This document provides for the following:

a)
A 23% average increase in distribution costs, service connection costs and service reconnection costs in effect which the Company collects as the holder of the concession of the public service of electric power distribution, except for the residential tariffs;

b)
Implementation of an additional 5% average increase in distribution costs, to be applied to the execution of the works and infrastructure plan detailed in Appendix II of the Adjustment Agreement. In this regard, the Company has set up the required fund;

c)
Implementation of the Cost Monitoring Mechanism (MMC) contemplated in Appendix I of the Adjustment Agreement, which for the six-month period commenced November 1, 2005 and ended April 30, 2006, showed a percentage of 8.032%. This percentage has been applied to non-residential consumption recorded from May 1, 2006 through January 31, 2007 (Note 18 d);

d)
Invoicing in 55 equal and consecutive monthly installments of the differences arising from the application of the new electricity rate schedule for non-residential consumption recorded from November 1, 2005 through January 31, 2007 (items a) and b) above) and from May 1, 2006 through January 31, 2007 (item c) above);

e)
Invoicing of the differences corresponding to deviations between foreseen physical transactions and those effectively carried out and of other concepts related to the Wholesale Electricity Market (MEM), such as the Specific fee payable for the Expansion of the Network, Transportation and Others, included in Trade Receivables under Receivables from sales of electricity as Unbilled (Note 4);

f)
Presentation, within a period of 45 calendar days from the issuance of this resolution, of an adjusted annual investment plan, in physical and monetary values, in compliance with the requirements of the Adjustment Agreement.

Revenues from the retroactive tariff increase deriving from the implementation of the new electricity rate schedule applicable to non-residential consumption for the period of November 2005 through January 31, 2007 have been fully recognized in the financial statements for the year ended December 31, 2007. Such amount, which totaled 218,591, has been invoiced in 55 equal and consecutive monthly installments, as described in item d) of this note.

Resolution No. 434/2007 established, among other things, that the obligations and commitments set forth in section 22 of the Adjustment Agreement be extended until the date on which the electricity rate schedule resulting from the RTI goes into effect, allowing the Company and its shareholders to resume the claims suspended as a consequence of the Adjustment Agreement if the new electricity rate schedule does not go into effect.

d)      Review of the Company Tariff Structure (RTI) - Cost Monitoring Mechanism (MMC) - PUREE – Electricity rate schedules

Review of the Company Tariff Structure (RTI)

On July 30, 2008, the National Energy Secretariat issued Resolution No. 865/2008 which modifies Resolution No. 434/2007 and establishes that the electricity rate schedule resulting from the Review of the Company Tariff Structure (RTI) will go into effect in February 2009. As of the date of issuance of these financial statements, no resolution has been issued concerning the application of the electricity rate schedule resulting from such process.

With regard to the commencement of the Review of the Tariff Structure, the ENRE has begun this process, and, on November 12, 2009, the Company submitted its revenue requirements proposal for the new period, which included the grounds and criteria based on which the request is made.

By Note No. 91,241, notified to the Company on December 18, 2009, the ENRE requested that the Company submit the technical rate schedules resulting from the preparation of its proposal, which have been duly submitted.

Program for the Rational Use of Electric Power (PUREE), Cost Monitoring Mechanism (MMC)

On October 4, 2007 the Official Gazette published Resolution No. 1037/2007 of the National Energy Secretariat which established that the amounts receivable that the Company maintains in the Trade receivables account as Unbilled –National Fund of Electricity, for “Quarterly Adjustment Coefficient of the National Fund of Electricity” (section 1 of Law No. 25,957) for 3,353 and 3,437 as of December 31, 2011 and 2010, respectively (Note 4) as well as the amounts corresponding to the Cost Monitoring Mechanism (MMC) for the period May 2006 through April 2007 (Note 18.c items b and c) be deducted from the funds resulting from the difference between surcharges billed and discounts made to customers, resulting from the implementation of the Program for the Rational Use of Electric Power (PUREE), until their transfer to the tariff is granted by the regulatory authority. On October 25, 2007 the ENRE issued Resolution No. 710/2007 which approved the aforementioned MMC compensation mechanism.

By Note No. 1383 dated November 26, 2008 of the National Energy Secretariat, the ENRE was instructed to consider the earmarking of the funds deriving from the application of the MMC corresponding to the period May 2007 through October 2007 whose recognition was pending, and to allow that such funds be deducted from the excess funds deriving from the application of the PUREE, in accordance with the provisions of Resolution No. 1037/2007 of the National Energy Secretariat. The MMC adjustment for the period May 2007 through October 2007, applicable as from November 1, 2007, is 7.56% and amounted to 45,531 (Note 4).

Additionally, as of December 31, 2011, the Company has submitted to the ENRE the MMC adjustment requests, in accordance with the following detail:

Assessment Period	Application Date	MMC Adjustment
November 2007 - April 2008	May 2008	5.791%
May 2008 – October 2008	November 2008	5.684%
November 2008 - April 2009	May 2009	5.068%
May 2009 – October 2009	November 2009	5.041%
November 2009 – April 2010	May 2010	7.103%
May 2010 – October 2010	November 2010	7.240%
November 2010 – April 2011	May 2011	6.104%
May 2011 – October 2011	November 2011	7.721%

As of the date of issuance of these financial statements, the aforementioned adjustments as well as the basis for their application are pending approval by the ENRE, for which reason the Company is unable to reasonably estimate the amount of the submitted requests. Therefore, no amount receivable for this concept has been recorded by the Company in these financial statements until approval is granted by the control authorities.

Furthermore, the necessary steps to regularize the situation are being taken in order to restore the economic and financial equation of the business, in view of the increase recorded in operating costs.

As of December 31, 2011 and 2010 liabilities generated by the excess funds deriving from the application of the PUREE, amount to 867,088 and 529,097 respectively, and have been disclosed in the Other Non-Current Liabilities account (Note 10). This increase in liabilities is due to the fact that the Company was allowed to keep such funds (Resolution No. 1037/07 of the Energy Secretariat) in order to cover the MMC increases not transferred to the tariff, as previously described.

Electricity rate schedules

On July 31, 2008, the ENRE issued Resolution No. 324/2008 which approves the values of the Company’s electricity rate schedule that contemplated the partial application of the adjustments corresponding to the Cost Monitoring Mechanism (MMC) and their transfer to the tariff. The aforementioned electricity rate schedule increased the Company’s distribution added value by 17.9% and has been applied to consumption recorded as from July 1, 2008. Therefore, the increase in rates for final users has ranged from 0% to 30%, on average, depending on consumption.

Furthermore, on October 31, 2008, the National Energy Secretariat issued Resolution No. 1169/2008 which approved the new seasonal reference prices of power and energy in the Wholesale Electricity Market (MEM). Consequently, the ENRE issued Resolution No. 628/2008 which approved the values of the electricity rate schedule to be applied as from October 1, 2008.

The aforementioned electricity rate schedule included the transfer of the increase in the seasonal energy price to tariffs, with the aim of reducing Federal Government grants to the electricity sector, without increasing the Company’s distribution added value.

By Resolution No. 202/2011, the National Energy Secretariat approved the winter scheduling for the Wholesale Electricity Market (MEM) for the period May 1 – October 31, 2011. Therefore, considering the level of electricity consumption during winter and with the aim of not negatively affecting user payment capacity, the National Energy Secretariat resolved to suspend the application of sections 6, 7, and 8 of its Resolution No. 1169/2008 from June 1, 2011 through September 30, 2011. It must be pointed out that this procedure had been previously implemented by the National Energy Secretariat in 2009 and in 2010 by its Resolutions Nos. 652/2009 and 347/10, respectively, which, at that time, gave rise to the issuance of Resolutions Nos. 433/2009 and 294/10 of the ENRE, ratified for this year by Resolution No. 202/11 of the Energy Secretariat.

On November 7, 2011, the Energy Secretariat issued Resolution No. 1301/11, which established the summer scheduling, eliminating government grants to certain economic activities, which, in accordance with the provisions of the Resolution, are in condition to pay the actual cost that needs to be incurred for being supplied with their demand for electricity. The removal of government grants has been extended to residential customers, who were classified by geographical areas and type of residence. The modification related only to electricity purchase prices in the Wholesale Electricity Market, for which reason the Company’s VAD (Distribution Added Value) remained practically unchanged.

Like in previous years, Resolution No. 1037/07 of the Energy Secretariat, ratified by Note No. 1383/08 of that Secretariat, continued to produce effects. The aforementioned resolution modified the earmarking of the funds resulting from the application of the Program for the Rational Use of Electric Power (“PUREE”), being it possible to deduct therefrom a) the amounts paid by the Company as Quarterly Adjustment Coefficient (“CAT”) implemented by Section 1 of Law No. 25,957, to calculate the total value of the National Fund of Electricity (FNEE); and b) the amounts corresponding to the electricity rates adjustments due to the application of the Cost Monitoring Mechanism (“MMC”) established in the Adjustment Agreement, until the transfer to the tariff of any of the aforementioned concepts, as applicable, is recognized.

e)  Concession of the use of real property

Pursuant to the Bid Package, SEGBA granted the Company the free use of real property for periods of 3, 5 and 95 years, with or without a purchase option, based on the characteristics of each asset, and the Company would be responsible for the payment of any taxes, charges and contributions levied on such properties and for the taking out of insurance against fire, property damage and third-party liability, to SEGBA’s satisfaction.

The Company may make all kind of improvements to the properties, including new constructions, upon SEGBA’s prior authorization, which will become the grantor’s property when the concession period is over, and the Company will not be entitled to any compensation whatsoever. SEGBA may terminate the loan for use contract after demanding the performance by the Company of any pending obligation, in certain specified cases contemplated in the Bid Package. At present, as SEGBA’s residual entity has been liquidated, these presentations and controls are made to the National Agency of Public Properties (ONABE), with which the Company entered into a debt recognition and refinancing agreement for 4,681 on September 25, 2009.

The form of payment stipulated in the aforementioned agreement established an advance payment of 1,170, which the Company made on September 25, 2009, and 48 installments of 104 for the remaining balance of 3,511. The installments include compensatory interest of 18.5% per annum under the French system, and are payable as from October 2009.

As of December 31, 2011 and 2010, the outstanding principal for this concept amounts to 1,854 and 2,676 respectively, which has been recorded in Trade accounts payable under Other (Note 6).

As of the date of issuance of these financial statements, the Company has acquired for an amount of 12,765, nine of these real properties whose loan for use contracts had expired. The title deeds of eight of these properties have been executed at a price of 12,375. As for the remaining real property, a down payment of 117 has been made while the outstanding amount of 273 will be paid upon the execution of the title deed on a date to be set by the Ministry of Economy.

19. CASH FLOW INFORMATION

a)      Cash and cash equivalents:

For the preparation of the Statement of Cash Flows, the Company considers as cash equivalents all highly liquid investments with original maturities of three months or less.

	As of December 31, 2011	As of December 31, 2010	As of December 31, 2009
Cash and Banks	8,902	8,611	8,685
Time deposits	48,511	17,523	27,191
Money market funds	40,814	117,458	80,055
Government Bonds, Corporate Notes and Shares	2,132	533,251	112,441
Total cash and cash equivalents in the Statement of Cash Flows	100,359	676,843	228,372

b)  Interest paid and collected:

	For the years ended December 31,
	2011	2010
Interest paid during the year	(122,289)	(84,430)
Interest collected during the year	48,973	60,232

20. INSURANCE COVERAGE

As of December 31, 2011, the Company carries the following insurance policies for purposes of safeguarding its assets and commercial operations:

Risk covered		Amount insured

Comprehensive (1)	USD	734,412,868
Mandatory life insurance		$34,032,000
Additional life insurance		$86,165,526
Funeral and burial insurance		$85,080,000
Theft of securities	USD	100,000
Vehicles (theft, third-party liability and damages)		$28,955,716
Land freight	USD	2,000,000
Imports freight		$2,250,000

(1)
Includes: fire, partial theft, tornado, hurricane, earthquake, earth tremors, flooding and debris removal from facilities on facilities providing actual service, except for high, medium and low voltage networks.

21. LEGAL ACTIONS

a)  Legal action brought by the National Ombudsman

The National Ombudsman made a presentation against both the resolutions by which the new electricity rate schedule had gone into effect as from October 1, 2008 and the application of the Program for the Rational Use of Electric Power (PUREE).

Within the framework of the case, on January 27, 2009, the ENRE notified the Company of a prohibitory injunction issued by the Court hearing the case as a consequence of the Ombudsman’s presentation, according to which the Company is prohibited from cutting power due to the nonpayment of bills issued with the rate hike resulting from the application of the resolutions questioned by the Ombudsman, until a final ruling is issued on the case. The precautionary measure has been appealed by the Company and the Argentine Federal Government. On September 1, 2009, National Appellate Court in Contentious and Administrative Federal Matters No. V affirmed the first instance decision, thus maintaining in effect the prohibitory injunction granted by the court of original jurisdiction.

Against this decision, the Company filed an extraordinary federal appeal (“Recurso Extraordinario Federal”), which was also rejected by the appellate court hearing the case.

On July 29, 2009 the Company answered the summons as a third-party defendant.

As a final recourse, on December 7, 2009, the Company filed an appeal (“Queja por Recurso denegado”) to the Federal Supreme Court requesting that the extraordinary appeal rejected by the Appellate Court be sustained. The appeal (“Queja por Recurso denegado”) is currently being analyzed by the Supreme Court.

Therefore, no accrual has been recorded for these claims as the Company’s management, based on both that which has been previously mentioned and the opinion of its legal advisors, believes that there exist solid arguments to support its position.

b)  Legal action brought by Consumidores libres Coop. Ltda. de provisión de servicios de acción comunitaria

On October 26, 2009, notice of the complaint “CONSUMIDORES LIBRES COOP. LTADA. DE PROVISIÓN DE SERVICIOS DE ACCIÓN COMUNITARIA VS Federal Government – National Energy Secretariat – ENRE, proceedings for the determination of a claim” was served upon the Company. The complaint was filed by two consumer associations: CONSUMIDORES LIBRES COOP. LTADA. DE PROVISIÓN DE SERVICIOS DE ACCIÓN COMUNITARIA and the UNIÓN DE USUARIOS Y CONSUMIDORES against the Federal Government, the ENRE, EDESUR, EDELAP and EDENOR, and is pending in the National Court of Original Jurisdiction in Contentious and Administrative Federal Matters Number 8. In accordance with the terms of the complaint, the associations for the defense of consumer rights, ADDUC and UNIÓN DE USUARIOS Y CONSUMIDORES EN DEFENSA DE SUS DERECHOS, have joined the complaint.

The remedies sought in the complaint are as follow:

a) That all the last resolutions concerning electricity rates issued by the ENRE and the National Energy Secretariat be declared null and unconstitutional, and, in consequence whereof, that the amounts billed by virtue of these resolutions be refunded.

b) That all the defendants be under the obligation to carry out the Review of the Tariff Structure (RTI).

c) That the resolutions issued by the Energy Secretariat that extend the transition period of the Adjustment Agreement be declared null and unconstitutional.

d) That the defendants be ordered to carry out the sale process, through an international public bidding, of the class “A” shares, due to the fact that the Management Period of the Concession Agreement is considered over.

e) That the resolutions as well as any act performed by a governmental authority that modify contractual renegotiations be declared null and unconstitutional.

f) That the resolutions that extend the management periods contemplated in the Concession Agreement be declared null and unconstitutional.

g) Subsidiarily, should the main claim be rejected, that the defendants be ordered to bill all customers on a bimonthly basis.

Additionally, it is requested that a precautionary measure be issued with the aim of suspending the rate hikes established in the resolutions being questioned by the plaintiff. Subsidiarily, it is requested that the application of the referred to resolutions be partially suspended. Finally, it is requested that the application authority be ordered not to issue new increases other than those resulting from the Review of the Tariff Structure process. The Court has neither granted nor rejected that which has been requested. In addition, and with regard to the main cause, it has been answered by the Company within the term and under the formalities prescribed by law.

With reference to that which has been previously mentioned, the objected to rate increases, with the exception of the one granted by Resolution No. 324/08 of the ENRE, do not have a direct impact on the distribution added value, inasmuch as they are the result of the transfer to the tariff of the higher generation costs ordered by the Grantor of the Concession. These generation increases are effective for the Company within the pass-through mechanism in the tariff.

On February 11, 2010 the Court hearing the case decided to turn into ordinary the proceeding that had been brought as an extraordinary summary proceeding, thus extending the time periods involved in the process. With regard to the provisional relief sought, on that date, the court ordered the carrying out of actions to add and clarify existing evidence, prior to taking any decision thereon.

Within the contemplated legal time period, the Company answered the complaint rejecting all its terms and requesting that a summons be served upon CAMMESA as a third-party defendant. The remaining co-defendants have already answered the notice of the complaint served upon them. As of the date of preparation of these financial statements, no decision has been made by the Court hearing the case concerning the Company’s request that CAMMESA be summoned as a third-party defendant. The Federal Government has answered the complaint filed against it within the term granted for such purpose.

Therefore, no accrual has been recorded for these claims as the Company’s management, based on both that which has been previously mentioned and the opinion of its legal advisors, believes that there exist solid arguments to support its position.

c)  Legal action brought by Consumidores financieros Asociación civil para su defensa

On March 31, 2010, notice of the complaint “CONSUMIDORES FINANCIEROS ASOCIACIÓN CIVIL PARA SU DEFENSA vs. EDENOR S.A – EDESUR S.A for BREACH OF AGREEMENT” – National Court of Original Jurisdiction in Contentious and Administrative Federal Matters No. 2 – Clerk’s Office No. 15, was served upon the Company.

The remedies sought in the complaint are as follow:

-
Reimbursement of the VAT percentage paid on the illegally “widened” taxable basis due to the incorporation of a concept (National Fund of Electricity - FNEE) on which no VAT had been paid by the defendants when CAMMESA (the company in charge of the regulation and operation of the wholesale electricity market) invoiced them the electricity purchased for distribution purposes.

-
Reimbursement of part of the administrative surcharge on “second due date”, in those cases in which payment was made within the time period authorized for such second deadline (14 days) but without distinguishing the effective day of payment.

-	Application of the “borrowing rate” in case of customer delay in complying with payment obligation, in accordance with the provisions of Law No. 26,361.

On April 22, 2010, the Company answered the complaint and filed a motion to dismiss for lack of standing (“excepción de falta de legitimación”), requesting, at such opportunity, that a summons be served upon the Federal Government, the AFIP and the ENRE as third-party defendants. These pleadings were made available to the plaintiff. Having this procedural step been complied with, as from June 16, 2010 the proceedings are yet to be resolved.

Therefore, no accrual has been recorded for these claims as the Company’s management, based on both that which has been previously mentioned and the opinion of its legal advisors, believes that there exist solid arguments to support its position.

d)  Legal action brought by the Unión de Usuarios y consumidores

On December 9, 2009, notice of the complaint “UNION DE USUARIOS Y CONSUMIDORES VS FEDERAL GOVERNMENT DECREE 1957/06 (RESOLUTION 51/07 OF THE ENRE - EDENOR) AND OTHERS, PROCEEDINGS FOR THE DETERMINATION OF A CLAIM” was served upon the Company. The complaint, filed by the association for the defense of consumer rights Unión de Usuarios y Consumidores against the Federal Government and Edenor, is pending in National Court of Original Jurisdiction in Contentious and Administrative Federal Matters No. 12, Clerks’ Office No. 23.

The remedies sought in the complaint are as follow:
a) that clause 4.6 and related clauses of Appendix I of the Adjustment Agreement be revoked, inasmuch as they establish that the rate increase will be retroactive;
b) that Resolution No. 51/07 of the ENRE be nullified inasmuch as it authorizes the retroactive increase of rates in favor of the Company;
c) that Edenor be ordered to reimburse customers all the amounts paid as retroactive rate increase for the period of November 1, 2005 through January 31, 2007;
d) that the reimbursement be implemented through a credit in favor of customers.

The Company answered the complaint on December 9, 2009.

The judgment sustaining the complaint was entered on November 11, 2010.

An appeal with a stay of execution was filed on November 25, 2010. On December 2, 2010, the Court upheld the Company and the Federal Government’s petition granting the appeal with a stay of execution, which means that the court ruling will not be carried out until the appeal is resolved by the higher court.

On December 13, 2010, the Company formally submitted to the Court of Original Jurisdiction the written bases of the appeal concerning the merits of the case upon which judgment had been rendered. Appellate Court in Contentious and Administrative Federal Matters No. V will hear the case.

By resolution issued on June 1, 2011, the Court of Appeals in Contentious and Administrative Federal Matters No. V, supporting the Company’s arguments, ordered that the lower court decision be nullified as to the merits of the case. Against such decision, the Unión de Usuarios y Consumidores filed an extraordinary federal appeal (“Recurso Extraordinario Federal”) which was granted on November 3, 2011. The proceedings will be taken to the Supreme Court.

Therefore, no accrual has been recorded for these claims as the Company’s management, based on both that which has been previously mentioned and the opinion of its legal advisors, believes that there exist solid arguments to support its position.

e) Legal action brought by the Company (“EDENOR S.A VS RESOLUTION NO. 32/11 OF THE ENRE”)

By this action, the Company challenges such resolution, which – within the framework of the power cuts occurred between December 20 and December 30, 2010 – established the following:

-
That the Company be fined in the amount of 750 due to lack of compliance with the obligations arising from Section 25) sub-sections a, f and g of the Concession Agreement and Section 27 of Law No. 24,065.

-	That the Company be fined in the amount of 375 due to lack of compliance with the obligations arising from Section 25 of the Concession Agreement and Resolution No. 905/1999 of the ENRE.
-
That Company customers be paid as compensation for the power cuts suffered the following amounts: 180 to each small-demand residential customer who suffered power cuts that lasted more than 12 continuous hours, 350 to those who suffered power cuts that lasted more than 24 continuous hours, and 450 to those who suffered power cuts that lasted more than 48 continuous hours. The resolution stated that such compensation did not include damages to customers’ facilities and/or appliances, which were to be dealt with in accordance with a specific procedure.

The direct appeal is pending in Appellate Court in Contentious and Administrative Federal Matters No. I.

Prior to the merits phase, the Company filed –with the same Court No. I – a petition for the granting of a precautionary measure, aimed at suspending the application of Resolution No. 32/11 until a decision on the direct appeal is issued.

On March 23, 2011, the Court hearing the case, resolved to suspend the effects of Sections 3 and 9 of Resolution No. 32/11 of the ENRE (filing of documentation showing compliance with payment of the amounts imposed), until a decision on the precautionary measure is rendered.

Against this decision, the ENRE filed a post-judgment motion for reversal (“recurso de reposición”) which was rejected in all its terms.

On April 28, 2011, the Court rejected the precautionary measure petition filed by this Company. Against this decision, the Company filed an extraordinary federal appeal (“Recurso Extraordinario Federal”), which –after having been made available to the ENRE- was dismissed.

On July 8, 2011, the Company requested that the substance of the case be served on the ENRE, which is taking place as of the date of issuance of these financial statements.

On October 28, 2011, the Company filed an appeal (“Queja por Recurso Denegado”) to the Federal Supreme Court requesting that the rejected extraordinary federal appeal be sustained.

As of the end of the year ended December 31, 2011, liabilities accrued in relation to the aforementioned compensations amount to 25,303 (Note 10).

f)  Legal action brought by ASOCIACIÓN DE DEFENSA DE DERECHOS DE USUARIOS Y CONSUMIDORES – ADDUC

The purpose of this ordinary action brought by ADDUC is that the Company be ordered to reduce or mitigate the default or late payment interest rates charged to customers who pay their bills after the first due date, inasmuch as they violate section 31 of Law No. 24,240, ordering both the non application of pacts or accords that stipulate the interest rates that are being applied to the users of electricity had been stipulated – their unconstitutional nature – as well as the reimbursement of interest amounts illegally collected from users of the service from August 15, 2008 through the date on which the defendant complies with the order to reduce interest. It is also requested that the value added tax (VAT) and any other taxes charged on the portion of the surcharge illegally collected be reimbursed.

On November 11, 2011, the Company answered the complaint and filed a motion to dismiss for both lack of standing (“excepción de falta de legitimación activa”) and the fact that the claims at issue were being litigated in another lawsuit (“litispendencia”), requesting, at such opportunity, that a summons be served upon the ENRE as a third-party defendant. These pleadings were made available to the plaintiff.

Therefore, no accrual has been recorded for these claims as the Company’s management, based on both that which has been previously mentioned and the opinion of its legal advisors, believes that there exist solid arguments to support its position.

22. DERIVATIVE FINANCIAL INSTRUMENTS

a)  Corporate Notes – Cash flows swap

In November 2010, the Company carried out a transaction with a derivative financial instrument with JP Morgan Chase Bank NA with the aim of hedging the foreign currency exchange rate of the cash flows and derivatives of interest payment transactions.

This instrument provides an economic and financial hedge of the amounts in foreign currency that the Company must pay on the interest payment dates of its financial debt –Class 9 Fixed Rate Corporate Notes (Note 15)-, falling due on April 25, 2011, October 25, 2011, April 25, 2012 and October 25, 2012, in the event of fluctuations in foreign currency exchange rates.

Additionally, in April 2011, the Company carried out a transaction with a derivative financial instrument with Deutsche Bank S.A. with the aim of hedging the foreign currency exchange rate of the cash flows and derivatives of interest payment transactions arising from the new issue of Class 9 fixed rate corporate notes for up to USD 69,699,000 (Note 15), payable on October 25, 2011, April 25, 2012 and October 25, 2012.

For their recording in the accounting the Company has followed the provisions of Technical Resolution No. 18 of the Argentine Federation of Professional Councils in Economic Sciences (FACPCE), which requires that derivative instruments be recorded at their net realizable value or settlement value, depending on whether they have been classified as assets or liabilities, with a contra-account in the financial gains or losses for the year.

As of December 31, 2011 and 2010, the economic impact of these transactions resulted in a loss of 2,399 and 7.253, respectively, which has been recorded in the Financial income (expense) and holding gains (losses) generated by liabilities account of the Statement of income under Exchange difference.

b)  Forward and Futures Contracts

During the years ended December 31, 2011 and 2010, the Company entered into forward and futures contracts with the aim of using them as economic instruments in order to mitigate the risk generated by the fluctuations in the US dollar rate of exchange.

As of December 31, 2011 and 2010, the economic impact of these transactions resulted in a gain of 179 and a loss of 14,831, respectively, which have been recorded in the Financial income (expense) and holding gains (losses) generated by assets account of the Statement of Income under Holding loss.

As of December 31, 2011 and 2010, the aforementioned transactions were fully settled.

23. RESTRICTIONS ON THE DISTRIBUTION OF EARNINGS

In accordance with the provisions of Law No. 19,550, the General Annual Meeting held on April 13, 2011 resolved that the loss for the year ended December 31, 2010 be absorbed by the Unappropriated Retained Earnings account.

Moreover, in accordance with the provisions of Law No. 25,063, passed in December 1998, dividends to be distributed, whether in cash or in kind, in excess of accumulated taxable profits as of the fiscal year-end immediately preceding the date of payment or distribution, shall be subject to a final 35% income tax withholding, except for those dividends distributed to shareholders who are residents of countries benefiting from conventions for the avoidance of double taxation who will be subject to a lower tax rate. For income tax purposes, accumulated taxable income shall be the unappropriated retained earnings as of the end of the year immediately preceding the date on which the above-mentioned law went into effect, less dividends paid plus the taxable income determined as from such year and dividends or income from related companies in Argentina.

Certain restrictions on the distribution of dividends by the Company and the need for approval by the ENRE for any distribution have been disclosed in Note 18.c).

24. BREAKDOWN OF TEMPORARY INVESTMENTS, RECEIVABLES AND LIABILITIES BY COLLECTION AND PAYMENT TERMS

As required by the CNV’s regulations, the balances of the accounts below as of December 31, 2011, are as follow:

Term	Investments	Receivables (1)	Financial Debt (Loans)	Other payables (2)

With no explicit due date (3)	0	45,531	0	1,373,685

With due date

Past due:

Up to three months	0	85,783	0	0
From three to six months	0	112,376	0	0
From six to nine months	0	13,697	0	0
From nine to twelve months	0	12,770	0	0
Over one year	0	18,040	0	0
Over two years	0	10,430	0	0
Total past due	0	253,096	0	0

To become due:

Up to three months	91,457	278,075	41,184	872,301
From three to six months	0	1,240	6,479	31,534
From six to nine months	0	223	5,821	49,009
From nine to twelve months	0	280,204	5,624	56,872
Over one year	0	53,502	23,331	60,084
Over two years	0	900	1,166,552	289,628
Total to become due	91,457	614,144	1,248,991	1,359,428

Total with due date	91,457	867,240	1,248,991	1,359,428

Total	91,457	912,771	1,248,991	2,733,113

(1)	Excludes allowances
(2)	Comprises total liabilities except accrued litigation and financial debts.
(3)	In accordance with that mentioned in Notes 3.d, 10, 18.a and d.

25. PERMANENT INVESTMENTS

a)  Acquisition of Companies:

On March 4, 2011, the Company’s Board of Directors approved an offer from its indirect controlling company Pampa Energía S.A. (“Pampa”), pursuant to which the Company was offered the possibility of acquiring certain electricity distribution assets, which Pampa was entitled to acquire (either directly or through one or more subsidiaries), from Grupo AEI in accordance with an agreement entered into on January 19, 2011 by and between Pampa, party of the first part, and AEI Utilities, S.L., a limited company (sociedad limitada) organized under the laws of Spain (“AEIU”), AEI Servicios Argentina S.A., a corporation (sociedad anónima) organized under the laws of Argentina, and AEI, a company organized under the laws of the Cayman Islands, parties of the second part.

As a consequence of the acceptance by the Company of said offer, Edenor was appointed by Pampa as the acquiring party under the PESA-AEI Agreement. Therefore, on March 4, 2011, the Company acquired from AEIU (i) 182,224,095 common shares of EMDERSA S.A. (“Emdersa”), representing 77.19% of Emdersa’s capital stock and votes (“Emdersa Shares”), (ii) 2 common shares of Empresa Distribuidora de San Luis S.A. (“Edesal”) representing 0.01% of Edesal’s capital stock and votes, (iii) 600 common shares of Emdersa Generación Salta S.A. (“EGSSA”) representing 0.02% of EGGSA’s capital stock and votes, (iv) 1 common share of Empresa Distribuidora de Electricidad de la Rioja S.A. (“EDELAR”) representing 0.01% of EDELAR’s capital stock and votes, (v) 1 common share of Empresa de Sistemas Eléctricos Abiertos S.A. (“ESED”) representing 0.01% of ESED’s capital stock and votes, (all the shares mentioned in items (ii) through (v) hereinafter referred to as the “Residual Shares”) and (vi) 29,118,127 common shares of AESEBA S.A. representing 99.99% of AESEBA’s capital stock and votes (“AESEBA’s Shares”). The price paid by the Company for the aforementioned assets amounted to USD 90,000 thousand for Emdersa’s Shares and the Residual Shares acquired from AEIU and to USD 49.998 thousand for AESEBA’s Shares acquired from AEIU.

Emdersa holds: (i) 99.99% of EDESAL’s capital stock and votes, (ii) 90% of the capital stock and votes of Empresa Distribuidora de Electricidad de Salta S.A. (“EDESA”), (iii) 99.98% of EGSSA’s capital stock and votes, and (iv) 99.99% of EDELAR’s capital stock and votes. EDESA holds 99.99% of ESED’s capital stock and votes. Furthermore, AESEBA in turn holds 90% of the capital stock and votes of Empresa Distribuidora de Energía Norte, S.A. (“EDEN”), which provides electricity distribution services in the northern and central parts of the Province of Buenos Aires.

Within the framework of the offer made by Pampa and accepted by the Company, the parties have additionally agreed that if within the 3 years following acquisition date of Emdersa’s Shares, the Residual Shares and AESEBA’s Shares, the Company sold either totally or partially any of such shares, Pampa would be entitled to receive from the Company a payment equivalent to 50% of the amount received for the sale thereof in excess of the amount paid to AEIU for any of such Shares (Emdersa’s Shares and/or Residual Shares and/or AESEBA’s Shares).

In order to evaluate the above described transaction, the Company engaged the services of the investment bank Citigroup Global Markets Inc. (“Citigroup”) to render a fairness opinion to the Company’s Board of Directors, concerning the fairness of the price that would have to be paid for Emdersa’s shares, the Residual shares and AESEBA’s shares. The opinion of the Company’s Audit Committee was also requested. Both Citigroup and the Company’s Audit Committee rendered their opinion, prior to the acquisition, stating that the informed values were adequate and within the market’s parameters.

In compliance with current regulations, the Company has formally consulted the National Securities Commission about the steps to be followed with regard to the public offering for the acquisition of Emdersa’s shares that the Company must make to Emdersa’s minority shareholders due to the change in that company’s control and in accordance with the provisions of Decree No. 677/01 and the National Securities Commission’s regulations. The aforementioned consultation was made due to the fact that the authorization and carrying out of the public acquisition offering that for the same reasons is to be carried out by AEIU at a price of USD 0.68 per Emdersa’s common share, is still pending. Therefore, the situation generated by the potential coexistence of two public offerings must, in the Company’s opinion, be clarified.

The Company has fully assumed its obligation to carry out the public acquisition offering it is required to make due to the new change in Emdersa’s control, which will be carried out at the same price per Emdersa’s common share that the Company paid to AEIU, i.e. USD 0.49 per Emdersa’s common share, in the manner and time period established by the control authority. The carrying out of said public acquisition offering was approved by the Company’s Board of Directors on March 4, 2011, and constitutes an irrevocable commitment with Emdersa’s shareholders.

Furthermore, the Company has initiated the proceedings aimed at obtaining authorization from the corresponding control authorities.

Finally, within the framework of the reported transaction for the acquisition of shares, the change in control of the acquired companies constitutes grounds for calling the loans taken out by their subsidiaries due. Therefore, on March 4, 2011, the Company granted to them a series of loans at an annual interest rate of 16% and final maturity on April 30, 2011 in order for them to be in a better position to negotiate the restructuring. The loans have been distributed in the following manner: i) EDEN 80,000; ii) EDELAR 31,178; iii) EDESA 131,320 and iv) EDESAL 37,503, which was repaid on October 25, 2011 (Notes 16 and 25.b).

Additionally, in the June-December 2011 period, in successive market transactions, the Company acquired 2,951,000, 281,294 and 15,000 common shares of EMDERSA, representing 1.25%, 0.12% and 0.0064% of that company’s capital stock and votes, respectively.

The acquisitions have been recorded in the accounting in accordance with the purchase method on the basis of the preliminary initial measurements of the acquired assets and liabilities (Exhibit C).

b) Company sale agreements and Companies available for sale

On September 16 and October 11, 2011, the Company’s Board of Directors decided to approve the offer letters received for the carrying out of the following transactions:

1.	From Rovella Carranza S.A., for the acquisition of the Company’s direct and indirect stake in Edesal (EDESAL OFFER).

2.	From Andes Energía Argentina S.A., to buy a purchase option for the acquisition of the Company’s direct and indirect stake in Edelar (EDELAR OFFER).

3.	From Pampa Energía S.A. for the acquisition of the Company’s direct and indirect stake in EGSSA (EGSSA OFFER).

In order for these transactions to be carried out, the Company will cause Emdersa to be partially spun off, which will result in the creation of three new investment companies, EDESAL Holding (holder of 99.99% of EDESAL’s capital stock and votes), EDESA Holding (holder of 90% of EDESA’s capital stock and votes) and EGGSA Holding (holder of 99.99% of EGGSA’s capital stock and votes). The spun-off company, EMDERSA, will keep a percentage interest in EDELAR’s capital stock and votes. This process was initiated by the Board of Directors of EMDERSA on August 23, 2011. The Extraordinary Shareholders’ Meeting of EMDERSA held on December 16, 2011, which was resumed on January 13, 2012 after a recess, approved the aforementioned corporate reorganization process.

EDESAL OFFER

The total and final price of the offer amounted to USD 26,698,000 to be paid in two payments, the first of them, for USD 4,005,000 on account of the price, was paid within the three days of the acceptance of the offer, and the remaining balance, i.e. an amount of USD 22,694,000 was collected by the Company on October 26, 2011.

Furthermore, as stipulated in the Offer Letter, on that date EDESAL repaid the financial loan granted by the Company to EDESAL for an amount of 37,503, plus interest accrued through the settlement date (Note 25.a).

At that time the Company transferred 24.80% of EMDERSA’s shares and 0.01% of EDESAL’s shares to Rovella Carranza S.A. which set up a guarantee trust, comprised by the parties and Deutsche Bank S.A. to insure compliance with the parties’ obligations.

From the date of final payment and during the term of the trust, EDESAL’s management was in charge of a board of directors appointed by EMDERSA, in accordance with the buyer’s proposal, which was comprised of 5 directors, four (4) of whom were elected by the buyer and one (1) of whom was elected by the seller, and equal number of alternate directors, four (4) of whom were elected by the buyer and one (1) of whom was elected by the seller.

Upon completion of the spin-off process, EDESAL Holding will issue 78.44% of its shares in the name of the trustee, who, in turn, will transfer them to the buyer, together with 0.01% of EDESAL’s shares, and will simultaneously return the aforementioned EMDERSA’s shares to the Company.

In the event that at the end of the two-year term to commence from the date of acceptance of the offer, which took place on September 16, 2011, neither EMDERSA’s spin-off nor the creation of EDESAL Holding have been carried out, the trustee shall transfer to Rovella Carranza S.A., as an alternative way of the Company’s compliance with its obligation and for the price received by the Company, 24.80% of EMDERSA’s capital stock and votes, with the Company maintaining 53.64% of EMDERSA’s capital stock and votes.

As security for the compliance with the obligations undertaken, the Company has provided a performance bond in favor of Banco Itaú Argentina S.A. and Standard Bank Argentina S.A. for the total amount of 60,000 as principal plus compensatory interest at an annual nominal rate of up to 16% to secure EDESAL’s payment obligations with respect to these banks. The performance bond will be enforceable if any of the following conditions precedent (whichever takes place first) occur:

1.	That at September 16, 2013, EMDERSA’s spin-off has not been carried out; or
2.	That during the term of the trust the Company fails to comply with certain obligations concerning EDESAL’s joint management.

In the event that none of the above-mentioned conditions occurs, the performance bond will not be enforceable.

As of December 31, 2011, this transaction has taken place causing the recognition of a loss in the Company’s results of operations of 12,750, which has been disclosed in the Loss from valuation of other assets available for sale at net realizable value account of the Statement of Income.

EDELAR OFFER

The offer from Andes Energía Argentina S.A. received by the Company implies a proposal to buy a purchase option for a price of USD 1,500,000 to:

1.
In the case that the spin-off of EMDERSA is completed within the term of 2 years, to buy 78.44% of the Company’s direct and indirect stake in EDELAR for USD 20,290,000, to be paid in two payments: the first one for USD 5,290,000 90 calendar days after the acceptance of the Offer (not prior to 45 days and not later than December 15, 2011 (“Option Exercise Date”)) and the remaining balance, i.e. USD 15,000,000 will be paid two years from the acceptance of the offer, accruing interest at an annual rate of 12.5% payable semi-annually.

2.
In the case that the spin-off of EMDERSA is not completed within the term of 2 years, the option will grant Andes Energía Argentina S.A. the right to acquire 20.27% of EMDERSA’s capital stock and votes indirectly held by Edenor, paying for such purpose the same price and in the same way indicated in caption 1 above.

On the option exercise date Andes Energía Argentina S.A. may choose not to pay the remaining balance of the price (USD 15,000,000) and acquire 6.32% of EMDERSA’s capital stock and votes indirectly held by the Company (reduced option).

Additionally, the buyer may choose not to pay the balance of the price on the final payment date and change to the reduced option system, in spite of having exercised the option to do so in the full option exercise date, in the case that the buyer is notified by the Company not less than 15 days prior to the final payment date, that the Board of Directors of EDELAR will be removed without cause, and that the Buyer will not therefore continue with the management of EDELAR after such date.

In the event that the Company fails to notify the buyer as stated above, and the Buyer pays the remaining balance of the price, the members of EDELAR’s board of directors will continue to be appointed as stipulated in the offer.

The offer also implies the buyer’s commitment to settle or acquire, on the option exercise date, the total financial loan granted by the Company to EDELAR for an amount of 31,178 plus interest accrued through the settlement date.

In order to implement the reported transaction, the Company will contribute 53.64% of EMDERSA’s capital stock and votes to a new company to be organized (“EMDERSA Holding”). Therefore, the transfers of EMDERSA’s shares in favor of Andes Energía Argentina S.A. will be made through EMDERSA Holding.

On the option exercise date, and until the completion of the transaction described herein, the capital stock that is the object of this transaction - together with 80% of the shares of Hidroeléctrica del Sur S.A. (owned by the buyer), which in turn holds 59% of the capital stock of Hidroeléctrica Ameghino S.A - will be transferred to a guarantee trust that will be set up with the purpose of ensuring compliance with the parties’ obligations, with EDENOR maintaining EMDERSA’s control.

From the option exercise date, provided, however, that the payments due on such date have been made by the buyer, and during the term of the trust, the management of EDELAR will be in charge of a board of directors appointed by EMDERSA, in accordance with the buyer’s proposal. The board of directors will be comprised of 5 directors, four (4) of whom will be elected by the buyer and one (1) of whom will be elected by the seller, and equal number of alternate directors, four (4) of whom will be elected by the buyer and one (1) of whom will be elected by the seller.

On February 8, 2012, the Company’s Board of Directors approved a proposal from Andes Energía Argentina S.A. for the amendment of the Offer Letter. By virtue of this amendment, the term for Andes Energía Argentina S.A. to make payment and exercise the option was extended until March 31, 2012.

Until the time of payment and exercise of the option, the Company may freely sell or assign to any third party or cause the sale or assignment of some or all the shares that are the object of the transaction and/or the rights on such shares. In the event that a sale to a third party is made, Andes Energía Argentina S.A.’s option may not be exercised, there being no outstanding payment or any responsibility of any kind for the Company or Andes Energía Argentina S.A.

All the other terms and conditions of the Offer Letter will remain in full force and effect.

As of December 31, 2011, this investment has been classified as Other assets available for sale under current assets and has been valued at its estimated realizable value, which is lower than its book value. This resulted in a loss of 11,717 that has been disclosed in the Loss from valuation of other assets available for sale at net realizable value account of the Statement of Income.

EGGSA OFFER

The offer received by the Company from its controlling shareholder Pampa Energía S.A. (PESA), implies the acquisition through a conditioned purchase and sale transaction of 78.44% of the shares and votes of an investment company to be organized, which will be holder of 99.99% of the shares and votes of EMDERSA Generación Salta S.A. (“EGSSA”) together with 0.01% of EGSSA’s capital stock held by the Company.

The condition precedent of the purchase and sale transaction is the carrying out of EMDERSA’s spin-off in the maximum term of 24 months as from the date of acceptance of the offer.

The total and final agreed-upon price for this transaction amounts to USD 10,849,000, which will be paid in two payments, the first of them for an amount of USD 2,170,000 on October 31, 2011 as partial payment of the price, and the remaining balance, i.e. an amount of USD 8,679,000 will be paid 24 months from the date of acceptance of the offer by the Company. The latter amount will accrue interest at an annual rate of 9.75%, payable semi-annually.

Furthermore, the offer implied PESA’s commitment to settle on October 31, 2011, either by repaying, with no penalty whatsoever, or by acquiring through an assignment, the financial loan granted by the Company to EGSSA for an amount of USD 4,170,000, plus interest accrued through the settlement date.

On October 31, 2011, the Company received from PESA the amounts of USD 2,170,000 and 4,170,000 corresponding to the sale agreement of EGSSA and the settlement of the financial receivable which the Company had with EGSSA, respectively.

Five days after the spin-off has been effectively carried out, the Company will transfer the shares, in legal form and free from any liens, to PESA, which will pledge the shares in favor of the Company as security for the total payment of the balance of the price. From the initial payment date, provided, however, that the initial payment has been made, the management of EGSSA will be in charge of a board of directors, whose members the seller will cause to be appointed in accordance with the buyer’s proposal. The board of directors will be comprised of 5 directors, four (4) of whom will be elected by the buyer and one (1) of whom will be elected by the seller, and equal number of alternate directors, four (4) of whom will be elected by the buyer and one (1) of whom will be elected by the seller.

Should the condition precedent not be complied with, the amount corresponding to the initial payment of the price will be reimbursed to PESA in a term of 5 days, plus an annual interest of 6% calculated from the date on which the initial payment was made through the date of reimbursement.

As of December 31, 2011, this investment has been classified as Other assets available for sale under current assets and has been valued at its estimated realizable value, which is lower than its book value. This resulted in a loss of 19,040 that has been disclosed in the Loss from valuation of other assets available for sale at net realizable value account of the Statement of Income.

AVAILABILITY FOR SALE - EDESA

The investment in EDESA has been disclosed as Other current assets available for sale and has been valued at its estimated realizable value, which is lower than its equity value.

In order to determine the estimated realizable value, the Company used the acquisition value duly incurred.

As of December 31, 2011, this investment has been classified as Other assets available for sale under current assets and has been valued at its estimated realizable value, which is lower than its book value. This resulted in a loss of 31,522 that has been disclosed in the Loss from valuation of other assets available for sale at net realizable value account of the Statement of Income.

26. QUANTITATIVE IMPACT OF IFRS ADOPTION

The information about the criteria applied has been included in Note 23 to the consolidated financial statements.

27 THE COMPANY’S ECONOMIC AND FINANCIAL SITUATION

In the year ended December 31, 2011, the Company recorded a significant fall in its operating and net results, with its liquidity level and working capital having been affected as well. This situation is due mainly to both the delay in obtaining rate increases and higher costs recognition, requested in the presentations made until now by the Company in accordance with the terms of the Adjustment Agreement described in Note 18, and the continuous increase of its operative costs that allow the Company to maintain the level of the service.

It is worth mentioning that in compliance with the terms of the Adjustment Agreement, the Company has maintained the quality of the distribution service, satisfying the constant year-on-year increase in the demand for electricity that has accompanied the economic growth of the last years. Due to both the increase recorded in the costs associated to the provision of the service and the need for additional investments to meet the increased demand, the Company has adopted a series of measures aimed at mitigating the negative effects of this situation on its financial structure, such as reducing certain specified costs, selling investments, as detailed in Note 25, reducing top management personnel’s fees, seeking new financing options, refinancing the financial debt with extended maturity terms, etc.; provided that these measures do not affect the sources of employment, the execution of the investments plan or the carrying out of the essential operation and maintenance works that are necessary to maintain the provision of the public service.

In this framework, the Company has made the corresponding presentations before control and regulatory authorities in order to jointly instrument the necessary mechanisms to contribute to an efficient provision of the distribution service, the maintenance of the level of investments and the compliance with the increased demand.

Should the conditions existing as of the date of these financial statements continue, the Board of Directors believes that the Company’s situation will continue to deteriorate, with cash flows and operating results for the next year recording negative values and financial ratios being impaired.

Given the fact that the realization of the projected measures to revert the negative trend manifested in the current year depends, among other factors, on the occurrence of certain events that are not under the Company’s control, such as the requested electricity rate increases, the Board of Directors believes that there exists a significant degree of uncertainty concerning the Company’s financial ability to comply with obligations in the ordinary course of business.

These financial statements have been prepared in accordance with the accounting principles applicable to a going concern, assuming that the Company will continue to operate normally. Therefore, they do not include the effects of any adjustments or reclassifications, if there were any, that might result from the outcome of this uncertainty.

28. SUBSEQUENT EVENTS

Framework agreement

Subsequent to year-end and until the date of issuance of these financial statements, the Company received payments for a total of 12,634 from the Federal Government (Note 14).

Loans with subsidiary companies and related parties

On February 10, 2012, EDEN made a payment for 60,000 corresponding to the early repayment of loans granted by the Company (Note 16).

Loans taken

On February 29, 2012, the Company took out a series of bank loans with local entities in order to meet its future capital needs for a total amount of 62,000, payable at maturity. The loans, whose average term is 159 days, accrue interest at an annual average rate of 19.4%.

29. FINANCIAL STATEMENTS TRANSLATION INTO ENGLISH LANGUAGE

These financial statements are the English translation of those originally prepared by the Company in Spanish and presented in accordance with accounting principles generally accepted in Argentina. The effects of the differences between the accounting principles generally accepted in Argentina and the accounting principles generally accepted in the countries in which the financial statements are to be used have not been quantified. Accordingly, the accompanying financial statements are not intended to present the financial position, results of operation, shareholder’s equity or cash flows in accordance with accounting principles generally accepted in the countries of users of the financial statements, other than Argentina.

EMPRESA DISTRIBUIDORA Y COMERCIALIZADORA NORTE S.A. (EDENOR S.A.)

BALANCE SHEETS AS OF DECEMBER 31, 2011 AND 2010
EXHIBIT A
PROPERTY, PLANT AND EQUIPMENT

(stated in thousands of pesos)
	Original value					Depreciation					Net	Net
MAIN ACCOUNT	At beginning				At end	At beginning		For the		At end	book value	book value
	of year	Additions	Retirements	Transfers	of year	of year	Retirements	year	Rate	of year	2011	2010
FACILITIES IN SERVICE
Substations	1,139,156	0	0	22,693	1,161,849	392,709	0	32,831	3 - 4%	425,540	736,309	746,447
High voltage networks	482,015	0	0	5,664	487,679	169,172	0	12,777	3 - 4%	181,949	305,730	312,843
Medium voltage networks	947,378	0	(392)	44,315	991,301	374,014	(221)	26,449	3 - 4%	400,242	591,059	573,364
Low voltage networks	1,827,121	0	(2,714)	48,730	1,873,137	1,075,563	(1,578)	43,746	4 - 5%	1,117,731	755,406	751,558
Transformation chambers and platforms	660,269	0	(50)	35,960	696,179	243,690	(9)	19,889	3 - 4%	263,570	432,609	416,579
Meters	745,841	0	0	80,316	826,157	313,241	0	29,019	4 - 5%	342,260	483,897	432,600
Buildings	107,072	0	(715)	5,423	111,780	24,079	(317)	4,342	2 - 3%	28,104	83,676	82,993
Communications network and facilities	103,009	0	0	1,015	104,024	66,391	0	5,185	4 - 5%	71,576	32,448	36,618
Total facilities in service	6,011,861	0	(3,871)	244,116	6,252,106	2,658,859	(2,125)	174,238		2,830,972	3,421,134	3,353,002
FURNITURE, TOOLS AND EQUIPMENT
Furniture, equipment and software projects	200,007	5,046	(43)	0	205,010	186,950	(44)	6,386	12 - 13%	193,292	11,718	13,057
Tools and other	48,291	555	0	0	48,846	44,288	0	621	10 - 11%	44,909	3,937	4,003
Transportation equipment	28,765	12,549	(412)	0	40,902	17,144	(406)	3,547	20%	20,285	20,617	11,621
Total furniture, tools and equipment	277,063	18,150	(455)	0	294,758	248,382	(450)	10,554		258,486	36,272	28,681
Total assets subject to depreciation	6,288,924	18,150	(4,326)	244,116	6,546,864	2,907,241	(2,575)	184,792		3,089,458	3,457,406	3,381,683
CONSTRUCTION IN PROCESS
Transmission	138,526	102,112	0	(28,357)	212,281	0	0	0	-	0	212,281	138,526
Distribution and other	169,273	310,375	0	(215,759)	263,889	0	0	0	-	0	263,889	169,273
Total construction in process	307,799	412,487	0	(244,116)	476,170	0	0	0		0	476,170	307,799
Total 2011	6,596,723	430,637	(4,326)	0	7,023,034	2,907,241	(2,575)	184,792		3,089,458	3,933,576	-
Total 2010	6,213,895	388,770	(5,942)	0	6,596,723	2,731,509	(2,648)	178,380		2,907,241	-	3,689,482

EMPRESA DISTRIBUIDORA Y COMERCIALIZADORA NORTE S.A. (EDENOR S.A.)

BALANCE SHEETS AS OF DECEMBER 31, 2011 AND 2010
EXHIBIT C
INVESTMENTS IN OTHER COMPANIES

(stated in thousands of pesos)

							Information on the Issuer
								Last financial statement issued
Name and features of securities	Class	Face value	Number	Adjusted cost	Value on equity method	Net book value 2011	Main activity	Date	Nominal Capital Stock	Income for the year	Equity	% interest in capital stock	Net book value 2010

OTHER ASSETS AVAILABLE
FOR SALE
(Note 25)
EMDERSA HOLDING	common	$1	126,911,946	252,838	389,050	389,050	Electric power	12/31/2011	126,912	6,232	262,119	99.99	-
Goodwill:							distribution
- Original value						(125,554)	services
- Accumulated amortization						5,092
- Residual value						(120,462)

EMDERSA	common	$1	3,247,294	5,647	10,222	10,222	Electric power	12/31/2011	235,311	40,144	743,095	1.38	-
Goodwill:							distribution
- Original value						0	services
- Accumulated amortization						0
- Residual value						0

Adjustment for valuation at NRV						(62,279)

Subtotal Other assets available for sale						216,531							-

NON-CURRENT
INVESTMENTS

Section 33 Law No. 19550 as amended -Companies-

Related Company:
SACME S.A.	common	$1	6,000	15	419	419	Electric	12/31/2011	12	8	838	50.00	415
	non-						power
	endorsable						services

AESEBA	common	$1	29,118,127	200,694	519,445	519,445	Electric power	12/31/2011	29,118	54,928	419,110	99.99	-
Goodwill:							distribution
- Original value						(296,806)	services
- Accumulated amortization						8,240
- Residual value						(288,566)

Subtotal Non-Current Investments						231,298							415

Total						447,829							415

EMPRESA DISTRIBUIDORA Y COMERCIALIZADORA NORTE S.A. (EDENOR S.A.)

BALANCE SHEETS AS OF DECEMBER 31, 2011 AND 2010
EXHIBIT D
OTHER INVESTMENTS

(stated in thousands of pesos)

	Net book value
MAIN ACCOUNT	2011	2010

CURRENT INVESTMENTS

Time deposits
. in foreign currency (Exhibit G)	48,511	17,523

Money market funds
. in local currency	40,814	117,458

Government Bonds, Corporate Notes and Shares (1)
. in foreign currency (Exhibit G)	2,132	533,251

Total Current Investments	91,457	668,232

Total Investments	91,457	668,232

(1) Includes Corporate Notes of Transener S.A. for 17,527 as of December 31, 2010 (Note 16).

EMPRESA DISTRIBUIDORA Y COMERCIALIZADORA NORTE S.A. (EDENOR S.A.)

BALANCE SHEETS AS OF DECEMBER 31, 2011 AND 2010
EXHIBIT E
 ALLOWANCES AND ACCRUALS

(stated in thousands of pesos)
	2011					2010
MAIN ACCOUNT	At beginning of year	Increases	Decreases	Reclassifications	At end of year	At end of year

Deducted from current assets

For doubtful accounts (1)	29,259	41,794	(5,995)	0	65,058	29,259

For other doubtful accounts	12,799	0	(546)	0	12,253	12,799

For doubtful recoverability of tax loss carryforward	0	147,606	0	0	147,606	0

Included in current liabilities

Accrued litigation	57,832	13,634	(10,955)	(53,541)	6,970	57,832

Included in non-current liabilities

Accrued litigation	6,816	3,000	0	53,541	63,357	6,816

(1) The Increases column includes 28,600 corresponding to the allowance for amounts receivable under the Framework Agreement (Note 14).

EMPRESA DISTRIBUIDORA Y COMERCIALIZADORA NORTE S.A. (EDENOR S.A.)

BALANCE SHEETS AS OF DECEMBER 31, 2011 AND 2010
EXHIBIT G
FOREIGN CURRENCY DENOMINATED ASSETS AND LIABILITIES

	2011				2010
Account	Currency and amount (2)		Exchange rate (1)	Booked amount in thousands of pesos	Currency and amount (2)		Booked amount in thousands of pesos
Current Assets
Cash and banks	US$	925,867	4.264	3,948	US$	382,816	1,507
	ECU	50,679	5.5338	280	ECU	45,911	240
Investments
Time deposits	US$	11,376,876	4.264	48,511	US$	4,452,058	17,523
Government Bonds, Corporate Notes and Shares	US$	499,980	4.264	2,132	US$	135,480,437	533,251
Other receivables
Expenses advanced	US$	621,196	4.264	2,649	US$	17,682	70
Receivables from activities other than the main activity	US$	1,128,009	4.264	4,810	US$	1,008,586	3,970
Related parties	US$	3,141,871	2.264	13,460	US$	0	0
Other	US$	0	4.264	0	US$	5,797	23
	ECU	176,470	5.5338	977	ECU	111,954	584
Total Current Assets				76,767			557,168
Total Assets				76,767			557,168
Current Liabilities
Trade accounts payable
Payables for purchase of electricity and other purchases	US$	10,490,753	4.304	45,152	US$	4,476,084	17,797
	ECU	237,695	5.5862	1,328	ECU	304,112	1,603
	NOK	969,782	0.7232	701	NOK	0	0
	CHF	0	4.2429	0	CHF	153,989	653
Loans
Corporate notes	US$	6,414,498	4.304	27,608	US$	5,582,495	22,196

Other liabilities
Other	US$	347,584	4.304	1,496	US$	338,302	1,345
Advance payments received for EDELAR and EGSSA’s sale agreements	US$	3,631,886	4.304	15,559	ECU	0	0
Total Current Liabilities				91,844			43,594
Non-Current Liabilities
Loans
Corporate Notes	US$	272,148,234	4.304	1,171,326	US$	255,969,567	1,017,735
Total Non-Current Liabilities				1,171,326			1,017,735

(1) Selling and buying exchange rate of Banco de la Nación Argentina in effect at the end of the year.
(2) US$ = US Dollar; ECU = Euro; CHF Swiss Franc; NOK = Norwegian Krone.

EMPRESA DISTRIBUIDORA Y COMERCIALIZADORA NORTE S.A. (EDENOR S.A.)

 INFORMATION REQUIRED BY SECTION 64 SUB-SECTION b) OF LAW No. 19,550
 EXHIBIT H
 FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

(stated in thousands of pesos)	2011				2010
	Transmission and
Description	Distribution	Selling	Administrative
	Expenses	Expenses	Expenses	Total	Total
Salaries and social security taxes	401,104	89,376	80,485	570,965	438,348
Postage and telephone	6,492	16,293	2,760	25,545	19,221
Bank commissions	0	14,280	0	14,280	10,667
Allowance for doubtful accounts	0	41,794	0	41,794	21,204
Supplies consumption	53,035	1,106	3,102	57,243	40,204
Work by third parties	233,992	86,938	24,003	344,933	180,458
Rent and insurance	3,281	272	13,398	16,951	18,841
Security services	8,135	466	3,652	12,253	9,585
Fees	572	13	6,573	7,158	6,322
Computer services	876	7,942	29,668	38,486	33,804
Public relations and marketing	0	0	11,212	11,212	13,525
Advertising and sponsorship	0	0	5,845	5,845	4,919
Reimbursements to personnel	974	229	620	1,823	1,732
Temporary personnel	74	1,105	910	2,089	2,117
Depreciation of property, plant and equipment	180,059	1,996	2,737	184,792	178,380
Directors and Supervisory Committee members’ fees	0	0	4,337	4,337	3,672
Taxes and charges	0	20,787	2,101	22,888	22,857
Other	190	104	3,802	4,096	3,566
Total 2011	888,784	282,701	195,205	1,366,690	-
Total 2010	636,289	194,236	178,897	-	1,009,422

REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders, President and Directors
Empresa Distribuidora y Comercializadora Norte
Sociedad Anónima (Edenor S.A.)
Legal domicile: Avenida del Libertador 6363
Autonomous City of Buenos Aires
Tax Code No. 30-65511620-2

1.
We have performed an audit examination of the balance sheet of Empresa Distribuidora y Comercializadora Norte Sociedad Anónima (Edenor S.A.) (hereinafter Edenor S.A.) at December 31, 2011 and of the related statements of income, changes in shareholders’ equity and cash flows for the fiscal year then ended, as well as Notes 1 to 29 and Exhibits A, C, D, E, G and H, which supplement them. We have also examined the consolidated financial statements of Edenor S.A. with its subsidiaries for the year ended on December 31, 2011, which are presented as complementary information. The preparation and issuance of these financial statements are the responsibility of the Company. Our responsibility is to issue an opinion on the financial statements, based on our audits.

2.
We conducted our examination in accordance with auditing standards in force in Argentina. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and to form an opinion on the fairness of the significant information contained in the financial statements. An audit includes examining, on a selective test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by the Company, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

3.
As indicated in Notes 23 and 26 to the consolidated and basic financial statements respectively, the items and amounts in the reconciliations included in those notes are subject to changes, and could only be considered as final after preparation of the annual financial statements for the year in which IFRS are applied for the first time.

4.
In Note 27 to the basic financial statements, the Company informed that the delay in obtaining rate increases and higher costs recognition, requested in the presentations made until now by the Company in accordance with the terms of the Adjustment Agreement (“Acta Acuerdo”) described in Note 18 c. to those financial statements, and the continuous increase of its operative costs to maintain the level of the service, have significantly affected the economic and financial position of the Company.

The Company recorded for the fiscal year ended December 31, 2011 a net loss of $435,397 thousand; accumulated losses for $670,751 thousand and working capital deficit. As mentioned in Note 27, Company Management estimates that if the conditions prevailing at the date of these financial statements remained unchanged, the situation will continue deteriorating. They also estimate negative cash flows and net losses from operations for the next fiscal year, as well as a worsening in the financial ratios.

5.
As indicated in Note 3.g, to the basic financial statements, the Company has prepared its projections to determine the recoverable value of its non-current assets, on the understanding that it will obtain better rates according to the circumstances. Both actual cash flows and future results may differ from the estimates and evaluations made by management at the date of preparation of these financial statements. In this regard, we are not in a position to foresee whether the assumptions used by management to prepare such projections will materialize in the future, and consequently, if the recoverable value of non-current assets will exceed their respective net book values.

6.
The situations detailed in paragraphs 4. and 5. generates uncertainty as to the possibility of the Company continuing to operate as a going concern. The Company has prepared the financial statements using accounting principles applicable to a going concern. Therefore, those financial statements do not include the effects of possible adjustments or reclassifications, if any, that might be required if the above situation is not resolved in favor of continuing the Company’s operations and the Company were obliged to sell its assets and settle its liabilities, including contingencies, in conditions other than those of the normal course of its business.

7.
In our opinion, subject to the effect on the financial statements that could derive from possible adjustments or reclassifications, if any, that might be required following resolution of the situations described in paragraphs 4. to 6.:

a)
the financial statements of Edenor S.A. present fairly, in all material respects, the financial position of the Company at December 31, 2011, the results of its operations, changes in its shareholders’ equity and cash flows for the fiscal year then ended, in accordance with professional accounting standards in force in the Autonomous City of Buenos Aires;

b)
the consolidated financial statements of Edenor S.A. present fairly, in all material respects, the financial position of the Company at December 31, 2011, the consolidated results of its operations and consolidated cash flows for the fiscal year then ended, in accordance with professional accounting standards in force in the Autonomous City of Buenos Aires.

8.
On March 9, 2011 we issued our unqualified audit report on the balances at December 31, 2010, which are presented for comparative purposes. The amounts for that year have been adjusted to the criterion followed in the current fiscal year, giving rise to the effects described in Notes 3.m and 3.x to the attached basic financial statements, on which we agree since it is in line with the professional accounting standards in force in the Autonomous City of Buenos Aires.

9.	In compliance with regulations in force, we report that:

a)
the financial statements of Edenor S.A. and its consolidated financial statements have been transcribed into the “Inventory and Balance Sheet” book and, insofar as concerns our field of competence, are in compliance with the provisions of the Commercial Companies Law and pertinent resolutions of the National Securities Commission;

b)
the financial statements of Edenor S.A. arise from accounting records kept in all formal respects in conformity with legal regulations, which maintain the security and integrity conditions on the basis of which they were authorized by the National Securities Commission;

c)
we have read the summary of activity and the additional information to the notes to the financial statements required by section 68 of the listing regulations of the Buenos Aires Stock Exchange, on which, as regards those matters that are within our competence, we have no observations to make other than those in paragraphs 4. to 6.;

d)
at December 31, 2011 the liabilities accrued in favor of the Argentine Integrated Social Security System according to the Company’s accounting records amounted to $14,869,887, which were not yet due at that date.;

e)
as required by section 4 of General Resolution No. 400 issued by the National Securities and Exchange Commission amending section 18 (e) of Paragraph III.9.1 of the Commission’s Rules, we report that total fees for auditing and related services billed to the Company during the fiscal year ended December 31, 2011 account for:

	e.1)	98,42% of the total fees for services billed to the Company for all items during that fiscal year;

	e.2)	30,37% of the total fees for services for auditing and related services billed to the Company, its parent companies, subsidiaries and related companies during that year;

	e.3)	28,14% of the total fees for services billed to the Company, its parent companies, subsidiaries and related companies for all items during that year;

f)	we have applied money laundering abatement and anti-terrorist financing procedures foreseen in the professional standards issued by the Professional Council in Economic Sciences of the Autonomous City of Buenos Aires.

Autonomous City of Buenos Aires, March 8, 2012

PRICE WATERHOUSE & CO. S.R.L.

(Partner)
C.P.C.E.C.A.B.A T°1 – V°17
Andrés Suarez Public Accountant (UBA) C.P.C.E. City of Buenos Aires T° 245 - V° 61